As filed with the Securities and Exchange Commission on February 12, 2008

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 Julius Baer Americas Inc.*
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	13-6174048
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	330 Madison Ave. New York, NY 10017 (212) 297-3600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard Pell Chief Executive Officer Julius Baer Americas Inc. 330 Madison Ave. New York, NY 10017 (212) 297-3600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
MICHAEL KAPLAN Davis Polk & Wardwell 450 Lexington Ave. New York, NY 10017 (212) 450-4000	CATHERINE CLARKIN JAY CLAYTON Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  __________
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

 CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount Of Registration Fee
Class A common stock, par value $0.001 per share	$1,000,000,000	$39,300

(1)	Includes additional shares of Class A common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

* To be renamed Artio Global Investors Inc. prior to the offering.

The information in this preliminary prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.  Dated February 12, 2008.

Shares

Artio Global Investors Inc.

Class A Common Stock

This is an initial public offering of shares of Class A common stock of Artio Global Investors Inc. All of the shares of Class A common stock included in this offering are being sold by Artio Global Investors Inc.

Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price per share will be between $   and $   . Artio Global Investors Inc. intends to list the Class A common stock on the New York Stock Exchange under the symbol “ART.”

The net proceeds of this offering will be used to redeem an aggregate of              shares of Class C common stock from our parent, Julius Baer Holding Ltd. Following the application of the net proceeds of this offering, Julius Baer Holding Ltd. will have     % of the voting power in Artio Global Investors Inc. through its ownership of the shares of our Class C common stock. Richard Pell, our Chief Executive Officer and Chief Investment Officer, and Rudolph-Riad Younes, our Head of International Equity, whom we refer to as our Principals, will, in the aggregate, have       % of the voting power through their ownership of all of the shares of our Class B common stock and investors that purchase shares of Class A common stock in this offering will have       % of the voting power. Shares of the Class A common stock and Class B common stock each entitle the holder to one vote per share. Shares of Class C common stock entitle the holders to an aggregate vote equal to the greater of (1) the number of votes they would be entitled to on a one-vote per share basis and (2) 20% of the combined voting power of all classes of common stock. Julius Baer Holding Ltd. will enter into a shareholders agreement under which it will agree that, to the extent it has a vote as holder of the Class C common stock greater than that which it would be entitled to on a one-vote per share basis, it will on all matters vote such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock.

See “Risk Factors” on page 14 to read about factors you should consider before buying shares of the Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Artio Global Investors Inc.	$	$

To the extent that the underwriters sell more than            shares of Class A common stock, the underwriters have the option to purchase up to an additional            shares from Artio Global Investors Inc. at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares of Class A common stock against payment in New York, New York on                     , 2008.

Goldman, Sachs & Co.
________________________

Merrill Lynch & Co.

Prospectus dated                     , 2008.

TABLE OF CONTENTS

PROSPECTUS

	Page		Page
Prospectus Summary	1	Regulatory Environment and Compliance	81
Risk Factors	14	Management	83
Special Note Regarding Forward-Looking Statements	27	Relationships and Related Party Transactions	93
Our Structure and Reorganization	28	Principal and Selling Stockholders	98
Use of Proceeds	32	Description of Capital Stock	99
Dividend Policy and Dividends	33	Shares Eligible for Future Sale	104
Capitalization	34	Material U.S. Federal Tax Considerations for Non-U.S.
Dilution	35	Holders of Our Class A Common Stock	106
Unaudited Pro Forma Consolidated Financial Information	37	Underwriting	108
Selected Historical Consolidated Financial Data	44	Validity of Class A Common Stock	112
Management’s Discussion and Analysis of Financial		Experts	112
Condition and Results of Operations	46	Change in Auditors	112
Business	64	Where You Can Find More Information	112
		Index to Consolidated Financial Statements	F-1

Through and including         , 2008 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Except where the context requires otherwise, in this prospectus:

•	“Artio Global Investors Inc.,” the “company,” “we,” “us” and “our” refer to Artio Global Investors Inc. and, unless the context otherwise requires, its subsidiaries including the operating company;

•	“operating company” and “Artio Global Holdings LLC” refer to Artio Global Holdings LLC, our wholly-owned subsidiary through which we conduct our operations; and

•	“parent” and “Julius Baer Holding Ltd.” refer to Julius Baer Holding Ltd., our parent company and sole stockholder prior to the consummation of this offering.

Performance Information Used in This Prospectus

We manage investments through “mutual funds” (which include SEC registered mutual funds such as our Julius Baer International Equity Fund, and offshore funds that are not SEC registered) and other types of accounts. Funds and other accounts that are managed by us with a broadly common investment

i

objective are referred to as being part of the same “strategy.” We measure the results both of our individual funds as well as of “composites” that represent the aggregate performance of client accounts invested in the same general investment strategy. Our composites, which are compliant with the Global Investment Performance Standards (“GIPS”), include, for example “Global Equity” and “Global High Yield.” While we intend to change our name to Artio Global Investors Inc. from Julius Baer Americas Inc. in connection with this offering, our funds will continue to use the Julius Baer brand until         2009, at which time they will begin using the Artio brand.

Throughout this prospectus, we present the annualized returns of our investment strategies on a “gross” and “net” basis, which represent annualized returns before and after payment of fees, respectively. In connection with this presentation, we have also disclosed the returns of certain market indices or “benchmarks” for the comparable period. You should not assume that there is any material overlap between the securities included in the portfolios of our investment strategies during these periods and those that comprise any Russell Index, the Morgan Stanley Capital International EAFE® Index, the Morgan Stanley Capital International AC World ex USA IndexSM ND, the Lehman U.S. Aggregate TR Value Index, the Merrill Lynch 1-10 year U.S. Government/Corporate Index, the Morgan Stanley Capital International All Country World Index or the S&P 500® Index referred to in this prospectus. It is not possible to invest directly in any of the indices described above. The returns of these indices, as presented in this prospectus, have not been reduced by fees and expenses associated with investing in securities, but do include the reinvestment of dividends.

Each Russell Index referred to in this prospectus is a registered trademark or trade name of The Frank Russell Company. The Frank Russell Company is the owner of all copyrights relating to these indices and is the source of the performance statistics of these indices that are referred to in this prospectus.

The Morgan Stanley Capital International EAFE® Index, which we refer to as the MSCI EAFE® Index, is a trademark of MSCI Inc. The Morgan Stanley Capital International AC World ex USA IndexSM ND, which we refer to as the MSCI AC World ex USA IndexSM ND, is a service mark of MSCI Inc. MSCI Inc. is the owner of all copyrights relating to these indices and is the source of the performance statistics of these indices that are referred to in this prospectus.

We refer to the Lehman U.S. Aggregate TR Value Index as the Lehman Brothers U.S. Aggregate Index. Lehman Brothers is the source of the performance statistics of this index that are referred to in this prospectus.

The S&P 500® Index is a registered trademark of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which is the owner of all copyrights relating to this index and the source of the performance statistics of this index that are referred to in this prospectus.

In this prospectus we present Morningstar, Inc. (“Morningstar”) and Lipper Analytical Services, Inc. (“Lipper”) ratings for our SEC registered mutual funds. The Morningstar ratings refer to the ratings by Morningstar of the Class A and Class I shares of our SEC registered mutual funds and are based on a five-star scale. The Lipper ratings refer to the ratings by Lipper of the Class I shares of our SEC registered mutual funds and are based on a percentile. Morningstar and Lipper provide independent, third party ratings using their own defined methodologies.

Unless we tell you otherwise, all performance information that we present, including assets under management, relate to the operations that are part of our company as of the time of this offering. In previous years, our company conducted certain businesses that are no longer part of our continuing operations, which we refer to as “legacy” or “discontinued” businesses. For a description of these businesses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In most cases, those businesses are considered discontinued operations in our financial statements. In order to make the information comparable, we present performance information exclusive of such legacy businesses, unless otherwise indicated.

ii

Any discrepancies in any table included in this prospectus between totals and the sums of the amounts listed are due to rounding.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” section and our historical consolidated financial statements, and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this prospectus.

Our Business

We are an asset management company that provides investment management services to institutional and mutual fund clients. We are best known for our International Equity strategies, which represented 92% of our assets under management as of September 30, 2007. We also offer a broad range of other investment strategies, including Global High Grade Fixed Income, Global High Yield and Global Equity. As of September 30, 2007, all of these strategies had outperformed their benchmarks since inception and all of our mutual fund share classes that are rated by Morningstar carried either a 4-star or 5-star rating. In 2006, we further expanded our investment offerings by launching a series of U.S. equity strategies. Our superior investment performance has enabled us to attract a diverse group of clients and to increase our assets under management from $2.9 billion as of December 31, 2002 to $73.2 billion as of September 30, 2007, representing a compound annual growth rate, or CAGR, of 97%. We believe that our record of investment excellence and range of investment strategies position us well for continued growth.

Our primary business objective is to consistently generate superior investment returns for our clients. We manage our investment portfolios based on a philosophy of style-agnostic investing across a broad range of opportunities, focusing on macro-economic factors and broad-based global investment themes. We also emphasize fundamental research and analysis in order to identify specific investment opportunities and capitalize on price inefficiencies. We believe that the depth and breadth of the intellectual capital and experience of our investment professionals, together with this investment philosophy and approach, have been the key drivers of the strong returns we have generated over the past decade. As an organization, our resources are concentrated on meeting our clients’ investment objectives and we seek to outsource, whenever appropriate, support functions to industry leaders thereby allowing us to focus our business on the areas where we believe we can add the most value.

Our distribution efforts have targeted intermediated distribution sources with long-term investment horizons, such as pension consultants, broker dealers, and registered investment advisors, or RIAs, that can be serviced with a relatively small group of sales and service professionals. As of September 30, 2007, we provided investment management services to a broad and diversified spectrum of over 750 institutional clients, including some of the world’s leading corporations, public and private pension funds, endowments and foundations and major financial institutions through our separate accounts, commingled funds and mutual funds. We also managed assets for approximately 500,000 mutual fund shareholders through SEC-registered Julius Baer Investment Funds.

In the mid-1990’s, our Principals assumed responsibility for managing our flagship International Equity strategy. In the years that followed, our superior performance began to attract attention from third parties such as Morningstar, which awarded a 5-star rating to the Julius Baer International Equity Fund in 1999. As a result, our assets under management from sources outside of Bank Julius Baer & Co. Ltd. began to grow.

Competitive Strengths

We believe our success as an investment management company is based on the following competitive strengths:

•  Superior and Consistent Investment Performance. We have a well-established track record of achieving superior investment returns across our key investment strategies relative to our competitors and the relevant benchmarks. Our largest institutional composite, the Institutional International Equity I composite, has outperformed its benchmark, the MSCI AC World ex USA IndexSM ND, by 10.2% on an annualized basis since its inception in 1995 though September 30, 2007 (calculated on a gross basis before payment of fees). As of September 30, 2007, each of our next four largest strategies had also outperformed their benchmarks since inception and all of the share classes of our mutual funds rated by Morningstar carried either a 4-star or 5-star rating.

•  Experienced and Loyal Investment Professionals and Management Team. We have an investment-centric culture that has enabled us to maintain a consistent investment philosophy and to attract and retain world-class professionals. Our current team of lead portfolio managers has approximately 17 years of average industry experience among them and our team of senior managers (including marketing and sales directors and client service managers) has approximately 18 years of average industry experience.

•  Leading Position in International Equity. We have a leading position in international equity investment management and our strategies have attracted a disproportionate share of net asset flows in both the institutional and mutual fund markets in recent years. As of December 31, 2006, we ranked as the 10th largest manager of international accounts for U.S. tax-exempt institutional clients and, as of September 30, 2007, we ranked as the 10th largest manager of non-U.S. equity mutual funds in the United States, according to Callan Associates and Strategic Insight, respectively. We believe that we are well-positioned to take advantage of opportunities in this attractive asset class over the next several years.

•  Strong Track Records in Other Investment Strategies. In addition to our leading position in international equity, we enjoy strong long-term track records in several of our other key strategies. Our Total Return Bond Fund ranked in the 1st quartile of its Lipper universe since inception, as of September 30, 2007. Our Global High Income Fund carried a Morningstar 5-star rating on both of its share classes and was ranked in the top decile of its Lipper universe over the one- and three- year periods and since inception, as of September 30, 2007. Our Global Equity Fund ranked in the 1st quartile of its Lipper universe since inception, as of September 30, 2007.

•  Effective and Diverse Distribution in both Institutional and Retail Segments. We have developed strong relationships with most of the major pension and industry consulting firms, which have allowed us to access a broad range of institutional clients. As of September 30, 2007, we provided investment management services to over 750 institutional clients invested in separate accounts, commingled funds or mutual funds. We access retail investors through our relationships with intermediaries such as RIAs and broker dealers as well as through mutual fund platforms and sub-advisory relationships. We believe that the diversification of our assets under management among each of these distribution sources provides significant opportunities to drive growth.

•  Consistently Strong Organic Growth in Assets Under Management. In the period from December 31, 2002 through September 30, 2007, our assets under management grew from $2.9 billion to $73.2 billion, representing a CAGR of 97%. While both general market appreciation and our record of outperforming the relevant benchmarks contributed directly to this growth, the growth was primarily attributable to an increase in net client cash flows, which we define as the amount by which client additions to new and existing accounts exceed withdrawals from client accounts. In fact, in every year during that period, we generated significant positive net client cash flows, including $10.8 billion of net client cash flows during the nine months ended September 30, 2007.

•  Focused Business Model. Our business model is designed to focus the vast majority of our resources on meeting our clients’ investment objectives. Accordingly, we take internal ownership of the aspects of our operations that directly influence the investment process and our client relationships while seeking to outsource, whenever appropriate, support functions, including middle- and back-office activities, to industry leaders to allow us to focus our efforts where we believe we can add the most value. This approach has resulted in an efficient and streamlined operating model, generating increasing operating margins as our revenues have grown.

Strategy

We seek to achieve consistent and superior long-term investment performance for our clients. Our strategy for continued success and future growth is guided by the following principles:

•  Continue to Capitalize on our Strong Position in International Equity. We expect to continue to grow our international equity assets under management. Our International Equity II strategy, launched in March 2005 as a successor strategy to our flagship International Equity I strategy, has produced attractive investment returns and grown to $23.4 billion in assets under management in only two and a half years (as of September 30, 2007). We believe we have the capacity to handle substantial additional assets within our International Equity II strategy.

•  Grow our other Investment Strategies. Historically, we have concentrated our distribution efforts primarily on our flagship International Equity strategies. Recently, we have focused on expanding and growing our other strategies, including our Global High Grade Fixed Income, Global High Yield and Global Equity strategies and we have experienced significant growth in our assets under management in those strategies as a result. We also intend to continue to initiate new offerings in other asset classes where we believe our investment professionals have the potential to produce attractive risk-adjusted returns.

•  Expand into Alternative Investments. We are expanding into alternative investments, which we view as a complementary extension of our current investment capabilities, by developing hedge fund and private equity offerings. Our hedge fund offerings will include a vehicle designed to exploit the low correlation of excess returns across our various traditional strategies. Our private equity effort will focus on opportunities in Central and Eastern Europe, leveraging our knowledge of local economic development in those areas.

•  Further Extend our Distribution Capabilities. We continue to focus on expanding our distribution capabilities into those markets and client segments where we see demand for our product offerings and which we believe are consistent with our philosophy of focusing on buyers who display institutional buying behavior through their selection process and due diligence. In the future, as we develop new alternative investment offerings, we plan to enhance coverage of those client segments that typically make higher allocations to hedge funds and private equity, such as endowments, foundations and family offices.

•  Maintain a Disciplined Approach to Growth. We are an investment-centric firm that focuses on the delivery of superior long-term investment returns for our clients through the application of our established investment processes and risk management discipline. While we have generated significant growth in our assets under management over the past few years, we have continued to develop a broader range of investment offerings. We are focused on long-term success and we will only pursue expansion opportunities that are consistent with our operating philosophy. This philosophy requires that:

o  each new investment strategy and offering must provide the potential for attractive risk-adjusted returns for new clients without negatively affecting return prospects for existing clients;

o  new client segments or distribution sources must value our approach and be willing to appropriately compensate us for our services; and

o  new product offerings and client segments must be consistent with the broad investment mission and not alter the investment-centric nature of our firm's culture.

•  Continue to Focus on Risk Management. We manage risk at multiple levels throughout the organization, including directly by the portfolio manager, at the Chief Investment Officer level, among a dedicated risk management group and within the legal and compliance department. Our approach to managing portfolio-level risk is not designed to avoid taking risks, but to ensure that the risks we choose to take are rewarded with return opportunities appropriate for those risks. This approach to managing portfolio-level risk has contributed significantly to our superior investment performance and will continue to be an integral component of our investment processes.

 Our Structure and Reorganization

The diagram below depicts our organizational structure immediately after the consummation of this offering and related transactions.

We conduct all of our operations through Artio Global Holdings LLC, our operating company, which holds our ownership interest in Artio Global Management LLC (the entity which conducts the majority of our business activities) and certain other entities that will engage in our proposed alternative investment activities. Immediately prior to this offering, we will amend and restate the operating company’s limited liability company agreement, or operating agreement, to convert the current multiple−class structure of the operating company into a single new class of units called “New Class A Units,” approximately 70% of which will be issued to us and approximately 30% of which, in the aggregate, will be issued to our

Principals, consistent with the respective interests in the operating company prior to this offering. Upon completion of this offering, there will be approximately      New Class A Units issued and outstanding.

We will also amend and restate our certificate of incorporation to authorize three classes of common stock, i.e., Class A common stock, Class B common stock and Class C common stock. Julius Baer Holding Ltd., our parent and existing shareholder immediately prior to this offering, will receive         shares of Class C common stock, representing all of the issued and outstanding shares of our common stock, which will have economic rights equal to the economic rights of the Class A common stock and will have an aggregate vote equal to the greater of (1) the number of votes they would be entitled to on a one-vote per share basis and (2) 20% of the combined voting power of all classes of common stock. Prior to this offering, Julius Baer Holding Ltd. also will enter into a shareholders agreement under which it will agree that, to the extent it has voting power as holder of the Class C common stock in excess of that which it would be entitled to on a one-vote per share basis, it will on all matters vote the shares representing such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock. If Julius Baer Holding Ltd. transfers any shares of Class C common stock to anyone other than any of its subsidiaries, such shares will automatically convert into shares of Class A common stock. In addition, on the second anniversary of the completion of this offering, the Class C common stock will automatically convert into Class A common stock. We will issue shares of Class C common stock to Julius Baer Holding Ltd. in order that, when selling the remainder of its holding, it can avail itself of certain Swiss tax exemptions that require it to have voting rights equal to over 20% of the combined voting power of the common stock. All of our shares of Class B common stock will be issued to the Principals, in an amount equal to the number of New Class A Units held by the Principals. Class B common stock will entitle holders to one vote per share but will have no economic rights.

In connection with the closing of this offering, we will enter into an exchange agreement with the Principals under which, subject to certain exchange and other restrictions, including notice requirements, from time to time, the Principals and certain permitted transferees will have the right to exchange their New Class A Units for shares of Class A common stock on a one−for−one basis. The exchange agreement will generally permit the Principals to exchange 20% of the New Class A Units that they own at the time of this offering after the first anniversary of the pricing of this offering and a further 20% of the New Class A Units that they own at the time of this offering after each of the next four anniversaries and includes certain non-compete restrictions applicable to the Principals. See “Our Structure and Reorganization” and “Relationships and Related Party Transactions—Exchange Agreement.”

We also intend to enter into an agreement with the Principals that will provide for the payment by us to the Principals of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we realize from the increase in tax basis in our proportionate share of the operating company’s assets that we receive as a result of the exchanges referred to above. See “Our Structure and Reorganization” and “Relationships and Related Party Transactions—Tax Receivable Agreement.”

We will enter into a transition services agreement with our parent, Julius Baer Holding Ltd., pursuant to which Julius Baer Holding Ltd. will continue to provide us with a limited number of services for a transitional period of up to one year following this offering. See “Relationships and Related Party Transactions—Transition Services Agreement.”

We refer throughout this prospectus to the amendment to the operating company’s operating agreement, the amendment to our certificate of incorporation and to the entry into the agreements discussed above as the “reorganization transactions.”

Our Corporate Information

Our headquarters are located at 330 Madison Ave, New York, NY 10017. Our telephone number at the address is (212) 297-3600 and our website address is        . Information contained on our website is not part of this prospectus. Artio Global Investors Inc. was incorporated on November 21, 1962 in Delaware.

THE OFFERING

Class A common stock we are offering	shares of Class A common stock.

Class A common stock to be outstanding immediately after this offering shares of Class A common stock. If all holders of New Class A Units immediately after this offering and the reorganization were entitled, and they elected, to exchange them for shares of our Class A common stock and all shares of Class C common stock were converted into shares of Class A common stock,                   shares of Class A common stock would be outstanding immediately after this offering.

Class B common stock to be outstanding immediately after this offering shares of Class B common stock. Shares of our Class B common stock have voting but no economic rights and will be issued in connection with, and in equal proportion to, the number of New Class A Units issued in the reorganization to the Principals. When a New Class A Unit is exchanged for a share of Class A common stock, the corresponding share of Class B common stock will be cancelled. See “Relationships and Related Party Transactions—Exchange Agreement.”

Class C common stock to be outstanding immediately after this offering shares of Class C common stock.  Shares of Class C common stock will have economic rights equal to the economic rights of the Class A common stock. If Julius Baer Holding Ltd. transfers any shares of Class C common stock to anyone other than any of its subsidiaries, such shares will automatically convert into shares of Class A common stock. In addition, on the second anniversary of this offering, the Class C common stock will automatically convert into Class A common stock.

Voting rights
One vote per share of Class A common stock and Class B common stock. Shares of Class C common stock will have an aggregate vote equal to the greater of (1) the number of votes they would be entitled to on a one-vote per share basis and (2) 20% of the combined voting power of all classes of common stock. Julius Baer Holding Ltd. will enter into a shareholders agreement under which it will agree that, to the extent it has voting power as holder of the Class C common stock in excess of that which it would be entitled to on a one-vote per share basis, it will on all matters vote the shares representing such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock. Under this shareholders agreement, as long as Julius Baer Holding Ltd. maintains an ownership interest of at least 10% in us, it will be entitled to appoint a member to our board of directors.

Use of proceeds
We estimate that the net proceeds from the sale of shares of our Class A common stock  by us in this offering will be approximately $      billion, or approximately $      billion if the underwriters exercise their option to purchase additional shares of Class A common stock in full, based on an assumed initial public offering price of $     per share (the mid-point of the price range set forth on the cover of this prospectus), in each case after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to redeem an aggregate of       shares of Class C common stock from our parent, Julius Baer Holding Ltd., and will not retain any of the net proceeds.

Dividend policy
Following this offering, we intend to pay quarterly cash dividends. We expect that our first dividend will be paid in the        quarter of 2008 and will be $        per share of our Class A common stock and Class C common stock.

The declaration and payment of any future dividends will be at the sole discretion of our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual future earnings, cash flow and capital requirements and the amount of distributions to us from the operating company. See “Dividend Policy and Dividends.”

As a holding company, we will have no material assets other than our ownership of New Class A Units of the operating company and, accordingly, will depend on distributions from our operating company to fund any dividends we may pay. We intend to cause the operating company to make distributions to us with available cash generated from its operations in an amount sufficient to cover dividends, if any, declared by us. If the operating company makes such distributions, the other holders of New Class A Units will be entitled to receive equivalent distributions on a pro rata basis.

Risk Factors	The “Risk Factors” section included in this prospectus contains a discussion of factors that you should carefully consider before deciding to invest in shares of our Class A common stock.

New York Stock Exchange symbol	“ART”

The number of shares of Class A common stock outstanding immediately after this offering excludes:

•
          shares of Class A common stock reserved for issuance upon the exchange of the       New Class A Units held by the Principals and       shares of Class A common stock reserved for issuance upon the transfer of the Class C common stock held by our parent, in each case that will be outstanding immediately after this offering; and

•	shares of Class A common stock reserved for issuance under our equity incentive plans.

Unless otherwise indicated in this prospectus, all information in this prospectus assumes that shares of our Class A common stock will be sold at $       per share (the mid-point of the price range set forth on the cover of this prospectus) and no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

SUMMARY SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The following tables set forth the summary historical and pro forma consolidated financial and other data as of the dates and for the periods indicated. The summary of selected Statement of Income and Statement of Financial Position data has been derived from our audited consolidated financial statements for the years ended December 31, 2004, 2005 and 2006 and unaudited consolidated financial statements for the nine months ended September 30, 2006 and 2007, included elsewhere in the prospectus.

The unaudited pro forma consolidated financial data gives effect to all of the transactions described under “Unaudited Pro Forma Consolidated Financial Information,” including the incurrence of debt by the operating company prior to this offering, the reorganization transactions and this offering.

You should read the summary selected historical and pro forma consolidated financial and other data in conjunction with “Our Structure and Reorganization,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical consolidated financial statements and related notes and the unaudited pro forma financial statements and related notes included elsewhere in this prospectus.

	Historical					Pro Forma
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31,		Nine Months Ended September 30,
	2004	2005	2006	2006	2007	2006		2007
	(in thousands, except share and per share data)
Statement of Income Data:
Revenue
Investment management fees	$106,282	$201,285	$300,536	$214,913	$321,340	$		$
Foreign exchange trading gains		1,352	9,165	7,103	7,407
Interest income	456	1,659	3,169	1,941	5,227
Net gain (loss) on marketable securities and other	4	(278)	294	(10)	133
Total revenues	106,742	204,018	313,164	223,947	334,107
Expenses
Employee compensation and benefits
Salaries, bonuses and benefits	32,864	53,457	74,730	56,278	70,847
Allocations of profits interests to our Principals	12,359	33,748	53,410	37,933	60,893		—		—
Change in redemption value to our Principals’ membership interests	—	23,557	46,932	33,376	59,404		—		—
Total employee compensation and benefits	45,223	110,762	175,072	127,587	191,144
Interest expense	—	—	—	—	—
Marketing and distribution	7,026	12,162	20,231	14,640	17,696
General and administrative	24,498	28,137	33,978	23,438	33,567
Total expenses	76,747	151,061	229,281	165,665	242,407
Income from continuing operations before income tax expense and minority interests	29,995	52,957	83,883	58,282	91,700
Income tax expense	13,617	24,213	39,413	27,563	43,113
Income from continuing operations before minority interests	16,378	28,744	44,470	30,719	48,587
Income (loss) from discontinued operations, net of taxes	(3,396)	(2,637)	304	(112)	—
Income before minority interests	12,982	26,107	44,774	30,607	48,587
Minority interests	—	—	—	—	—
Net income	$12,982	$26,107	$44,774	$30,607	$48,587	$		$

Historical					Pro Forma
Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31,	Nine Months Ended September 30,
2004	2005	2006	2006	2007	2006	2007
(in thousands, except share and per share data)

Basic and diluted net income per share from continuing operations before minority interests	$4,094	$7,186	$11,117	$7,680	$12,147	$	$
Basic and diluted net income (loss) per share from discontinued operations, net of taxes	(849)	(659)	76	(28)	—
Basic and diluted net income per share	3,245	6,527	11,193	7,652	12,147
Cash dividends declared per share	—	7,500	—	—	15,000
Weighted average shares used in basic and diluted net income per share	4,000	4,000	4,000	4,000	4,000

	As of December 31,		As of September 30, 2007
	2005	2006	Historical	Pro Forma
	(in thousands)
Statement of Financial Position Data:
Cash and cash equivalents	$16,931	$61,055	$72,455	$
Assets of discontinued operations(1)	19,961	1,026	—
Total assets	121,214	244,704	294,887
Accrued compensation and benefits	70,943	140,551	205,870
Liabilities of discontinued operations(1)	4,604	—	—
Long-term debt	—	—	—
Total liabilities	85,104	163,820	225,082
Total stockholders’ equity	$36,110	$80,884	$69,805	$

(1)
Discontinued operations include the former broker-dealer activities of our company.  Our foreign exchange activities were distributed to our parent in December 2007.  Beginning with our fiscal 2007 financial statements, these activities will also be reflected in discontinued operations.  See note 11 to our consolidated financial statements included elsewhere in this prospectus.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—General.”

	Year Ended December 31,		Nine Months Ended September 30,
	2005	2006	2006	2007
	(in millions)
Selected Unaudited Operating Data:
Assets under management (excluding legacy activities)(1)	$34,850	$53,486	$45,533	$73,242
Net client cash flows (excluding legacy activities)(2)	8,633	7,582	5,143	10,760
Market appreciation (excluding legacy activities)(3)	4,635	11,054	5,540	8,996

(1)	Reflects the amount of money our clients have invested in our strategies as of the period-end date.

(2)	Reflects the amount of money invested by clients in our strategies during the period, net of outflows and excluding appreciation due to changes in market value.

(3)	Represents the appreciation of the value of assets under our management during the period due to market performance and fluctuations in exchange rates.

RISK FACTORS

You should carefully consider each of the risks below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our Class A common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be negatively affected, the market price of your shares could decline and you could lose all or part of your investment.

Risks Related to Our Business

The loss of either of our Principals or other key investment professionals or members of our senior management team could have a material adverse effect on our business. Our ability to attract and retain qualified investment professionals is critical to our success.

We depend on the skills and expertise of qualified investment professionals and our success depends on our ability to retain the key members of our investment team and to attract new qualified investment professionals. In particular, we depend on our Principals, who were the architects of our International Equity strategies. Our Principals, as well as other key members of our investment team, possess substantial experience in investing and have developed strong relationships with our clients. The loss of either of our Principals or any of our other key investment professionals could limit our ability to successfully execute our business strategy and may prevent us from sustaining the performance of our investment strategies or adversely affect our ability to retain existing and attract new client assets. In addition, our investment professionals and senior marketing personnel have direct contact with our institutional separate account clients and their consultants, and with key individuals within each of our other distribution sources and the loss of these personnel could jeopardize those relationships and result in the loss of such accounts. We do not carry any “key man” insurance that would provide us with proceeds in the event of the death or disability of our Principals or other key members of our investment team.

We also anticipate that it will be necessary for us to hire additional investment professionals as we further diversify our investment products and strategies. Competition for employees with the necessary qualifications is intense and we may not be successful in our efforts to recruit and retain the required personnel. Our ability to retain and attract these personnel will depend heavily on the amount of compensation we offer. Compensation levels in the investment management industry are highly competitive and can fluctuate significantly from year to year. Consequently, our profitability could decline as we compete for personnel. An inability to recruit and retain qualified personnel could affect our ability to provide acceptable levels of service to our clients and funds and hinder our ability to attract new clients and investors to our strategies, each of which could have a material adverse effect on our business.

If our investment strategies perform poorly, clients could withdraw their funds and we could suffer a decline in assets under management which would reduce our earnings.

The performance of our investment strategies is critical in retaining existing clients as well as attracting new clients. If our investment strategies perform poorly for any reason, our earnings could be reduced because:

•	our existing clients may withdraw their funds from our investment strategies, which would cause the revenues that we generate from investment management fees to decline;

•	our Morningstar and Lipper ratings may decline, which may adversely impact the ability of our funds to attract new or retain existing assets;

•
third-party financial intermediaries, advisors or consultants may rate our investment products poorly, which may lead our existing clients to withdraw funds from our investment strategies or to the reduction of asset inflows from these third parties or their clients; or

•
the mutual funds and other investment funds that we advise or sub-advise may decide not to renew or to terminate the agreements pursuant to which we advise or sub-advise them and we may not be able to replace these relationships.

Our investment strategies can perform poorly for a number of reasons, including general market conditions and investment decisions that we make. In addition, while we seek to deliver long-term value to our clients, short-term volatility may lead to under-performance in the near-term, which could impair our earnings. In contrast, when our strategies experience strong results, clients’ allocations to our strategies may increase by relative market appreciation and we could suffer withdrawals as our clients rebalance their investments to fit their asset allocation preferences.

The historical returns of our existing investment strategies may not be indicative of their future results or of the investment strategies we are in the process of developing.

We have presented the historical returns of our existing investment strategies under “Business—Investment Strategies and Performance.” The historical returns of our strategies and the rankings we have received in the past should not be considered indicative of the future results that should be expected from these strategies or from any other strategies that we may be in the process of developing. Our strategies’ returns have benefited from investment opportunities and general economic and market conditions that may not repeat themselves, and there can be no assurance that we will be able to identify and invest in profitable investment opportunities in the future within our current or future strategies.

Most of our investment strategies consist of investments in the securities of issuers located outside of the United States, which may involve foreign currency exchange, tax, political, social and economic uncertainties and risks.

As of September 30, 2007, over 90% of our assets under management across our investment strategies were invested in strategies that primarily invest in securities of companies located outside the United States. Fluctuations in foreign currency exchange rates could negatively impact the portfolios of our clients who are invested in these strategies. In addition, an increase in the value of the U.S. dollar relative to non-U.S. currencies may result in a decrease in the U.S. dollar value of our assets under management, which, in turn, could result in lower U.S.-dollar denominated revenue.

Investments in non-U.S. issuers may also be affected by tax positions taken in countries or regions in which we are invested as well as political, social and economic uncertainty. Many financial markets are not as developed, or as efficient, as the U.S. financial market, and, as a result, liquidity may be reduced and price volatility may be higher. Liquidity may also be adversely affected by political or economic events within a particular country. In addition, the legal and regulatory environments, including financial accounting standards and practices, may also be different, and there may be less publicly available information in respect of such companies. These risks could adversely impact the performance of our strategies that are invested in securities of non-U.S. issuers.

We derive a substantial portion of our revenues from a limited number of our products.

As of September 30, 2007, over 90% of our assets under management were concentrated in the International Equity I and International Equity II strategies, and 97% of our investment management fees for the nine months ended September 30, 2007 were attributable to fees earned from those strategies. As a result, our operating results are substantially dependent upon the performance of those strategies and our ability to attract positive net client flows into those strategies. In addition, our smaller strategies, due to their size, may not be able to generate sufficient fees to cover their expenses. If a significant portion of the investors in either the International Equity I or International Equity II strategies decided to withdraw their investments or terminate their investment management agreements for any reason, including poor investment performance or adverse market conditions, our revenues from those strategies would decline and it could have a material adverse effect on our earnings.

We derive substantially all of our revenues from contracts that may be terminated on short notice.

We derive substantially all of our revenues from investment advisory and sub-advisory agreements that are generally terminable upon short notice. Our investment management agreements with mutual funds, as required by law, are generally terminable by the funds’ board of directors or a vote of the majority of the funds’ outstanding voting securities on not more than 60 days’ written notice. After an initial term, each fund’s investment management agreement must be approved and renewed annually by the independent members of such fund’s board of directors. Our sub-advisory agreements are generally terminable on not more than 60 days’ notice. These investment management agreements may be terminated or not renewed for any number of reasons. The decrease in revenues that could result from the termination of a material contract could have a material adverse effect on our business.

We depend on third-party distribution sources to market our investment strategies and access our client base.

Our ability to grow our assets under management is highly dependent on access to third-party intermediaries, including RIAs and broker dealers. We also provide our services to retail clients through mutual fund platforms and sub-advisory relationships. As of September 30, 2007, our largest mutual fund platform represented 11.0% of our total assets under management, our largest intermediary accounted for 6.2% of our total assets under management and our largest sub-advisory relationship represented 4.1% of our total assets under management. We cannot assure you that these sources and client bases will continue to be accessible to us on commercially reasonable terms, or at all. The inability to have such access could have a material adverse effect on our earnings. Our institutional separate account business is highly dependent upon referrals from pension fund consultants. Many of these consultants review and evaluate our products and our organization from time to time. Poor reviews or evaluations of either the particular product or of us may result in client withdrawals or may impact our ability to attract new assets through these intermediaries. As of September 30, 2007, the consultant advising the largest portion of our client assets under management represented 3.2% of our assets under management.

The significant growth we have experienced over the past five years may be difficult to sustain.

Our assets under management have increased from approximately $2.9 billion as of December 31, 2002 to approximately $73.2 billion as of September 30, 2007. This significant growth may be difficult to sustain. The continued growth of our business will depend on, among other things, our ability to devote sufficient resources to maintaining existing investment strategies and developing new investment strategies, our success in producing attractive returns from our investment strategies, our ability to extend our distribution capabilities, our ability to deal with changing market conditions, our ability to maintain adequate financial and business controls and our ability to comply with legal and regulatory requirements arising in response to the increased sophistication of the investment management market. In addition, the growth in our assets under management since December 31, 2002 has benefited from a general depreciation of the U.S. dollar relative to many of the currencies in which we invest and such currency trends may not continue. If we believe that in order to continue to produce attractive returns from our investment strategies we should close certain of those strategies to new investors, we may chose to do so. In addition, we expect there to be significant demand on our infrastructure and investment team and we cannot assure you that we will be able to manage our growing business effectively or that we will be able to sustain the level of growth we have achieved historically, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

Our failure to comply with guidelines set by our clients and the boards of mutual funds could result in damage awards against us and a loss of assets under management, either of which could cause our earnings to decline.

As an investment advisor, we have a fiduciary duty to our clients. When clients retain us to manage assets on their behalf, they may specify certain guidelines regarding investment allocation and strategy that we are required to follow in the management of their portfolios. In addition, the boards of mutual funds we manage may establish similar guidelines regarding the investment of assets in those funds. We are also required to invest the mutual funds’ assets in accordance with limitations under the Investment Company Act of 1940, as amended and applicable provisions of the Internal Revenue Code of 1986, as amended. Our failure to comply with these guidelines and other limitations could result in losses to a client or an investor in a fund, as the case may be, who could seek to recover damages from us or could result in the client withdrawing its assets from our management or the fund terminating our management agreement. Any of these events could harm our reputation and cause our earnings to decline.

We outsource a number of services to third-party vendors and if they fail to perform properly, we may suffer financial loss and liability to our clients.

As an organization, we have developed a business model that is primarily focused on our investment strategies and we seek to outsource, whenever appropriate, support functions. The services we outsource include middle- and back-office activities such as trade confirmation, trade settlement, custodian reconciliations and client reporting services as well as our front-end trading system and data center, data replication, file transmission, secure remote access and disaster recovery services. The ability of the third-party vendors to perform their functions properly is highly dependent on their communication, information and computer systems and on the proper functioning of these systems. If the communication, information or computer systems of the third-party vendors do not function properly, or if the third-party vendors fail to perform their services properly or choose to discontinue providing services to us for any reason, or if we are unable to renew any of our key contracts (which expire at various times in 2008 through 2009), on similar terms, or at all, it could cause our earnings to decline or we could suffer financial losses, business disruption, liability to clients, regulatory intervention or damage to our reputation.

A change of control of our company could result in termination of our investment advisory agreements.

Under the Investment Company Act of 1940, as amended, each of the investment advisory agreements for the Securities and Exchange Commission, or SEC, registered mutual funds that our subsidiary, Artio Global Management LLC, advises automatically terminates in the event of an assignment and each fund’s board and shareholders must approve a new agreement in order for our subsidiary to continue to act as its advisor. In addition, under the Investment Advisers Act of 1940, as amended, each of the investment advisory agreements for the separate accounts we manage may not be “assigned” without the consent of the client.

An assignment of our subsidiary’s investment management agreements may occur if, among other things, our operating company undergoes a change of control. If such an assignment occurs, we cannot be certain that our operating company will be able to obtain the necessary approvals from the boards and shareholders of the SEC registered funds that it advises, or the necessary consents from clients whose funds are managed pursuant to separate accounts. Under the Investment Company Act of 1940, as amended, if an SEC registered fund’s investment advisor engages in a transaction that results in the assignment of its investment management agreement with the fund, the advisor may not impose an “unfair burden” on that fund as a result of the transaction for a two-year period after the transaction is completed. It is expected that this offering will constitute a change of control for purposes of the Investment Company Act of 1940, as amended. We expect to obtain all necessary approvals before this offering, but will be subject to the limits on “unfair burdens” for the next two years which could be adverse to our interests.

Operational risks may disrupt our business, result in losses or limit our growth.

We are heavily dependent on the capacity and reliability of the technology systems supporting our operations, whether owned and operated by us or by third parties. Operational risks such as trading errors or interruption of our financial, accounting, trading, compliance and other data processing systems, whether caused by fire, other natural disaster, power or telecommunications failure, act of terrorism or war or otherwise, could result in a disruption of our business, liability to clients, regulatory intervention or reputational damage, and thus materially adversely affect our business. Insurance and other safeguards might only partially reimburse us for our losses. Although we have back-up systems in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate. The inability of our systems to accommodate an increasing volume of transactions also could constrain our ability to expand our businesses. Additionally, any upgrades or expansions to our operations and/or technology may require significant expenditures and may increase the probability that we will suffer system degradations and failures. We also depend on our headquarters in New York City, where a majority of our employees are located, for the continued operation of our business. Any significant disruption to our headquarters could have a material adverse effect on us.

Employee misconduct could expose us to significant legal liability and reputational harm.

We are vulnerable to reputational harm as we operate in an industry where integrity and the confidence of our clients are of critical importance. There is a risk that our employees could engage in misconduct that adversely affects our business. For example, if an employee were to engage in illegal or suspicious activities, we could be subject to regulatory sanctions and suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities), financial position, client relationships and ability to attract new clients. Our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. Misconduct by our employees, or even unsubstantiated allegations, could result in an adverse effect on our reputation and our business.

If our techniques for managing risk are ineffective, we may be exposed to material unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. While we believe that our disciplined approach to risk management helps us manage the risks in our business, our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses that could have a material adverse effect on our financial condition or operating results. Additionally, we could be subject to litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks in client portfolios may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in those portfolios or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause portfolio losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses in the value of client portfolios and therefore a reduction in our revenues.

Our failure to adequately address conflicts of interest could damage our reputation and materially adversely affect our business.

As we have expanded the scope of our business, we increasingly confront potential, perceived or actual conflicts of interest relating to our existing and future investment activities. For example, certain of our strategies have overlapping investment objectives and potential conflicts of interest may arise with respect to our decisions regarding how to allocate investment opportunities among those strategies. In addition, investors (or holders of our Class A common stock) may perceive conflicts of interest regarding investment decisions for strategies in which our investment professionals, who have and may continue to make significant personal investments, are personally invested. It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction, litigation or regulatory enforcement actions.

Adequately addressing conflicts of interest is complex and difficult and we could suffer significant reputational harm if we fail, or appear to fail, to adequately address potential, perceived or actual conflicts of interest.

Our business depends on strong brand recognition and, if we are not successful in our rebranding efforts as a result of our change in name, our business could be materially affected.

In connection with this offering, we will change our name from Julius Baer Americas Inc. to Artio Global Investors Inc. Under the terms of the transition services agreement, continued use of the Julius Baer brand will only be permitted in a limited form and for a transitional period of up to one year following this offering and the transition to our new name will occur rapidly. The impact of the change in our name on our business cannot be fully predicted, and the lack of an established brand image for the new name in the marketplace may cause a disruption in sales and adversely affect our business. If the rebranding effort is not accepted by our clients, creates confusion in the market, or if there are negative connotations associated with our new name that we cannot successfully address, our business may be adversely affected.

As part of our rebranding, we may be required to devote a substantial amount of time and resources to reestablish our identity. We have no significant experience in the type of marketing that will be required to reestablish our identity and we cannot assure you that these efforts will be successful.

Our use of leverage to fund a pre-offering distribution to certain of our members may expose us to substantial risks.

Prior to this offering, our operating company intends to incur $         of indebtedness in order to fund the payment of a one-time distribution to us (which we will use to fund a dividend to Julius Baer Holding Ltd.) and the Principals. This leverage will expose us to the typical risks associated with the use of substantial leverage. Increased leverage makes it more difficult for us to withstand adverse economic conditions or business plan variances, to take advantage of new business opportunities, or to make necessary capital expenditures. A substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes. Any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations. Our level of indebtedness may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

We are subject to risks relating to our new initiatives which may adversely affect our growth strategy and business.

A key component of our growth strategy is to focus on building our business for the long-term. Consistent with this strategy, we are in the process of developing a private equity effort to invest in Central and Eastern Europe and a series of hedge fund strategies. These new initiatives will be subject to numerous risks, some unknown and some known, which may be different from and in addition to the risks we face in our existing business, including, among others, risks associated with newly established strategies without any operating history and risks due to potential lack of liquidity in the securities in which they invest. In developing our new initiatives we intend to leverage the expertise and research of our current investment professionals, which may place significant strain on resources and distract our investment professionals from the strategies that they currently manage. This leverage of our existing investment teams may also increase the possibility of a conflict of interest arising, given the differing fee structures associated with these new initiatives. Our growth strategy will require significant investment, including the hiring of additional investment professionals, and place significant strain on our financial, operational and management resources. We cannot assure you that we will be able to achieve our growth strategy or that we will succeed in our new initiatives. Failure to achieve or manage such growth could have a material adverse effect on our business, financial condition and results of operations. See “Business—Investment Strategies and Performance—New Initiatives.”

Risks Related to Our Industry

We are subject to extensive regulation.

We are subject to extensive regulation in the United States, primarily at the federal level, including regulation by the Securities and Exchange Commission, or SEC, under the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, by the Department of Labor under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, as well as regulation by the Financial Industry Regulatory Authority, Inc., or FINRA, and state regulators. The mutual funds we manage are registered with the SEC as investment companies under the Investment Company Act of 1940, as amended. The Investment Advisers Act of 1940, as amended, imposes numerous obligations on investment advisors including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities. The Investment Company Act of 1940, as amended, imposes similar obligations, as well as additional detailed operational requirements, on registered investment companies, which must be strictly adhered to by their investment advisors.

In addition, our mutual funds are subject to the USA PATRIOT Act of 2001, or the PATRIOT Act, which requires each fund to know certain information about its clients and to monitor their transactions for suspicious financial activities, including money laundering. The U.S. Office of Foreign Assets Control, or OFAC, has issued regulations requiring that we refrain from doing business, or allowing our clients to do business through us, in certain countries or with certain organizations or individuals on a prohibited list maintained by the U.S. government. Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of the registration of any of our subsidiaries as a registered investment advisor.

In addition to the extensive regulation our asset management business is subject to in the United States, we are also subject to regulation internationally by the Ontario Securities Commission, the Irish Financial Institutions Regulatory Authority, and the Hong Kong Securities and Futures Commission. Our business is also subject to the rules and regulations of the more than 50 countries in which we currently conduct investment activities. Failure to comply with applicable laws and regulations in the foreign countries where we invest could result in fines, suspensions of personnel, or other sanctions. See “Regulatory Environment and Compliance.”

The regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight may adversely affect our business.

The legislative and regulatory environment in which we operate has undergone significant changes in the recent past and there may be future regulatory changes in our industry. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us, and are not designed to protect our stockholders. Consequently, these regulations often serve to limit our activities, including through customer protection and market conduct requirements. New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to us and our clients may adversely affect our business. Our ability to function in this environment will depend on our ability to constantly monitor and promptly react to legislative and regulatory changes. For investment management firms in general, there have been a number of highly publicized regulatory inquiries that focus on the mutual fund industry. These inquiries already have resulted in increased scrutiny in the industry and new rules and regulations for mutual funds and their investment managers. This regulatory scrutiny may limit our ability to engage in certain activities that might be beneficial to our stockholders. See “Regulatory Environment and Compliance.”

We may not be able to maintain our current fee structure as a result of industry pressure to reduce fees, which could have an adverse effect on our profit margins and results of operations.

We may not be able to maintain our current fee structure as a result of industry pressure to reduce fees. Although our investment management fees vary from product to product, historically we have competed primarily on the basis of our performance and not on the level of our investment management fees relative to those of our competitors. In recent years, however, there has been a general trend toward lower fees in the investment management industry. In order to maintain our fee structure in a competitive environment, we must be able to continue to provide clients with investment returns and service that incentivize our investors to pay our fees. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our current fee structure.

The board of directors of each mutual fund we manage must make certain findings as to the reasonableness of our fees and can renegotiate them annually which, in the past, has led to a reduction in fees. Fee reductions on existing or future new business could have an adverse effect on our profit margins and results of operations. For more information about our fees see “Business—Investment Management Fees” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The investment management business is intensely competitive.

The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, continuity of investment professionals and client relationships, the quality of services provided to clients, corporate positioning and business reputation, continuity of selling arrangements with intermediaries and differentiated products. A number of factors, including the following, serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources, better name recognition and more personnel than we do;

•	there are relatively low barriers impeding entry to new investment funds, including a relatively low cost of entering these businesses;

•	the recent trend toward consolidation in the investment management industry, and the securities business in general, has served to increase the size and strength of a number of our competitors;

•	some investors may prefer to invest with an investment manager that is not publicly-traded based on the perception that publicly-traded companies focus on growth to the detriment of performance;

•	some competitors may invest according to different investment styles or in alternative asset classes that the markets may perceive as more attractive than our investment approach;

•
some competitors may have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities; and

•	other industry participants, hedge funds and alternative asset managers may seek to recruit our qualified investment professionals.

If we are unable to compete effectively, our earnings would be reduced and our business could be materially adversely affected.

Difficult market conditions can adversely affect our business in many ways, including by reducing the value of our assets under management and causing clients to withdraw funds, each of which could materially reduce our revenues and adversely affect our financial condition.

The fees we earn under our investment management fee agreements are typically based on the market value of our assets under management. Investors in open-end funds can redeem their investments in those funds at any time without prior notice and our clients may reduce the aggregate amount of assets under management with us for any number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. In addition, the prices of the securities held in the portfolios we manage may decline due to any number of reasons beyond our control, including, among others, political uncertainty, acts of terrorism, a declining stock market or general economic downturn. In difficult market conditions, the pace of client redemptions or withdrawals from our investment strategies could accelerate if clients move assets to investments they perceive as offering greater opportunity or lower risk. Any of these sources of declining assets under management would result in lower investment management fees. If our revenue declines without a commensurate reduction in our expenses, our net income will be reduced and our business may be negatively impacted.

The investment management industry faces substantial litigation risks which could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

We depend to a large extent on our network of relationships and on our reputation in order to attract and retain clients. If a client is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses. We make investment decisions on behalf of our clients that could result in substantial losses to them. If our clients suffer significant losses, or are otherwise dissatisfied with our services, we could be subject to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty, breach of contract, unjust enrichment and/or fraud. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending against litigation. Substantial legal liability or significant regulatory action against us could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

Failure to comply with “fair value” pricing, “market timing” and late trading policies and procedures may adversely affect us.

The SEC has adopted rules that require mutual funds to adopt “fair value” pricing procedures to address time zone arbitrage, selective disclosure procedures to protect mutual fund portfolio information and procedures to ensure compliance with a mutual fund’s disclosed market timing policy. Recent SEC rules also require our mutual funds to ensure compliance with their own market timing policies. Our mutual funds are subject to these rules and, in the event of our non-compliance, we may be required to disgorge certain revenue. In addition, we could have penalties imposed on us, be required to pay fines or be subject to private litigation, any of which could decrease our future income, or negatively impact our current business or our future growth prospects.

Risks Related to this Offering

There is no existing market for our Class A common stock, and we do not know if one will develop which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

Prior to this offering, there has not been a public market for our Class A common stock and we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the New York Stock Exchange, or NYSE, or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The initial public offering price for our Class A common stock will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering.

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

Even if an active trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume on our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares of Class A common stock at or above your purchase price, if at all. We cannot assure you that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of our Class A common stock, include:

•	variations in our quarterly operating results;

•	failure to meet our earnings estimates;

•	publication of research reports about us or the investment management industry, or the failure of securities analysts to cover our Class A common stock after this offering;

•	departures of our Principals or additions/departures of other key personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by stockholders;

•	changes in market valuations of similar companies;

•	actual or anticipated poor performance in our underlying investment strategies;

•
changes or proposed changes in laws or regulation, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;

•	adverse publicity about the investment management industry, generally, or individual scandals specifically;

•	litigation and governmental investigations; and

•	general market and economic conditions.

Future sales of our Class A common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock by Julius Baer Holding Ltd. or the Principals after completion of this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

Pursuant to the lock-up agreements described under “Underwriting” our existing stockholders, directors and officers may not issue, sell, otherwise dispose of or hedge any shares of our Class A common stock or securities convertible or exercisable into or exchangeable for shares of Class A common stock, subject to certain exceptions, for the 180-day period following the date of this prospectus, without the prior written consent of Goldman, Sachs & Co. Pursuant to a resale and registration rights agreement that we will enter into with Julius Baer Holding Ltd. and the Principals, we will agree to use our reasonable best efforts to file registration statements from time to time for the sale of the shares of our Class A common stock, including Class A common stock which is deliverable upon exchange of New Class A Units or Class C common stock held by them now or in the future. See “Relationships and Related Party Transactions—Registration Rights Agreement.”

We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline. See “Shares Eligible for Future Sale.”

Fulfilling our public company financial reporting and other regulatory obligations will be expensive and time consuming and may strain our resources.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will be required to implement specific corporate governance practices and adhere to a variety of reporting requirements under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, as well as the rules of the NYSE.

In accordance with Section 404 of Sarbanes-Oxley, our management will be required to conduct an annual assessment of the effectiveness of our internal controls over financial reporting and include a report on our internal controls in the annual reports we will file with the SEC on Form 10-K. In addition, we will be required to have our independent registered public accounting firm attest to the reporting. Under the current rules, we will be subject to these requirements beginning with our annual report on Form 10-K for our fiscal year ending December 31, 2009. We are in the process of reviewing our internal controls over financial reporting and are establishing formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and controls within our organization. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to adverse regulatory consequences and there could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could have a material adverse effect on us and lead to a decline in the price of our Class A common stock.

We will also be required to file annual, quarterly and current reports with respect to our business and financial condition. Compliance with these requirements will place significant additional demands on our accounting and finance staff and on our accounting, financial and information systems and will increase our legal and accounting compliance costs as well as our compensation expense as we will be required to hire additional accounting, finance, legal and internal audit staff with the requisite technical knowledge.

As a public company we will also need to enhance our investor relations, marketing and corporate communications functions. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

You will suffer immediate and substantial dilution and may experience additional dilution in the future.

We expect that the initial public offering price per share of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering, and after giving effect to the exchange of all outstanding New Class A Units for shares of our Class A common stock. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. At an offering price of $       (the mid-point of the range set forth on the cover of this prospectus), you will incur immediate and substantial dilution in an amount of $       per share of our Class A common stock. See “Dilution.”

Anti-takeover provisions in our amended and restated certificate of incorporation and bylaws, could discourage a change of control that our stockholders may favor, which could negatively affect the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and bylaws may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. For example, our amended and restated certificate of incorporation, which will be in effect at the time this offering is consummated, will authorize the issuance of preferred stock that could be issued by our board of directors to thwart a takeover attempt. The market price of our Class A common stock could be adversely affected to the extent that the provisions of our amended and restated certificate of incorporation and bylaws discourage potential takeover attempts that our stockholders may favor. See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

Risks Relating to Our Structure

Our ability to pay regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.

Following completion of this offering, we intend to pay cash dividends to our Class A and Class C stockholders on a quarterly basis. Our board of directors may, in its sole discretion, decrease the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we will be dependent upon the ability of the operating company to generate earnings and cash flows and distribute them to us so that we may pay dividends to our stockholders. We expect to cause the operating company to make distributions to its members, including us. However, the ability of the operating company to make such distributions will be subject to its operating results, cash requirements and financial condition, the applicable provisions of Delaware law which may limit the amount of funds available for distribution to its members, its compliance with covenants and financial ratios related to existing or future indebtedness, and its other agreements with third parties. As a consequence of these various limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our Class A common stock.

Our ability to pay taxes and expenses may be limited by our holding company structure and applicable provisions of Delaware law.

As a holding company, we have no material assets other than our ownership of New Class A Units of the operating company and will have no independent means of generating revenue. The operating company will be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to U.S. federal income tax. Instead, taxable income will be allocated to members, including us and the Principals, pro rata according to the number of membership units each owns. Accordingly, we will incur income taxes on our proportionate share of any net taxable income of the operating company and will also incur expenses related to our operations. We intend to cause the operating company to distribute cash to its members, including us. However, the ability of the operating company to make such distributions will be subject to various limitations as set forth in the preceding risk factor. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities to fund our operations, we may have to borrow funds and thus, our liquidity and financial condition could be materially adversely affected.

We will be required to pay the Principals most of the tax benefit of any depreciation or amortization deductions we may claim as a result of the tax basis step up we receive in connection with the future exchanges of New Class A Units.

Any taxable exchanges by the Principals of New Class A Units for shares of our Class A common stock are expected to result in increases in the tax basis in the tangible and intangible assets of the operating company connected with such New Class A Units. The increase in tax basis is expected to reduce the amount of tax that we would otherwise be required to pay in the future, although the Internal Revenue Service, or IRS, might challenge all or part of this tax basis increase, and a court might sustain such a challenge.

We will enter into a tax receivable agreement with the Principals, pursuant to which we will pay them 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of these increases in tax basis. We have previously recorded a deferred tax asset on our historical financial statements with respect to the tax basis increase that we would have received in connection with our prior obligation to redeem certain interests. Following this offering, we will record a related liability for amounts due under the tax receivable agreement. The actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending on a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable. We expect that, as a result of the size and increases in the tax basis of the tangible and intangible assets of the operating company attributable to the exchanged New Class A Units, the payments that we may make to the Principals will be substantial. See “Our Structure and Reorganization—Holding Company Structure.”

Moreover, if we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to the Principals, or their transferees, based upon the net present value (based upon certain assumptions in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from an exchange) of all payments that would be required to be paid by us under the tax receivable agreement. We would be obligated to make a similar termination payment if certain change of control events were to occur.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

Our amended and restated certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities.

Our amended and restated certificate of incorporation will provide for the allocation of certain corporate opportunities between us and Julius Baer Holding Ltd. Under these provisions, neither Julius Baer Holding Ltd., nor any director, officer, stockholder, member, manager or employee of Julius Baer Holding Ltd. will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Therefore, a director or officer of our company who also serves as a director, officer, member, manager or employee of Julius Baer Holding Ltd. may pursue certain acquisition opportunities that may be complementary to our business and, as a result, such acquisition opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by Julius Baer Holding Ltd. to themselves or their other affiliates instead of to us. The terms of our amended and restated certificate of incorporation are more fully described in “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

OUR STRUCTURE AND REORGANIZATION

The diagram below depicts our organizational structure immediately after the consummation of this offering and related transactions.

Artio Global Holdings LLC

We conduct all of our operations through Artio Global Holdings LLC, our operating company, which holds our ownership interest in Artio Global Management LLC (the entity which conducts the majority of our business activities) and certain other entities that will engage in our proposed alternative investment activities. Immediately prior to this offering, we will amend and restate the operating company’s limited liability company agreement, or operating agreement. The amendment is intended, among other things, to simplify the capital structure of the operating company. See “Relationships and Related Party

Transactions—Second Amended and Restated Limited Liability Company Agreement of the Operating Company.” Currently, the capital structure consists of Class A and Class B membership interests. We will convert the current multiple−class structure into a single new class of units called “New Class A Units” approximately 70% of which will be issued to us and approximately 30% of which, in the aggregate, will be issued to the Principals, consistent with the respective interests in the operating company prior to this offering. Upon completion of this offering, there will be approximately      New Class A Units issued and outstanding.

Artio Global Investors Inc.

We will amend and restate our certificate of incorporation to authorize three classes of common stock, Class A common stock, Class B common stock and Class C common stock, each having the terms described in “Description of Capital Stock.”

Shares of our common stock outstanding prior to this offering will be converted into a number of shares of Class C common stock that is equal to the number of outstanding New Class A Units held by Artio Global Investors Inc. Julius Baer Holding Ltd., our parent and sole stockholder immediately prior to this offering, will receive all of these shares of Class C common stock. Shares of Class C common stock will have economic rights equal to the economic rights of the Class A common stock and will have an aggregate vote equal to the greater of (1) the number of votes they would be entitled to on a one-vote per share basis and (2) 20% of the combined voting power of all classes of common stock. We will issue shares of Class C common stock to Julius Baer Holding Ltd. in order that, when selling the remainder of its holding, it can avail itself of certain Swiss tax exemptions that require it to have voting rights equal to over 20% of the combined voting power of the common stock.

All of our shares of Class B common stock will be issued to the Principals, in an amount equal to the number of New Class A Units held by the Principals. Class B common stock will entitle holders to one vote per share but will have no economic rights.

Prior to this offering, we expect to adopt the Artio Global Investors Inc. 2008 Stock Incentive Plan. We expect to make initial grants of        restricted stock units to our directors, named executive officers and other selected employees under this plan on the offering date and to make future equity awards under this plan to our directors and employees as appropriate. See “Management—Artio Global Investors Inc. 2008 Stock Incentive Plan.”

Offering Transactions

Upon the consummation of this offering, Artio Global Investors Inc. will use the net proceeds from this offering to redeem an aggregate of       shares of Class C common stock (assuming the underwriters do not exercise their option to purchase additional shares) from our parent, Julius Baer Holding Ltd., and we will not retain any of the net proceeds. See “Use of Proceeds.”

In connection with the closing of this offering, we will enter into an exchange agreement with the Principals under which, subject to certain exchange and other restrictions, including notice requirements, from time to time, the Principals and certain permitted transferees will have the right to exchange their New Class A Units for shares of Class A common stock on a one−for−one basis. The exchange agreement will generally permit the Principals to exchange 20% of the New Class A Units that they own at the time of this offering after the first anniversary of the pricing of this offering and a further 20% of the New Class A Units that they own at the time of this offering after each of the next four anniversaries and includes certain non-compete restrictions applicable to the Principals. See “Relationships and Related Party Transactions—Exchange Agreement.”

In connection with this offering, we will enter into registration rights agreements with the Principals and Julius Baer Holding Ltd. to provide customary registration rights including demand registration rights and piggyback registration rights. See “Relationships and Related Party Transactions—Registration Rights Agreement.”

As a result of the transactions described above, which we collectively refer to as the “reorganization transactions and this offering”:

•
We will become the sole managing member of the operating company through which we operate our business. We will have approximately a 70% majority economic interest in the operating company and a 100% voting interest and control the management of the operating company (subject to certain limited exceptions with respect to certain fundamental matters). As a result, we will continue to consolidate the financial results of the operating company and will record a minority interest on our balance sheet for the economic interest in the operating company held by the other existing members to the extent the book value of their interest in the operating company is greater than zero;

•	the Principals will hold shares of our Class B common stock and New Class A Units, and we will hold New Class A Units;

•	through their holdings of our Class B common stock, the Principals will, in the aggregate, have approximately 30% of the voting power in Artio Global Investors Inc.;

•
through its holdings of our Class C common stock, Julius Baer Holding Ltd. will have       % of the voting power in Artio Global Investors Inc. (or       % if the underwriters exercise in full their option to purchase additional shares). Julius Baer Holding Ltd. will enter into a shareholders agreement under which it will agree that, to the extent it has voting power as holder of the Class C common stock in excess of that which it would be entitled to on a one-vote per share basis, it will on all matters vote the shares representing such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock. Under this shareholders agreement, Julius Baer Holding Ltd. will have the right to designate one member of our board of directors as long as it (together with its subsidiaries) owns at least 10% of our Class A common stock (assuming the conversion of our Class C common stock and New Class A Units of the operating company);

•	the investors in this offering will collectively have % of the voting power in Artio Global Investors Inc. (or % if the underwriters exercise in full their option to purchase additional shares); and

•
the New Class A Units held by the Principals are exchangeable for shares of our Class A common stock on a one−for−one basis. In connection with an exchange, a corresponding number of shares of our Class B common stock will be cancelled. However, the exchange of New Class A Units for shares of our Class A common stock will not affect our Class B common stockholders’ voting power since the votes represented by the cancelled shares of our Class B common stock will be replaced with the votes represented by the shares of Class A common stock for which such New Class A Units are exchanged.

Holding Company Structure

We will be a holding company and, immediately after the consummation of the reorganization transactions and this offering, our sole asset will be our approximately 70% equity interest in the operating company and our controlling interest and related rights as the sole managing member of the operating company. Our only business following this offering will be to act as the sole managing member of the operating company, and, as such, we will operate and control all of the business and affairs of the operating company and will consolidate the operating company’s financial results into our consolidated financial statements.

The number of New Class A Units we will own equals the number of outstanding shares of our Class A common stock and Class C common stock. The economic interest represented by each New Class A Unit that we will own will correspond to one of our shares of Class A common stock or Class C common stock, and the total number of New Class A Units owned by us and the holders of our Class B common stock will equal the sum of outstanding shares of our Class A, Class B and Class C common stock. In addition, you should note that:

•
if Julius Baer Holding Ltd. transfers any shares of Class C common stock to anyone other than any of its subsidiaries, such shares will automatically convert into shares of Class A common stock. In addition, on the second anniversary of the completion of this offering, the Class C common stock will automatically convert into Class A common stock;

•
a share of Class B common stock cannot be transferred except in connection with a transfer of a New Class A Unit. Further, a New Class A Unit cannot be exchanged with the operating company for a share of our Class A common stock without the corresponding share of our Class B common stock being delivered together at the time of exchange, at which time, such Class B common stock will be automatically cancelled; and

•	we do not intend to list our Class B common stock or Class C common stock on any stock exchange.

As a member of the operating company, we will incur U.S. federal, state and local income taxes on our allocable share of any net taxable income of the operating company. The operating agreement of the operating company provides that the operating company shall make quarterly cash distributions on a pro rata basis to its members at least to the extent necessary to provide funds to pay the members’ tax obligations, if any, (calculated at an assumed tax rate) with respect to the earnings of the operating company. See “Relationships and Related Party Transactions—Second Amended and Restated Limited Liability Company Agreement of the Operating Company.”

As a result of a U.S. federal income tax election made by the operating company, the income tax basis of the assets of the operating company connected with the New Class A Units we acquire upon a taxable exchange with the Principals will be adjusted to reflect the amount that we have paid for them. We intend to enter into an agreement with the Principals that will provide for the payment by us to them of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we realize from our increased tax basis in the assets of the operating company as a result of the U.S. federal income tax election referred to above. See “Relationships and Related Party Transactions—Tax Receivable Agreement.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $    billion, or approximately $     billion if the underwriters exercise their option to purchase additional shares of Class A common stock in full, based on an assumed initial public offering price of $     per share (the mid-point of the price range set forth on the cover of this prospectus), in each case after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to redeem an aggregate of      shares of Class C common stock (     shares of Class C common stock if the underwriters exercise in full their option to purchase additional shares) from our parent, Julius Baer Holding Ltd., and will not retain any of the net proceeds. As a result, the redemption price of the      shares of Class C common stock held by our parent will be determined by the public offering price of our Class A common stock in this offering, less the amount of certain offering expenses incurred by us. If the assumed initial public offering price is $     , then the redemption price per share of Class C common stock will be $     . A $1.00 change in the assumed initial public offering price will change the proceeds by $     and will correspondingly change the redemption price paid to Julius Baer Holding Ltd.

DIVIDEND POLICY AND DIVIDENDS

Dividend Policy

Following this offering, we intend to pay quarterly cash dividends. We expect that our first dividend will be paid in the              quarter of 2008 and will be $      per share of our Class A common stock and Class C common stock. We intend to fund our initial dividend, as well as any future dividends, with distributions from the operating company from its available cash generated from operations. The holders of our Class B common stock will not be entitled to any cash dividends.

The declaration and payment of any future dividends will be at the sole discretion of our board of directors. In determining the amount of any future dividends, our board of directors will take into account: (i) the financial results of the operating company, (ii) our available cash, as well as anticipated cash requirements, (iii) our capital requirements and the capital requirements of our subsidiaries (including the operating company), (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by our subsidiaries (including the operating company) to us, (v) general economic and business conditions and (vi) any other factors that our board of directors may deem relevant.

As a holding company, we have no material assets other than our ownership of New Class A Units of the operating company and, accordingly, will depend on distributions from our operating company to fund any dividends we may pay. We intend to cause the operating company to distribute cash to its members, including us, in an amount sufficient to cover dividends, if any, declared by us. If the operating company makes such distributions, other holders of New Class A Units will be entitled to receive equivalent distributions on a pro rata basis.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, the operating company is unable to make distributions to us as a result of its operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), its compliance with covenants and financial ratios related to existing or future indebtedness and its other agreements with third parties. To the extent we do not have sufficient cash to pay dividends, we may decide not to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures.

We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock will not be taxed directly on the earnings of the operating company. Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax rules). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s basis in the Class A common stock and thereafter as capital gain.

Historical Dividend Information

The following table sets forth the total ordinary dividends paid by us in respect of the results of each of the periods indicated:

Amount
Period	(in thousands)
Year ended December 31, 2004	$—
Year ended December 31, 2005	$30,000
Year ended December 31, 2006	$—
Nine months ended September 30, 2007	$60,000

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2007:

•	on an actual basis; and

•
on a pro forma basis after giving effect to the transactions described under “Unaudited Pro Forma Consolidated Financial Information,” including the expected incurrence of debt by our operating company prior to this offering and the application of the net proceeds thereof, the reorganization transactions and this offering.

You should read the following table in conjunction with our consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of September 30, 2007
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$72,455	$

Long-term debt	$—	$
Minority interests	—
Stockholders’ equity (deficit):
Common stock, $100 stated value, 20,000 shares authorized, 4,000 shares issued and outstanding	400		—
Class A common stock, $0.001 par value per share, shares authorized, shares issued and outstanding on a pro forma basis	—
Class B common stock, $0.001 par value per share, shares authorized, shares issued and outstanding on a pro forma basis	—
Class C common stock, $0.001 par value per share, shares authorized, shares issued and outstanding on a pro forma basis	—
Additional paid-in capital	17,950
Retained earnings (deficit)	51,121
Accumulated other comprehensive income, net of tax	334
Total stockholders’ equity (deficit)	$69,805	$
Total capitalization	$69,805	$

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma, as adjusted net tangible book value (deficit) per share of our Class A common stock immediately after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the net tangible book value per share attributable to the existing equity holders. Net tangible book value represents net book equity excluding intangible assets, if any.

Our pro forma, as adjusted net tangible book value (deficit) per share as of September 30, 2007 was approximately $       million, or approximately $        per share of our Class A common stock. Pro forma, as adjusted net tangible book value represents the amount of total tangible assets less total liabilities, after giving effect to the reorganization and the incurrence by the operating company of $       million of indebtedness and the payment of a special distribution of $       to the current members of the operating company prior to this offering, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding after giving effect to the reorganization and assuming that (1) all holders of New Class A Units of the operating company immediately after the consummation of the reorganization have exchanged all of their New Class A Units and (2) all holders of Class C common stock have converted their shares for the corresponding number of shares of our Class A common stock.

After giving effect to the sale of        shares of Class A common stock that we are offering at an assumed initial public offering price of $        per share (the mid-point of the price range set forth on the cover of this prospectus), the deduction of assumed underwriting discounts and commissions and estimated offering expenses payable by us and the use of the estimated net proceeds as described under “Use of Proceeds” and our pro forma, as adjusted net tangible book value at September 30, 2007 was $         , or $         per share of Class A common stock, assuming that (1) all existing members of the operating company exchanged their New Class A Units and (2) all holders of Class C common stock have converted their shares for shares of our Class A common stock on a one-for-one basis.

The following table illustrates the pro forma immediate increase in pro forma net tangible book value of $        per share for existing equity holders and the immediate dilution of $         per share to new stockholders purchasing Class A common stock in this offering, assuming the underwriters do not exercise their option to purchase additional shares.

Assumed initial public offering price per share		$
Pro forma, as adjusted net tangible book value (deficit) per share as of September 30, 2007	$
Increase in pro forma, as adjusted net tangible book value (deficit) per share attributable to new investors	$
Pro forma, as adjusted net tangible book value per share after this offering	$
Dilution in pro forma, as adjusted net tangible book value per share to new investors		$

The following table sets forth, on the same pro forma basis, as of September 30, 2007, the number of shares of Class A common stock purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, assuming that (1) all of the existing members of the operating company exchanged their New Class A Units and (2) all holders of Class C common stock have converted their shares for shares of our Class A common stock on a one-for-one basis, calculated at an assumed initial public offering price of $       per share (the mid-point of the range set forth on the cover page of this prospectus), before deducting estimated underwriting discounts and commissions and offering expenses payable by us:

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent		Average Price Per Share
Existing stockholders		%		$	%
New Investors
Total		100%		$100%

The table above does not give effect to shares of our Class A common stock that may be issued upon the conversion of restricted stock units or exercise of options that we expect to grant under our incentive compensation plans after the pricing of this offering. To the extent shares of our Class A common stock are issued upon exercise or conversion, there will be further dilution to new investors.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full:

•
the pro forma percentage of shares of our Class A common stock held by existing equity holders will decrease to approximately       % of the total number of pro forma shares of our Class A common stock outstanding after this offering; and

•
the pro forma number of shares of our Class A common stock held by new investors will increase to approximately        % of the total pro forma shares of our Class A common stock outstanding after this offering.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, pro forma, as adjusted net tangible book value would be approximately $        per share, representing an increase to existing equity holders of approximately $        per share, and there would be an immediate dilution of approximately $        per share to new investors.

A $1.00 increase (decrease) in the assumed initial public offering price of $        per share of Class A common stock (the mid-point of the price range set forth on the cover of this prospectus), would increase (decrease) total consideration paid by new investors in this offering and by all investors by $       million, and would increase (decrease) the average price per share paid by new investors (excluding existing New Class A Unit holders) by $         , assuming the number of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and without deducting the estimated underwriting discounts and offering expenses payable by us in connection with this offering.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements presents the consolidated statement of income and financial position of Artio Global Investors Inc. and Subsidiaries, assuming that all of the transactions described in the bullet points below had been completed as of: (i) January 1, 2006 with respect to the unaudited pro forma consolidated statements of income and (ii) September 30, 2007 with respect to the unaudited pro forma consolidated statement of financial position. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions and this offering on the historical financial information of Artio Global Investors Inc. and Subsidiaries. These adjustments are described in the notes to the unaudited pro forma consolidated financial statements.

The pro forma adjustments give effect to the following transactions:

•	the operating company’s incurrence of $ of indebtedness and the application of the proceeds of the debt to fund a distribution to Julius Baer Holding Ltd. and the Principals;

•
the reorganization transactions described in “Our Structure and Reorganization”, including an amendment to our operating company’s operating agreement that will result in the complete acceleration of the unvested portion of the membership interests of the Principals and the elimination of both our obligation to repurchase such interests and the ability of the Principals to put their interests to the operating company;

•	the vesting of the Principals’ deferred compensation agreement;

•	the establishment of new compensation agreements with our Principals;

•	the establishment of a tax receivable agreement with the Principals;

•	the elimination of license fees paid to Julius Baer Holding Ltd.; and

•
the sale of        shares of our Class A common stock in this offering at an assumed offering price of $        per share (the mid-point of the price range set forth on the cover of this prospectus) and the application of the proceeds therefrom, after payment of the assumed underwriting discounts and commissions and estimated offering expenses payable by us.

Pro forma basic and diluted net income per share was computed by dividing the pro forma net income attributable to our Class A and Class C common stockholders by the        shares of Class A common stock and Class C common stock that will be issued and outstanding immediately following this offering.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect our statement of income or financial position that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our statement of income or financial position had the transactions contemplated in connection with the reorganization and this offering been completed on the dates assumed. The unaudited pro forma consolidated financial information also does not project the statement of income or financial position for any future period or date. We have not made any pro forma adjustment relating to reporting, compliance and other incremental costs that we may incur as a public company.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2006
(in thousands, except share and per share amounts)

	Actual	Adjustments	Pro Forma
Revenue
Investment management fees	$300,536	$	$
Foreign exchange trading gains	9,165
Interest income	3,169
Net gains on marketable securities and other	294
Total revenues	313,164
Expenses
Employee compensation and benefits
Salaries, bonuses and benefits	74,730	(a)(b)
Allocations of profits interests to our Principals	53,410	(53,410)(c)		—
Change in redemption value of our Principals’ membership interests	46,932	(46,932)(c)		—
Total employee compensation and benefits	175,072
Interest expense	—	(d)
Marketing and distribution	20,231
General and administrative	33,978	(e)
Total expenses	229,281
Income from continuing operations and before income tax expense and minority interests	83,883
Income tax expense	39,413	(f)
Income from continuing operations and before minority interests	44,470
Minority interests	—	(c)
Income from continuing operations and before non-recurring charges directly attributable to the reorganization transactions (g)	$44,470	$	$
Basic and diluted net income per share from continuing operations and before minority interests and non-recurring charges directly attributable to the reorganization transactions	$11,117	$	$
Cash dividends declared per share	—
Weighted average shares used in basic and diluted net income per share	4,000

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Nine Months Ended September 30, 2007
(in thousands, except share and per share amounts)

	Actual	Adjustments	Pro Forma
Revenue
Investment management fees	$321,340	$	$
Foreign exchange trading gains	7,407
Interest income	5,227
Net gains on marketable securities and other	133
Total revenues	334,107
Expenses
Employee compensation and benefits
Salaries, bonuses and benefits	70,847	(a)(b)
Allocations of profits interests to our Principals	60,893	(60,893)(c)		—
Change in redemption value of our Principals’ membership interests	59,404	(59,404)(c)		—
Total employee compensation and benefits	191,144
Interest expense	—	(d)
Marketing and distribution	17,697
General and administrative	33,566	(e)
Total expenses	242,407
Income from continuing operations and before income tax expense and minority interests	91,700
Income tax expense	43,113	(f)
Income from continuing operations and before minority interests	48,587
Minority interests	—	(c)
Income from continuing operations and before non-recurring charges directly attributable to the reorganization transactions (g)	$48,587	$	$
Basic and diluted net income per share from continuing operations and before minority interests and non-recurring charges directly attributable to the reorganization transactions	$12,147	$	$
Cash dividends declared per share	15,000
Weighted average shares used in basic and diluted net income per share	4,000

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Income
For the Year Ended December 31, 2006 and the Nine Months Ended September 30, 2007

(a)	Represents incremental salary and bonus expense payable to the Principals pursuant to new compensation arrangements in effect upon completion of this offering.

(b)
We will vest and pay out the unvested portion of a deferred compensation agreement with our Principals. Historically, the vesting of this plan was reflected as a compensation charge within the consolidated financial statements. We will no longer record compensation charges relating to this deferred compensation agreement.

(c)
In connection with this offering, we will amend and restate the operating agreement of our operating company which will result in the complete acceleration of the unvested portion of the membership interests of the Principals and the elimination of both our obligation to repurchase such interests and the ability of the Principals to put their interests to the operating company. Accordingly, we will no longer record as a compensation expense the allocation of income relating to the profits interests of the Principals or changes in the redemption value of their membership interests. Instead, we will record a minority interest attribution relating to the Principals’ share of our operating company’s earnings.

Assuming an initial public offering price of $           per share, we expect to record compensation expense of $        million on the date of the consummation of this offering relating to acceleration of vesting of the Principals’ membership interests. Because this charge is non-recurring and directly related to this offering, it is not reflected in the pro forma statement of income.

(d)
Represents annual interest expense of $       and $         of amortization of deferred financing costs which will amortize over the life of the indebtedness ($       and $     , respectively, in the nine months ended September 30, 2007).

(e)	Represents license fees paid to our parent, Julius Baer Holding Ltd., that will not be payable after this offering.

(f)	Reflects the income tax expense relating to the adjustments set forth above.

(g)
The pro forma adjustments made to the unaudited pro forma statement of income only reflect adjustments which will have a continuing impact on our results of income. The following charges therefore are reflected only in the unaudited pro forma balance sheet information (as decreases to retained earnings) as such charges will be incurred at the time of the reorganization transactions and are not expected to have a continuing impact on our results of operations after the transactions.

	Pro forma footnote reference	Amount reflected on September 30, 2007 unaudited balance sheet information
(in thousands)
Compensation expense	(b)
(c)

Total non-recurring charges		$

We have not made any pro forma adjustments relating to reporting, compliance and investor relations costs, including costs relating to compliance with Section 404 of the Sarbanes-Oxley Act.

The results of discontinued operations, reflected below, have been excluded from the pro forma statement of income.

	For the year ended December 31, 2006	For the nine months ended September 30, 2007
	(in thousands)	(in thousands)

Discontinued operations, net of taxes	$304	$—

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION
As of September 30, 2007
(in thousands)

	Actual	Adjustments	Pro Forma
Assets
Cash and cash equivalents	$72,455	$ (a)(b)(c)	$
Marketable securities, at fair value	73,088
Fees receivable and accrued fees	69,420
Due from affiliates	4,561
Net deferred tax asset	63,274	(e)
Property and equipment, net	9,490
Other assets	2,599
Total assets	$294,887	$	$
Liabilities and Stockholders’ Equity (Deficit)
Long-term debt	—	(a)
Accrued compensation and benefits	205,870	(b)(d)
Amounts payable under tax receivable agreement	—	(e)
Accounts payable and accrued expenses	9,271
Due to affiliates	4,994
Accrued income taxes payable	1,872
Other liabilities	3,075
Total liabilities	225,082
Minority interests	—	—(d)(f)		—
Stockholders’ Equity (Deficit)
Common stock	400	(c)
Class A Common Stock		(c)
Class B Common Stock		(c)
Class C Common Stock		(c)
Additional paid-in capital	17,950	(a)(c)(d)
Retained earnings (deficit)	51,121	(a)(b)(d)(e)
Accumulated other comprehensive income, net of tax	334
Total stockholders’ equity	69,805	—		—
Total Liabilities and Stockholders’ Equity (Deficit)	$294,887	$	$

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Financial Position
As of September 30, 2007

(a)
Represents the principal amount of debt to be incurred prior to this offering and the application of the proceeds of the debt to fund a distribution to Julius Baer Holding Ltd. and the Principals as well as a distribution of undistributed profits to Julius Baer Holding Ltd.

(b)
We will vest and pay out the unvested portion of a deferred compensation agreement with our Principals. Historically, the vesting of this plan was reflected as a compensation charge within the consolidated financial statements. We will no longer record compensation charges relating to this deferred compensation agreement.

(c)
Represents the net effect of an increase in equity due to the proceeds received from this offering less amounts used to redeem shares of common stock from Julius Baer Holding Ltd. in connection with this offering.

(d)
In connection with this offering, we will amend and restate the operating agreement of our operating company which will result in the complete acceleration of the unvested portion of the equity interest of the Principals and the elimination of both our obligation to repurchase such interests and the ability of the Principals to put their interests to the operating company. Accordingly, we will no longer record a liability for accrued compensation expense with respect to the value of the Principals’ membership interests, but instead will record a minority interest to the extent the book value of their interests is in excess of zero.

(e)
This adjustment represents the impact of entering into a tax receivable agreement with the Principals whereby 85% of the future benefit associated with our deferred tax assets that will be realized upon the exchange of the Principals’ New Class A Units in the operating company for shares of our Class A common stock. We will record 85% of the estimated tax benefit as an increase to the liability for the amounts payable under the tax receivable agreement.

(f)
Because the Principals do not have an obligation to fund any deficit of the operating company, the unaudited pro forma balance sheet does not reflect the allocation of the negative equity to the Principals who have a minority interest in the operating company.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data of Artio Global Investors Inc. and Subsidiaries should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto included elsewhere in this prospectus. The selected consolidated statement of income data for the years ended December 31, 2004, 2005, and 2006 and the selected consolidated statement of financial position data as of December 31, 2005 and 2006 have been derived from our audited consolidated financial statements. The selected consolidated statement of income data for the nine months ended September 30, 2006 and 2007 and the consolidated statement of financial position data as of September 30, 2007 have been derived from our unaudited consolidated financial statements. These unaudited consolidated financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated results of operations and financial condition for the periods presented therein. Our results for the nine months ended September 30, 2006 and 2007 are not necessarily indicative of our results for a full fiscal year.

	Year Ended December 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands)
Statement of Income Data:
Revenue
Investment management fees	$19,000	$34,289	$106,282	$201,285	$300,536	$214,913	$321,340
Foreign exchange trading gains	—	—	—	1,352	9,165	7,103	7,407
Interest income	—	83	456	1,659	3,169	1,941	5,227
Net gain (loss) on marketable securities and other	133	169	4	(278)	294	(10)	133
Total revenues	19,133	34,541	106,742	204,018	313,164	223,947	334,107
Expenses
Employee compensation and benefits
Salaries, bonuses and benefits	17,280	17,172	32,864	53,457	74,730	56,278	70,847
Allocations of profits interests to our Principals	—	—	12,359	33,748	53,410	37,933	60,893
Change in redemption value of our Principals’ membership interests	—	—	—	23,557	46,932	33,376	59,404
Total employee compensation and benefits	17,280	17,172	45,223	110,762	175,072	127,587	191,144
Interest expense	—	—	—	—	—	—	—
Marketing and distribution	—	—	7,026	12,162	20,231	14,640	17,697
General and administrative	9,854	17,434	24,498	28,137	33,978	23,438	33,566
Total expenses	27,134	34,606	76,747	151,061	229,281	165,665	242,407
Income (loss) from continuing operations before income tax expense	(8,001)	(65)	29,995	52,957	83,883	58,282	91,700
Income tax expense (benefit)	(3,080)	159	13,617	24,213	39,413	27,563	43,113
Income (loss) from continuing operations	(4,921)	(224)	16,378	28,744	44,470	30,719	48,587
Income (loss) from discontinued operations, net of taxes(1)	(512)	(162)	(3,396)	(2,637)	304	(112)	—
Net income (loss)	$(5,433)	$(386)	$12,982	$26,107	$44,774	$30,607	$48,587

	Year Ended December 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands)

Basic and diluted net income (loss) per share from continuing operations	$(1,230)	$(56)	$4,094	$7,186	$11,117	$7,680	$12,147
Basic and diluted net income (loss) per share from discontinued operations, net of taxes	(128)	(41)	(849)	(659)	76	(28)	—
Basic and diluted net income (loss) per share	(1,358)	(97)	3,245	6,527	11,193	7,652	12,147
Cash dividends declared per share	—	—	—	7,500	—	—	15,000
Weighted average shares used in basic and diluted net income per share	4,000	4,000	4,000	4,000	4,000	4,000	4,000

	As of December 31,					As of September 30,
	2002	2003	2004	2005	2006	2007
	(in thousands)
Statement of Financial Position Data:
Cash and cash equivalents	$1,440	$—	$28,892	$16,931	$61,055	$72,455
Assets of discounted operations(1)	22,409	78,599	20,239	19,961	1,026	—
Total assets	46,604	87,788	99,132	121,214	244,704	294,887
Accrued compensation and benefits	—	5,906	28,216	70,943	140,551	205,870
Long-term debt	—	—	—	—	—	—
Liabilities of discounted operations(1)	10,775	37,349	19,482	4,604	—	—
Total liabilities	19,196	60,766	59,128	85,104	163,820	225,082
Total stockholders’ equity	$27,408	$27,022	$40,004	$36,110	$80,884	$69,805

(1)
Discontinued operations include the former broker-dealer activities of our company. Our foreign exchange activities were distributed to our parent in December 2007. Beginning with our fiscal 2007 financial statements, these activities will also be reflected in discontinued operations. See note 11 to our consolidated financial statements included elsewhere in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—General.”

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the historical financial statements and related notes included elsewhere in this prospectus.

The historical financial data discussed below reflect the historical results of operations and financial condition of our operating company and do not give effect to our reorganization. See “Our Structure and Reorganization” and “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this prospectus for a description of our reorganization and its effect on our historical results of operations.

General

We are an asset management company that provides investment management services to institutional and mutual fund clients. Our strong investment performance has enabled us to increase client assets under management from $2.9 billion as of December 31, 2002 to $73.2 billion as of September 30, 2007, representing a CAGR of 97%.

Our business is conducted through our operating company, Artio Global Holdings LLC. In connection with this offering, the operating agreement of the operating company will be amended and restated. We will be the sole managing member of the operating company. Net profits, net losses and distributions of the operating company, from cash generated from Artio Global Holdings LLC and its subsidiaries, will be allocated and made to its members pro rata in accordance with the percentages of their respective equity interests. Accordingly, net profits and net losses of the operating company will initially be allocated, and distributions of the operating company will initially be made, approximately 70% to us and approximately 30%, in the aggregate, to our Principals. As sole managing member of the operating company, we will continue to operate and control all of the business and affairs of the operating company and will consolidate the financial results of the operating company with ours. We will reflect the ownership interest of our Principals as a minority interest in our statement of income and will also reflect it in our statement of financial condition, to the extent the book value of their interests in the operating company is greater than zero. For more information on the pro forma impact of the reorganization and the offering, see “Unaudited Pro Forma Consolidated Financial Information.”

Our historical consolidated financial results include, within discontinued operations, the former broker-dealer activities of our company. Following the sale, by Julius Baer Holding Ltd., of the U.S. private banking business in 2005 and equity brokerage businesses in 2006, we withdrew our broker-dealer registration.  The impact of the broker-dealer activities is described in note 3 to our consolidated financial statements which are included elsewhere in this prospectus.

Our financial statements also include the results of our foreign exchange activities, conducted within Julius Baer Financial Markets LLC (“JBFM”), which is a wholly owned subsidiary of the company. This activity was initially transferred to our company from an affiliate in December 2005. As of December 1, 2007, JBFM was distributed to Julius Baer Holding Ltd., our parent, and is no longer a subsidiary of our company.  With effect from our December 31, 2007 financial statements, the foreign exchange activities within JBFM will be treated as discontinued operations and the historical financial statements will be recast to reflect such treatment. The impact of the foreign exchange activities is described in note 11 to the consolidated financial statements which are included elsewhere in this prospectus.

In addition, our historical financial statements also contain the activities of a legacy alternative fund-of-fund business as well as a separate and distinct international fixed income advisory business managed from London. Both of these activities were previously transferred to affiliates of our parent. The financial results of this legacy fund−of−fund business and London based fixed income business did not satisfy the criteria for discontinued operations treatment because of the similarity to the business activities we currently conduct and are therefore shown within the respective line items of the financial statements as part of continuing operations. In order to make comparisons more meaningful, we present certain information below excluding such legacy activities.

Assets under Management

Changes to our operating results from one period to another are primarily due to changes in our assets under management and changes in the distribution of our assets under management among our investment products and investment strategies.

The value and composition of our assets under management are, and will continue to be, influenced by a variety of factors including, among other things:

•	client cash flows into and out of our investment products;

•	fluctuations in the financial markets around the world and in relative currency valuations that result in appreciation or depreciation of assets under management; and

•	our introduction of new investment strategies and products.

The following table details our assets under management, based on the types of investment products we offered as of December 31, 2004, 2005 and 2006 and as of September 30, 2007. Our investment products include SEC registered mutual funds and private offshore funds, institutional commingled funds, separate accounts and sub-advisory accounts.

	As of December 31,
	2004	2005	2006	As of September 30, 2007
	(in millions)
SEC registered mutual and private offshore funds*
A Shares	$4,896	$7,878	$10,865	$13,102
I Shares*	5,522	9,832	15,735	23,194
Total SEC registered mutual and private offshore funds	10,418	17,710	26,600	36,296

Institutional commingled funds	1,221	3,577	5,676	8,174
Separate accounts	7,411	10,394	16,574	23,064
Sub-advisory accounts	2,532	3,169	4,636	5,708
Sub-total - continuing activities	21,582	34,850	53,486	73,242
Legacy activities Alternative fund–of–funds	1,705	787	—	—
Managed account - private client business	1,089	823	—	—
Total assets under management	$24,376	$36,460	$53,486	$73,242

* Amounts invested in private offshore funds are categorized as “I” Shares.

SEC Registered Mutual and Private Offshore Funds

We principally offer no-load open-end share classes within our SEC registered mutual funds business. We currently serve as investment advisor to nine SEC registered mutual funds.

Our open-end funds are not listed on an exchange. These funds issue new shares for purchase and redeem shares from those stockholders who sell. The share price for purchases and redemptions of open-end funds is determined by each fund’s net asset value, which is calculated at the end of each business day. Assets under management in open-end funds vary as a result of both market appreciation and depreciation and the level of new purchases or redemptions of shares of a fund. We earn investment management fees for serving as an investment advisor to these funds, which are based on the average daily net asset value of each fund.

Through financial intermediaries, we offer several share classes in each open-end fund to provide investors with alternatives to best suit their investment needs.

•	Class A shares of the SEC open-end funds represented $13.1 billion and $10.9 billion of our assets under management as of September 30, 2007 and December 31, 2006, respectively. These shares are generally offered to investors making initial investments of $1,000 or more. The third-party distributor of our SEC registered mutual funds, Quasar Distributors LLC, receives Rule 12b-1 fees for distribution and/or administrative services on Class A shares which are generally offset by fees it pays to third-party agents.

•
Class I shares of the SEC open-end funds, excluding offshore funds discussed below, represented $22.6 billion and $15.4 billion of our assets under management as of September 30, 2007 and December 31, 2006, respectively. These shares are generally offered to institutional investors making initial investments of $1 million or more. No Rule 12b-1 distribution and service fees are charged to holders of Class I shares.

•
Effective November 1, 2007, we introduced additional classes of shares on certain of our mutual funds targeted primarily at distribution through selected advisors and retirement platforms. These have higher 12b-1 fees than our A shares to allow for additional servicing costs.

We also offer three private offshore funds to select offshore clients. Private offshore funds represented $0.6 billion and $0.3 billion of our assets under management as of September 30, 2007 and December 31, 2006, respectively. The share price for purchases and redemptions of these offshore funds is determined by each fund’s net asset value, which is calculated at the end of each month. Assets under management in these offshore funds vary as a result of both market appreciation and depreciation and the level of new purchases or redemptions of shares of a fund. The fee rates, in general, decline as the fund size increases. Investment management fees for offshore funds are calculated using the month-end net asset value of each fund.

Institutional Commingled Funds

Institutional commingled funds are pooled investment vehicles offered to institutional clients such as public and private pension funds, foundations and endowments. Our revenues from commingled funds are derived from investment management fees that vary between our different investment strategies. The fee rates, in general, decline as the investment size increases. We earn investment management fees which are based on either the average quarterly month-end market value, actual quarter-end market value or the actual month-end market value of the assets under management.

Separate Accounts

Our separate accounts are primarily managed for institutional clients such as public and private pension funds, foundations and endowments. Our revenues from separate accounts are typically derived from investment management fees that vary between our different investment strategies. The fee rates, in general, decline as account size increases. In the case of certain institutional separate accounts, we may also earn performance fees. Performance fees amounted to 1.25% and 0.86% of revenues for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively. Separate accounts are generally offered to institutional investors making the required minimum initial investments which vary by strategy. The average investment management fees we earn on these accounts are generally lower than the investment management fees we earn on our mutual funds and institutional commingled funds.

Sub-advisory Accounts

As of September 30, 2007, we sub-advised seven SEC registered mutual funds pursuant to sub-advisory agreements. Under the Investment Company Act of 1940, as amended, these agreements may have an initial term of up to two years and are thereafter subject to the respective fund board’s annual approval. In addition, we sub-advise eight offshore funds pursuant to contractual arrangements. We earn investment management fees which are based on the average daily market value of the assets under management. Approximately 50% of the sub-advisory assets as of September 30, 2007 were attributable to one institutional relationship. The average investment management fees we earn on these accounts are generally lower than the investment management fees we earn on our mutual funds and institutional commingled funds.

Revenues

Our revenues are substantially comprised of investment management fees earned under investment advisory contracts with the mutual funds, offshore funds, commingled vehicles, separate accounts or sub-advisory accounts. The distribution of assets under management among our investment products and among our investment strategies will also have an impact on our investment management fees, as some products and strategies carry different fees than others. Investment management fees fluctuate based on the total value of assets under management, changes in the investment management fee rates on any of our products, and, for those accounts on which we earn performance based fees, the investment performance of those accounts.

In the future, we plan to expand into alternative investment offerings and, accordingly, would expect performance fees to become a more significant source of revenues. Income from performance fees is recorded on the contractually determined measurement date.

We expect revenues to be greater during the remainder of 2007 and 2008, relative to prior periods, as we earn incremental investment management fees on the significant amount of additional assets under management invested over the nine months ended September 30, 2007.

Operating Expenses

Our operating expenses consist primarily of employee compensation and benefits expenses, distribution expenses and general and administrative expenses. Our operating expenses may fluctuate due to a number of factors, including the following:

•	variations in the level of total employee compensation and benefits expense due to, among other things, bonuses, sales incentives, changes in our employee count and mix, and competitive factors;

•	changes in distribution expense as a result of fluctuations in mutual fund sales, level of redemptions and market appreciation or depreciation of assets under management;

•	changes in the level of our marketing and promotion expenses in response to market conditions, including our efforts to further penetrate our distribution sources; and

•	increases in expenses such as rent, professional service fees and data-related costs, including the cost of outsourced services provided by third parties, incurred to run our business.

Employee Compensation and Benefits

Our largest operating expense is employee compensation and benefits, which includes salaries, deferred and incentive compensation, sales incentives, and related benefits costs, as well as expenses related to our Principals’ membership interests. We believe that the employee compensation and benefits offered to our employees are competitive within our industry. In order to attract and retain qualified personnel, we must maintain competitive employee compensation and benefits.

A significant portion of our employee compensation and benefits expense relates to the allocations of income to our Principals as well as the accrual for the incremental increase in the redemption value of their membership interests. In May 2004, we granted membership interests in Artio Global Management LLC to our Principals entitling them to a share of the future income of the operating company. Pursuant to the terms of the operating agreement of our operating company, prior to this offering, the holders of these interests had the right to require us to redeem their vested membership interests, under certain circumstances, using a model that was based on the historic average earnings (as defined in the operating company’s operating agreement) as well as our parent’s historic average price/earnings ratio.

We have accounted for the allocations of income relating to these interests as well as the annual increase in their redemption value as compensation expense within our financial statements. The following table details our employee compensation and benefits expenses for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2007 and 2006.

	At December 31,
	2004	2005	2006	At September 30, 2006	At September 30, 2007
	(in thousands)
Salaries, bonuses and benefits	$32,864	$53,457	$74,730	$56,278	$70,847
Allocations of profits interests to our Principals	12,359	33,748	53,410	37,933	60,893
Change in redemption value of our Principals’ membership interests	—	23,557	46,932	33,376	59,404
Total employee compensation and benefits expense	$45,223	$110,762	$175,072	$127,587	$191,144

The costs associated with the income allocations and changes in redemption value of the membership interests held by the Principals represent a significant component of overall compensation expense. Subsequent to this offering and the amendment and restatement of the operating agreement, these costs will no longer be reflected as compensation expense. See “—Changes to Membership Interests.” Prior to this offering, the Principals did not receive incentive compensation, other than distributions on their membership interests, but they will be eligible for incentive compensation following this offering, which will partially offset the reduction in expense from the elimination of charges relating to their membership interests. See “Management—Compensation Discussion and Analysis—Employment Agreements.”

Further, included within salaries, bonuses and benefits are sales incentives costs which represent amounts due to our internal sales personnel. These incentive amounts are derived as a percentage of the revenues associated with client assets (without consideration to our overall financial performance) and are payable over a one to three year period.

We intend to issue         restricted Class A common stock units in connection with this offering and these units will vest over a period of       years.  Accordingly, we will incur non-cash compensation expenses related to this vesting. We anticipate using a fair value method to record compensation expense for future restricted stock units and stock options granted under our incentive compensation plans. Fair value will be determined using an appropriate fair value option pricing model for the stock options and will be determined based upon the market value of the underlying stock for restricted stock units.

Marketing and Distribution Expense

Marketing and distribution expense includes payments we make to broker dealers and other intermediaries for selling, servicing and administering mutual funds. This expense is influenced by new mutual funds sales, levels of redemptions and market appreciation or depreciation of assets under management in these products. The third-party distributor to our SEC registered mutual funds, Quasar Distributors LLC, receives Rule 12b-1 fees for distribution and/or administrative expenses, which are generally offset by fees it pays to third-party agents. To the extent that the amount of these fees exceeds the amount payable to those third-party agents, these fees are provided to us and we may use the excess to cover marketing expenses (with the exception currently of the International Equity Fund (to the extent it remains closed to new investors), where any excess would be returned to the International Equity Fund). Historically, the amount of excess fees returned to us has not been material.

General and Administrative Expense

General and administrative expense includes professional and outside fees for third-party service providers, office expenses, technology related costs, license fees paid to our parent, market data expenses, depreciation and the costs associated with operating and maintaining our research, trading and portfolio accounting systems. Our occupancy-related costs and market data expenses, in particular, generally increase or decrease in relative proportion to the number of employees retained by us and the overall size and scale of our business operations.

Following this offering, we expect that we will incur additional expenses as a result of becoming a public company for, among other things, director and officer insurance, director fees, SEC reporting and compliance (including Sarbanes-Oxley compliance), transfer agent fees, professional fees and other similar expenses.

Following this offering, we will no longer pay license fees to our parent.

Interest Expense

Prior to this offering, our operating company intends to incur $         of new debt to fund distributions to Julius Baer Holding Ltd. and the Principals. As a result, we will incur an interest expense in future periods.

Discontinued Operations

The consolidated financial statements include the results of certain activities that are deemed discontinued operations. These discontinued operations comprise our former broker-dealer activities that were closed in 2006. See “—General.”

Income Taxes

Our business is organized as a corporation and, therefore, is subject to U.S. federal and certain state income taxes. As a member of the operating company, we incur U.S. federal, state and local income taxes on our allocable share of any net taxable income of the operating company.

Changes to Membership Interests

In connection with this offering, we will amend and restate the operating agreement of our operating company. The amendment and restatement of the operating agreement will result in the complete acceleration of the unvested portion of the membership interests of the Principals and the elimination of both our obligation to repurchase such interests and the ability of the Principals to put their interests to the operating company. See “Relationships and Related Party Transactions—Second Amended and Restated Limited Liability Company Agreement of the Operating Company.” As part of the reorganization, the Class B units currently held by our Principals will be exchanged for New Class A Units of the operating company and shares of our Class B common stock. Assuming an initial public offering price of $          per share, we expect to record compensation expense of $         million on the date of the consummation of this offering relating to acceleration of vesting of such interests.

Operating Results

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Assets under Management

Assets under management (excluding legacy activities) increased by $27.7 billion, or 61%, to $73.2 billion as of September 30, 2007 from $45.5 billion as of September 30, 2006. As of September 30, 2007, our assets under management consisted of 50% mutual and offshore funds, 11% commingled funds, 31% separate accounts and 8% sub-advised accounts, as compared to 51% mutual and offshore funds, 10% commingled funds, 30% separate accounts and 9% sub-advised accounts as of September 30, 2006.

	Nine Months Ended September 30,		Period-to-Period
	2006	2007	$ Change	% Change
	(in millions)		(in millions)
SEC Registered Mutual and Private Offshore Funds
Beginning assets under management	$17,710	$26,600	$8,890	50%
Net client cash flows	2,520	4,961	2,441	97
Market appreciation	2,942	4,735	1,793	61
Ending assets under management	$23,172	$36,296	$13,124	57%
Institutional Commingled Funds
Beginning assets under management	$3,577	$5,676	$2,099	59%
Net client cash flows	542	1,455	913	168
Market appreciation	537	1,043	506	94
Ending assets under management	$4,656	$8,174	$3,518	76%
Separate Accounts
Beginning assets under management	$10,394	$16,574	$6,180	59%
Net client cash flows	1,641	3,929	2,288	139
Market appreciation	1,726	2,561	835	48
Ending assets under management	$13,761	$23,064	$9,303	68%
Sub-advisory Accounts
Beginning assets under management	$3,169	$4,636	$1,467	46%
Net client cash flows	440	415	(25)	(6)
Market appreciation	335	657	322	96
Ending assets under management	$3,944	$5,708	$1,764	45%
Legacy activities
Beginning assets under management	$1,610	$—	$(1,610)	(100)%
Net client cash flows	(1,610)	—	1,610	100
Market appreciation	—	—	—	—
Ending assets under management	$—	$—	$—	—%
Total Assets under Management (including legacy activities)
Beginning assets under management	$36,460	$53,486	$17,026	47%
Net client cash flows	3,533	10,760	7,227	205
Market appreciation	5,540	8,996	3,456	62
Ending assets under management	$45,533	$73,242	$27,709	61%
Total Assets under Management (excluding legacy activities)
Beginning assets under management	$34,850	$53,486	$18,636	53%
Net client cash flows	5,143	10,760	5,617	109
Market appreciation	5,540	8,996	3,456	62
Ending assets under management	$45,533	$73,242	$27,709	61%

Net client cash flows in SEC registered mutual and private offshore funds increased by $2.4 billion, or 97%, to $5.0 billion for the nine months ended September 30, 2007 from $2.5 billion for the nine months ended September 30, 2006. The increase in mutual and offshore fund net client cash flows was largely attributable to continued flows into the Julius Baer International Equity Fund II during the nine months ended September 30, 2007 as well as increased sales of the Julius Baer Total Return Bond Fund. Net client cash flows in institutional commingled funds increased by $0.9 billion, or 168%, to $1.5 billion for the nine months ended September 30, 2007 from $0.5 billion for the nine months ended September 30, 2006. This is due to increased sales of the Julius Baer International Equity II Group Trust and Julius Baer International Equity II LLC commingled vehicles. Net client cash flows in institutional separate accounts increased by $2.3 billion, or 139%, to $3.9 billion for the nine months ended September 30, 2007 from $1.6 billion for the nine months ended September 30, 2006. The increase relates to increased sales of our International Equity II and Total Return Bond strategies. Net client cash flows in sub-advised accounts decreased by $0.03 billion, or 6%, to $0.4 billion for the nine months ended September 30, 2007 from $0.4 billion for the nine months ended September 30, 2006. This decrease was due to net redemptions in one of the SEC funds we sub-advised during the first nine months of 2007.

Revenues

	Nine Months Ended September 30,		Period-to-Period
	2006	2007	$ Change	% Change
	(in thousands)		(in thousands)
Investment management fees	$214,913	$321,340	$106,427	50%
Foreign exchange trading gains	7,103	7,407	304	4
Interest Income	1,941	5,227	3,286	169
Net gain (loss) on marketable securities and other	(10)	133	143	*
Total revenues	$223,947	$334,107	$110,160	49%

*	Not meaningful

Total revenues increased by $110.2 million, or 49%, to $334.1 million for the nine months ended September 30, 2007 from $223.9 million for the nine months ended September 30, 2006. The increase was primarily due to increases in investment management fees. Investment management fees increased by $106.4 million, or 50%, to $321.3 million for the nine months ended September 30, 2007 from $214.9 million for the nine months ended September 30, 2006 as a result of a $22.2 billion increase in average assets under management during the 2007 period compared to the 2006 period. Investment management fees as a percentage of average assets under management decreased to an annualized rate of 0.67% as of September 30, 2007 from an annualized rate of 0.69% as of September 30, 2006. The primary reason for the decrease in the average annualized fee is due to the growth of assets in certain of our strategies other than our flagship International Equity strategies, specifically Global High Grade Fixed Income, which generally have lower average management fees than our International Equity strategies. The proportion of assets under management relating to our International Equity strategies decreased to 92% as of September 30, 2007 as compared to 95% as of September 30, 2006. The increase in interest income is attributable to an increase in investable cash balances associated with increased profits.

Operating Expenses

	Nine Months Ended September 30,		Period-to-Period
	2006	2007	$ Change	% Change
	(in thousands)		(in thousands)
Salaries, bonuses and benefits	$56,278	$70,847	$14,569	26%
Allocations of profits interests to our Principals	37,933	60,893	22,960	61
Change in redemption value of our Principals’ membership interests	33,376	59,404	26,028	78
Total employee compensation and benefits	127,587	191,144	63,557	50
Marketing and distribution expense	14,640	17,697	3,057	21
General and administrative expense	23,438	33,566	10,128	43
Total operating expenses	$165,665	$242,407	$76,742	46%

Operating expenses increased by $76.7 million, or 46%, to $242.4 million for the nine months ended September 30, 2007 from $165.7 million for the nine months ended September 30, 2006. The increase was primarily due to increases in employee compensation and benefits and general and administrative expenses.

Employee compensation and benefits increased by $63.6 million, or 50%, to $191.1 million for the nine months ended September 30, 2007 from $127.6 million for the nine months ended September 30, 2006. Approximately $49.0 million of the increase in our compensation costs has been driven by the allocations of income to our Principals, made on their membership interests, as well as the increase in the redemption value of their membership interests during this period. Subsequent to this offering, the costs relating to these membership interests as well as the change in the redemption value of these membership interests will no longer be reflected as compensation expense. In addition, $13.5 million of the increase in employee compensation and benefits reflects increases in our staffing levels to support our growth and increased incentive compensation related primarily to our increased profitability.

Marketing and distribution expense increased by $3.1 million, or 21%, to $17.7 million for the nine months ended September 30, 2007 from $14.6 million for the nine months ended September 30, 2006, primarily due to the growth of average mutual fund assets under management increasing distribution expenses.

General and administrative expense increased by $10.1 million, or 43%, to $33.6 million for the nine months ended September 30, 2007 from $23.4 million for the nine months ended September 30, 2006 primarily due to an increase in professional service and technology-related expenses. The increase in professional service costs relate to the expansion into new products, the initiation of a project to establish a Sarbanes-Oxley compliance function and a general increase in business activity. General and administrative expense includes $5.6 million of external consulting costs, which are to a large extent non-recurring in nature, including $3.5 million relating to the commencement of a Sarbanes-Oxley compliance project as mentioned above. Further, license fees payable to our parent, Julius Baer Holding Ltd., of $5.0 million for the nine months ended September 30, 2007 as compared to $4.3 million for the nine months ended September 30, 2006 are included within general and administrative expense. Following this offering, we will no longer pay license fees to Julius Baer Holding Ltd.

Net Income

	Nine Months Ended September 30,		Period-to-Period
	2006	2007	$ Change	% Change
	(in thousands)		(in thousands)
Total revenues	$223,947	$334,107	$110,160	49%
Total operating expenses	165,665	242,407	76,742	46
Operating income	58,282	91,700	33,418	57
Income taxes	27,563	43,113	15,550	56
Income before discontinued operations	30,719	48,587	17,868	58
Discontinued operations, net of taxes	(112)	—	112	100
Net income	$30,607	$48,587	$17,980	59%

Income tax expense increased by $15.6 million, or 56%, to $43.1 million for the nine months ended September 30, 2007 from $27.6 million for the nine months ended September 30, 2006 primarily due to the increase in operating income before taxation. Our effective tax rate was 47% for the nine months ended September 30, 2007 and 47% for the nine months ended September 30, 2006.

Net income totaled $48.6 million for the nine months ended September 30, 2007 as compared to $30.6 million for the nine months ended September 30, 2006, representing an increase of 59%.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Assets under Management

Assets under management (excluding legacy activities) increased by $18.6 billion, or 53%, to $53.5 billion as of December 31, 2006 from $34.9 billion as of December 31, 2005. As of December 31, 2006, our assets under management consisted of 50% mutual and offshore funds, 10% commingled funds, 31% separate accounts and 9% sub-advised accounts, as compared to 51% mutual and offshore funds, 10% commingled, 30% separate accounts and 9% sub-advised accounts as of December 31, 2005.

	Year Ended December 31,		Period-to-Period
	2005	2006	$ Change	% Change
	(in millions)		(in millions)
SEC Registered Mutual and Private Offshore Funds
Beginning assets under management	$10,418	$17,710	$7,292	70%
Net client cash flows	4,860	3,194	(1,666)	(34)
Market appreciation	2,432	5,696	3,264	134
Ending assets under management	$17,710	$26,600	$8,890	50%
Institutional Commingled Funds
Beginning assets under management	$1,221	$3,577	$2,356	193%
Net client cash flows	1,901	960	(941)	(50)
Market appreciation	455	1,139	684	150
Ending assets under management	$3,577	$5,676	$2,099	59%
Separate Accounts
Beginning assets under management	$7,411	$10,394	$2,983	40%
Net client cash flows	1,423	2,603	1,180	83
Market appreciation	1,560	3,577	2,017	129
Ending assets under management	$10,394	$16,574	$6,180	59%
Sub-advised accounts
Beginning assets under management	$2,532	$3,169	$637	25%
Net client cash flows	449	825	376	84
Market appreciation	188	642	454	241
Ending assets under management	$3,169	$4,636	$1,467	46%
Legacy Activities
Beginning assets under management	$2,794	$1,610	$(1,184)	(42)%
Net client cash flows	(1,280)	(1,610)	(330)	(26)
Market appreciation	96	—	(96)	(100)
Ending assets under management	$1,610	$—	$(1,610)	(100)%
Total Assets under Management (including legacy activities)
Beginning assets under management	$24,376	$36,460	$12,084	50%
Net client cash flows	7,353	5,972	(1,381)	(19)
Market appreciation	4,731	11,054	6,323	134
Ending assets under management	$36,460	$53,486	$17,026	47%
Total Assets under Management (excluding legacy activities)
Beginning assets under management	$21,582	$34,850	$13,268	61%
Net client cash flows	8,633	7,582	(1,051)	(12)
Market appreciation	4,635	11,054	6,419	138
Ending assets under management	$34,850	$53,486	$18,636	53%

Net client cash flows in SEC registered mutual and private offshore funds decreased by $1.7 billion, or 34%, to $3.2 billion for the year ended December 31, 2006 from $4.9 billion for the year ended December 31, 2005. The decrease in mutual and offshore fund net client cash flows was largely attributable to a decline in net client cash flows in the Julius Baer International Equity Fund due to its closure to new investors during the fourth quarter of 2005. This was partially offset by net client cash flows in the Julius Baer International Equity Fund II, which opened during the first quarter of 2005. Net client cash flows in institutional commingled funds decreased by $0.9 billion, or 50%, to $1.0 billion for the year ended December 31, 2006 from $1.9 billion for the year ended December 31, 2005 as a result of the lower purchases of International Equity pooled vehicles also related to the closure of the International Equity I strategy to new investors. Net client cash flows in separate accounts increased by $1.2 billion, or 83%, to $2.6 billion for the year ended December 31, 2006 from $1.4 billion for the year ended December 31, 2005. The increase was due to the strong level of net client cash flows into the International Equity II strategy as well as increased purchases into our Global Equity strategy. Net client cash flows within sub-advised accounts increased by $0.4 billion, or 84%, to $0.8 billion for the year ended December 31, 2006 from $0.4 billion for the year ended December 31, 2005. The increase was attributable to increased net client cash flows in our Global Equity and Global High Income strategies.

Revenues

	Year Ended December 31,		Period-to-Period
	2005	2006	$ Change	% Change
	(in thousands)		(in thousands)
Investment management fees	$201,285	$300,536	$99,251	49%
Foreign exchange trading gains	1,352	9,165	7,813	578
Interest income	1,659	3,169	1,510	91
Net gain (loss) on marketable securities and other	(278)	294	572	206
Total revenues	$204,018	$313,164	$109,146	53%

Total revenues increased by $109.1 million, or 53%, to $313.2 million for the year ended December 31, 2006 from $204.0 million for the year ended December 31, 2005. This increase was primarily due to an increase in investment management fees. Investment management fees increased by $99.3 million, or 49%, to $300.5 million for the year ended December 31, 2006 from $201.3 million for the year ended December 31, 2005 as a result of a $13.2 billion increase in average assets under management during 2006 compared to 2005. The increase was primarily due to an increase in net sales into the International Equity II strategy. Investment management fees as a percentage of average assets under management increased to an annualized rate of 0.69% as of December 31, 2006 from an annualized rate of 0.66% as of December 31, 2005 as the assets relating to legacy activities earned lower fees than the overall assets under management. The increase in foreign exchange trading gains represent a full year of revenue for our foreign exchange activities for the year ended December 31, 2006 as compared to one month of revenue for the year ended December 31, 2005. See “General”, included earlier in this section, for a description of such activities. The increase in interest income is attributable to an increase in investable cash balances associated with increased profits.

Operating Expenses

	Year Ended December 31,		Period-to-Period
	2005	2006	$ Change	% Change
	(in thousands)		(in thousands)
Salaries, bonuses and benefits	$53,457	$74,730	$21,273	40%
Allocations of profits interests to our Principals	33,748	53,410	19,662	58
Change in redemption value of our Principals’ membership interests	23,557	46,932	23,375	99
Total employee compensation and benefits	110,762	175,072	64,310	58
Marketing and distribution expense	12,162	20,231	8,069	66
General and administrative	28,137	33,978	5,841	21
Total operating expenses	$151,061	$229,281	$78,220	52%

Operating expenses increased by $78.2 million, or 52%, to $229.3 million for the year ended December 31, 2006 from $151.1 million for the year ended December 31, 2005. The increase was largely due to increased compensation related costs. Further, $6.5 million of the increase in operating expenses is attributable to the inclusion of a full year of operating expenses for the foreign exchange activities for the year ended December 31, 2006 as compared to one month of expense for the year ended December 31, 2005. See “—General” for a description of this activity.

Employee compensation and benefits increased by $64.3 million, or 58%, to $175.1 million for the year ended December 31, 2006 from $110.8 million for the year ended December 31, 2005. Approximately $43.0 million of the increase in our compensation costs has been driven by the allocations of income to our Principals made on their membership interests as well as the increase in the redemption value of their membership interests during the year. Subsequent to this offering, the costs relating to these membership interests as well as the change in the redemption value of these membership interests will no longer be reflected as compensation expense. In addition, $19.1 million of the increase in employee compensation and benefits was related to increases in our staffing levels to support our growth and increased incentive compensation related primarily to our increased profitability.

Marketing and distribution expense increased by $8.1 million, or 66%, to $20.2 million for the year ended December 31, 2006 from $12.2 million for the year ended December 31, 2005, primarily due to the growth of average mutual fund assets under management increasing distribution expenses.

General and administrative expense increased by $5.8 million, or 21%, to $34.0 million for the year ended December 31, 2006 from $28.1 million for the year ended December 31, 2005 primarily due to increased license fees charged by our parent, Julius Baer Holding Ltd., as well as higher operational costs associated with business expansion. License fees totaled $6.4 million for the year ended December 31, 2006 as compared to $3.4 million for the year ended December 31, 2005. Subsequent to this offering, license fees will no longer be payable to Julius Baer Holding Ltd.

Net Income

	Year Ended December 31,		Period-to-Period
	2005	2006	$ Change	% Change
	(in thousands)		(in thousands)
Total revenues	$204,018	$313,164	$109,146	53%
Total operating expenses	151,061	229,281	78,220	52
Operating income	52,957	83,883	30,926	58
Income tax expense	24,213	39,413	15,200	63
Income before discontinued operations	28,744	44,470	15,726	55
Discontinued operations, net	(2,637)	304	2,941	112
Net income	$26,107	$44,774	$18,667	72%

Income tax expense increased by $15.2 million, or 63%, to $39.4 million for the year ended December 31, 2006 from $24.2 million for the year ended December 31, 2005 primarily due to the increase in operating income before taxation. Our effective tax rate was 47% for the year ended December 31, 2006 compared to 46% for the year ended December 31, 2005.

Net income totaled $44.8 million for the year ended December 31, 2006 as compared to $26.1 million for the year ended December 31, 2005, representing an increase of 72%.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Assets under Management

Assets under management (excluding legacy activities) increased by $13.3 billion, or 61%, to $34.9 billion as of December 31, 2005 from $21.6 billion as of December 31, 2004. As of December 31, 2005, our assets under management consisted of 51% mutual and offshore funds, 10% commingled, 30% separate accounts and 9% sub-advised accounts, as compared to 48% mutual funds, 6% commingled, 34% separate accounts and 12% sub-advised accounts as of December 31, 2004.

	Year Ended December 31,		Period-to-Period
	2004	2005	$ Change	% Change
	(in millions)		(in millions)
SEC Registered Mutual and Private Offshore Funds
Beginning assets under management	$4,407	$10,418	$6,011	136%
Net client cash flows	4,681	4,860	179	4
Market appreciation	1,330	2,432	1,102	83
Ending assets under management	$10,418	$17,710	$7,292	70%
Institutional Commingled Funds
Beginning assets under management	$186	$1,221	$1,035	556%
Net client cash flows	886	1,901	1,015	115
Market appreciation	149	455	306	205
Ending assets under management	$1,221	$3,577	$2,356	193%

	Year Ended December 31,		Period-to-Period
	2004	2005	$ Change	% Change
	(in millions)		(in millions)
Separate Accounts
Beginning assets under management	$1,428	$7,411	$5,983	419%
Net client cash flows	4,398	1,423	(2,975)	(68)
Market appreciation	1,585	1,560	(25)	(2)
Ending assets under management	$7,411	$10,394	$2,983	40%
Sub-advised Accounts
Beginning assets under management	$1,495	$2,532	$1,037	69%
Net client cash flows	819	449	(370)	(45)
Market appreciation	218	188	(30)	(14)
Ending assets under management	$2,532	$3,169	$637	25%
Legacy Activities
Beginning assets under management	$5,561	$2,794	$(2,767)	(50)%
Net client cash flows	(2,951)	(1,280)	1,671	57
Market appreciation	184	96	(88)	(48)
Ending assets under management	$2,794	$1,610	$(1,184)	(42)%
Total Assets under Management (including legacy activities)
Beginning assets under management	$13,077	$24,376	$11,299	86%
Net client cash flows	7,833	7,353	(480)	(6)
Market appreciation	3,466	4,731	1,265	36
Ending assets under management	$24,376	$36,460	$12,084	50%
Total Assets under Management (excluding legacy activities)
Beginning assets under management	$7,516	$21,582	$14,066	187
Net client cash flows	10,784	8,633	(2,151)	(20)
Market appreciation	3,282	4,635	1,353	41
Ending assets under management	$21,582	$34,850	$13,268	61

In October 2005, we closed the International Equity I strategy to new investors in order to preserve the return opportunity in our smaller capitalization investments for existing International Equity I investors. Additionally, we launched the International Equity II strategy during the first quarter of 2005. The closing of the International Equity I strategy had the short-term effect of reducing net client cash flows. Although net client cash flows in International Equity II were materially positive, net client cash flows into separate accounts decreased during 2005. Further, we experienced net redemptions during 2005 in certain fixed income products. Those redemptions were associated with our parent’s decision to sell its U.S. private banking business as certain of its clients had their assets invested in our mutual and offshore funds. For purposes of classification, mutual and offshore fund assets that relate to the former private banking business conducted by an affiliate are included above within SEC Registered Mutual and Private Offshore Funds while assets that were managed as an advisory or discretionary account are classified above as legacy activities. See “Assets under Management” included earlier in this section for a description of such activities.

Revenues

	Year Ended December 31,		Period-to-Period
	2004	2005	$ Change	% Change
	(in thousands)		(in thousands)
Investment management fees	$106,282	201,285	95,003	89%
Foreign exchange trading gains	—	1,352	1,352	*
Interest income	456	1,659	1,203	264
Net gain (loss) on marketable securities and other	4	(278)	(282)	*
Total revenues	$106,742	$204,018	$97,276	91%

*	Not meaningful

Total revenues increased by $97.3 million, or 91%, to $204.0 million for the year ended December 31, 2005 from $106.7 million for the year ended December 31, 2004. This increase was primarily due to an increase in investment management fees. Investment management fees increased by $95.0 million, or 89%, to $201.3 million for the year ended December 31, 2005 from $106.3 million for the year ended December 31, 2004 as a result of a $14.6 billion increase in average assets under management during 2005 as compared to 2004.  Investment management fees as a percentage of average assets under management during 2005 decreased to an annualized rate of 0.66% as of December 31, 2005 from an annualized rate of 0.67% as of December 31, 2004 as the revenues relating to 2004 include an out-of-period $2.2 million adjustment relating to the cumulative effect of changing to an accrual method from a cash basis.  Without such adjustment, management fees as a percentage of average assets under management as of December 31, 2004 would have been 0.65%.  The increase in interest income is attributable to an increase in investable cash balances associated with increased profits.

Operating Expenses

	Year Ended December 31,		Period-to-Period
	2004	2005	$ Change	% Change
	(in thousands)		(in thousands)
Salaries, bonuses and benefits	$32,864	$53,457	$20,593	63%
Allocations of profits interests to our Principals	12,359	33,748	21,389	173
Change in redemption value of our Principals’ membership interests	—	23,557	23,557	*
Total employee compensation and benefits	45,223	110,762	65,539	145
Marketing and distribution expense	7,026	12,162	5,136	73
General and administrative	24,498	28,137	3,639	15
Total operating expenses	$76,747	$151,061	$74,314	97%

*	Not meaningful

Operating expenses increased by $74.3 million, or 97%, to $151.1 million for the year ended December 31, 2005 from $76.7 million for the year ended December 31, 2004. The increase was primarily due to an increase in employee compensation and benefit-related costs.

Employee compensation and benefits increased by $65.5 million, or 145%, to $110.8 million for the year ended December 31, 2005 from $45.2 million for the year ended December 31, 2004. Approximately $44.9 million of the increase in our compensation costs has been driven by allocations of income to our Principals made on their membership interests as well as the increase in the redemption value of their membership interests during the period. Subsequent to this offering, the costs relating to these membership interests as well as the change in the redemption value of these membership interests will no longer be reflected as compensation expense. In addition, $19.6 million of the increase in employee compensation and benefits was related to increases in our staffing levels to support our growth and increased incentive compensation related primarily to our increased profitability.

Marketing and distribution expense increased by $5.1 million, or 73%, to $12.2 million for the year ended December 31, 2005 from $7.0 million for the year ended December 31, 2004, primarily due to growth of average mutual fund assets under management.

Net Income

	Year Ended December 31,		Period-to-Period
	2004	2005	$ Change	% Change
	(in thousands)		(in thousands)
Total revenues	$106,742	$204,018	$97,276	91%
Total operating expenses	76,747	151,061	74,314	97
Operating income	29,995	52,957	22,962	77
Income tax expense	13,617	24,213	10,596	78
Income before discontinued operations	16,378	28,744	12,366	76
Discontinued operations, net of taxes	(3,396)	(2,637)	759	22
Net Income	$12,982	$26,107	$13,125	101%

Income tax expense increased by $10.6 million, or 78%, to $24.2 million for the year ended December 31, 2005 from $13.6 million for the year ended December 31, 2004 primarily due to the increase in operating income before taxation. Our effective tax rate was 46% for the year ended December 31, 2005 compared to 45% for the year ended December 31, 2004.

Net income totaled $26.1 million for the year ended December 31, 2005 as compared to $13.0 million for the year ended December 31, 2004, representing an increase of 101%.

Liquidity and Capital Resources

Our working capital requirements historically have been met through cash generated by our operations. We expect that our cash and liquidity requirements in the twelve months following the consummation of this offering will be met primarily through cash generated by our operations.

Our anticipated capital requirements include:

•
providing capital to facilitate our expansion into new products or strategies, including our alternative investment activities, both to fund their operating expenses and, potentially, as seed capital to invest in such products or strategies;

•	managing working capital needs, as we receive payments of fees on a deferred basis;

•	paying our operating expenses, primarily consisting of employee compensation and benefits;

•	paying interest expense on the indebtedness we will incur prior to this offering;

•	making distributions in accordance with our dividend policy; and

•	paying income taxes and amounts due to our Principals in respect of the tax receivable agreement.

Prior to this offering, our operating company intends to incur $         of new debt to fund distributions to Julius Baer Holding Ltd. and the Principals.

We are a holding company and have no material assets other than our ownership of membership units in our operating company. In connection with the reorganization, our operating company intends to make a distribution to its existing members representing all of the undistributed earnings generated up to the date of this offering. Further, we also expect to make a special distribution to existing members approximating $         million that will be financed by the new debt our operating company intends to incur prior to this offering. We anticipate that distributions to the members of our operating company, which, immediately following this offering, will consist of our Principals and us will continue to be a material use of our cash resources and will vary in amount and timing based on our operating results and dividend policy. As discussed under “Dividend Policy and Dividends,” we currently intend to declare regular cash dividends to holders of our Class A common stock and Class C common stock.

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
	(in thousands)
Cash flow data:
Net cash provided by (used in) operating activities	$(9,151)	$27,330	$45,501	$3,782	$76,801
Net cash (used in) investing activities	—	—	(11,925)	(11,161)	(5,401)
Net cash (used in) financing activities	(2,657)	(30,000)	—	—	(60,000)
Net increase (decrease) in cash and cash equivalents	$(11,808)	$(2,670)	$33,576	$(7,379)	$11,400

Net cash provided by operating activities increased by $73.0 million to $76.8 million for the nine months ended September 30, 2007 from $3.8 million for the nine months ended September 30, 2006 primarily as a result of increased net income of $18.0 million, increased non-cash compensation of $26.0 million, net of a tax effect of $12.2 million, and a change to available-for-sale accounting for marketable securities. Net cash provided by operating activities increased by $18.2 million, to $45.5 million for the year ended December 31, 2006 from $27.3 million for the year ended December 31, 2005, primarily as a result of increased net income of $18.7 million. Net cash provided by operating activities increased by $36.5 million, to $27.3 million for the year ended December 31, 2005 from $9.2 million of net cash used by operating activities for the year ended December 31, 2004 primarily as a result of increases of $13.1 million in net income and increased non-cash compensation of $23.6 million.

Investing activities consist primarily of investments of our excess cash balances. Net cash used in investing activities decreased to $5.4 million for the nine months ended September 30, 2007 from $11.2 million for the nine months ended September 30, 2006 as a result of the sale of marketable securities to pay a $60.0 million dividend. However, cash increased in the same period by $11.4 million. Net cash used in investing activities increased to $11.9 million for the year ended December 31, 2006, primarily to purchase fixed assets from an affiliate.

Net cash used by financing activities was $60.0 million for the nine months ended September 30, 2007 as a result of a dividend in that amount. No cash was used by financing activities in 2006. Net cash used in financing activities was $30.0 million for the year ended December 31, 2005 as a result of a dividend in that amount.

Market Risk

Revenues

Our exposure to market risk is directly related to the role of our subsidiaries as investment advisors for the mutual and offshore funds, institutional commingled, separate and sub-advised accounts they manage. Substantially all of our revenue is derived from investment advisory agreements with mutual and offshore funds, institutional commingled, separate and sub-advised accounts. Under these agreements, the fees we receive are typically based on the market value of the assets under management. Accordingly, a decline in the prices of securities along with the other factors described in “Risk Factors” may cause our revenue and income to decline as a result of:

•	the value of the assets under management decreasing; or

•	our clients withdrawing funds in favor of investments that they perceive as offering greater opportunity or lower risk.

Exchange Rate Risk

The accounts that we advise, or sub-advise, in aggregate, hold substantially all of their investments denominated in non-U.S. dollar currencies and also may employ currency forwards or other derivative instruments within our client portfolios. The value of these investments and instruments may be affected by movements in the rate of exchange between the U.S. dollar and underlying foreign currency. Such movements in exchange rates could affect the value of accounts we manage, thereby impacting the amount of revenue we may earn.

Interest Rate Risk

Certain of the accounts we advise or sub-advise own fixed income securities. Interest rate changes may therefore impact the value of such instruments and the revenues we earn from them. Further, we typically invest our excess cash balances in short-term U.S. government fixed income securities. Interest rate changes may therefore impact the value of such investments or the revenue we earn from them.

Additionally, our new $         million of indebtedness will bear interest at         . For every 10 basis point move in interest rates, our annual interest expense will increase or decrease by approximately $         million.

Contractual Obligations

The following table describes our total contractual obligations as of September 30, 2007.

	Payments Due by Pay Period
	Total	Less than 1 Year	1−3 Years	3−5 Years	More than 5 Years
	(In thousands)
Long-term debt obligations	$—	$—	$—	$—	$—
Operating lease obligations	17,935	2,391	4,782	4,782	5,980
Other long-term liabilities reflected on balance sheet under GAAP	134,682	—	—	—	134,682
Total	$152,617	$2,391	$4,782	$4,782	$140,662

The majority of the other long-term liabilities reflect the cumulative changes to date in the redemption value of our Principals’ membership interests. As a result of the amendment and restatement of our operating agreement at the time of the offering, this liability will be eliminated upon closing of this offering as the modification of the operating agreement will result in the membership interests of our Principals being deemed equity (for accounting reporting purposes).  See “Our Structure and Reorganization.”

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements, which is in accordance with accounting principles generally accepted in the United States, requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

Accounting policies are an integral part of our consolidated financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. Management believes that the critical accounting policies and estimates discussed below involve additional management judgment due to the sensitivity of the methods and assumptions used.

Deferred Taxes

We are required to assess the probability of recovery of deferred tax benefits recorded in the statement of financial position and, if necessary, provide a valuation allowance against deferred tax benefits. The assessment of this probability involves primarily an estimate of our ability to generate sufficient taxable income to permit recovery of deferred tax benefits through future tax earnings.

Through September 30, 2007, our assessment is that no valuation allowance is necessary against the deferred tax assets that have been recorded as of that date.

Uncertainty in Tax Positions

In June 2006, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48, effective for us in 2007, requires us to evaluate the positions we have taken (or will take) in our tax returns, and assess the probability that, upon examination, we will be able to realize the amounts reflected in the income tax provisions. The adoption of FIN 48 did not have a material impact on our consolidated financial statements.

Future Adoption of New Accounting Pronouncements

In June 2007, the American Institute of Certified Public Accountants issued Statement of Position No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”). SOP 07-1 clarifies the definition of an investment company and whether the specialized accounting model of an investment company may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. The effective date for SOP 07-1 has been indefinitely deferred. We are currently evaluating the potential impact of the adoption of SOP 07-1 on our consolidated financial statements.

In September 2006, FASB issued Statement 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements about fair value measurements. We do not expect SFAS 157 to have a material effect on our consolidated financial position or results of operations. SFAS 157 is effective for financial assets and liabilities in 2008.

In February 2007, FASB issued Statement 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure selected financial assets and liabilities at fair value, with unrealized gains and losses on such assets and liabilities reflected in income.  We will analyze the effect of SFAS 159, but do not expect it to have a material effect on our financial position or results of operations.  SFAS 159 will be effective for us in 2008.

In December 2007, FASB issued Statement 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 will be effective for us in 2009, and is to be applied prospectively. We will analyze the effect of SFAS 160. FASB also revised Statement No. 141, Business Combinations, in December 2007. We will also analyze the effect of this Statement.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of September 30, 2007.

BUSINESS

Overview

We are an asset management company that provides investment management services to institutional and mutual fund clients. We are best known for our International Equity strategies, which represented 92% of our assets under management as of September 30, 2007. We also offer a broad range of other investment strategies, including Global High Grade Fixed Income, Global High Yield and Global Equity. As of September 30, 2007, all of these strategies had outperformed their benchmarks since inception and all of our mutual fund share classes that are rated by Morningstar carried either a 4-star or 5-star rating. In 2006, we further expanded our investment offerings by launching a series of U.S. equity strategies. Our superior investment performance has enabled us to attract a diverse group of clients and to increase our assets under management from $2.9 billion as of December 31, 2002 to $73.2 billion as of September 30, 2007, representing a CAGR of 97%. We believe that our record of investment excellence and range of investment strategies position us well for continued growth.

Our primary business objective is to consistently generate superior investment returns for our clients. We manage our investment portfolios based on a philosophy of style-agnostic investing across a broad range of opportunities, focusing on macro-economic factors and broad-based global investment themes. We also emphasize fundamental research and analysis in order to identify specific investment opportunities and capitalize on price inefficiencies. We believe that the depth and breadth of the intellectual capital and experience of our investment professionals, together with this investment philosophy and approach, have been the key drivers of the strong returns we have generated over the past decade. As an organization, our resources are concentrated on meeting our clients’ investment objectives and we seek to outsource, whenever appropriate, support functions to industry leaders thereby allowing us to focus our business on the areas where we believe we can add the most value.

Our distribution efforts have targeted intermediated distribution sources with long-term investment horizons, such as pension consultants, broker dealers, and RIAs that can be serviced with a relatively small group of sales and service professionals. As of September 30, 2007, we provided investment management services to a broad and diversified spectrum of over 750 institutional clients, including some of the world’s leading corporations, public and private pension funds, endowments and foundations and major financial institutions through our separate accounts, commingled funds and mutual funds. We also managed assets for approximately 500,000 retail mutual fund shareholders through SEC-registered Julius Baer Investment Funds.

In the mid-1990’s, our Principals assumed responsibility for managing our flagship International Equity strategy. In the years that followed, our superior performance began to attract attention from third parties such as Morningstar, which awarded a 5 star rating to the Julius Baer International Equity Fund in 1999. As a result, our assets under management from sources outside of Bank Julius Baer & Co. Ltd. began to grow.

Our assets under management as of September 30, 2007 by investment product and investment strategy are as follows:

Industry Overview

Investment management is the professional management of securities and other assets on behalf of individual and institutional investors. This industry has enjoyed significant growth in recent years due to the ongoing capital inflows from sources such as households, pension plans and insurance companies as well as the appreciation of the world’s equity markets. According to Cerulli Associates, global assets under management grew by a CAGR of 12.9% from 2003 to 2006 to $48.1 trillion as of December 31, 2006 and are projected to grow at a CAGR of 9.0% through 2011. Casey, Quirk & Associates reported that total non-U.S. equity assets under management from U.S. institutional investors, our primary focus, grew by 29.3% in 2006 to $1.6 trillion as of December 31, 2006 and by an additional 23.2% during the first nine months of 2007 to $2.0 trillion as of September 30, 2007.

Traditional investment managers, such as separate account and mutual fund managers, generally engage in managing and advising investment portfolios of equity and fixed income securities. The investment objectives of these portfolios include maximizing total return, capital appreciation, current income and/or tracking the performance of a particular index. Performance is typically evaluated over various time periods based on investment returns relative to the appropriate market index and/or peer group. Managers are generally compensated based on a percentage of assets under management. Investors generally have unrestricted access to their capital through market transactions in the case of closed-end funds and exchange-traded funds, or through withdrawals in the case of separate accounts and mutual funds, or open-end funds.

Alternative asset managers such as managers of hedge funds, private equity funds, venture capital funds, real estate funds, mezzanine funds and distressed funds, utilize a variety of investment strategies to achieve returns within certain stipulated risk parameters and investment criteria. These returns are typically evaluated on an absolute basis, rather than benchmarked in relation to an index. The compensation structure for alternative asset managers may include investment management fees on committed or contributed capital, transaction and advisory fees as capital is invested (typically for private equity funds) and carried interest or performance fees tied to achieving certain absolute return hurdles.

Unlike traditional asset managers, alternative asset managers may limit investors' access to funds once committed or invested for fixed periods or until the investments have been realized.

Institutional investors are increasing their allocations to international markets and to alternative asset classes. Demand for international equities has been driven by investors’ desire to diversify their investments and enhance investment returns. According to a May 2006 Greenwich Associates’ survey, U.S. institutions allocated 14% of their total assets to international equities, up from 11% in 2003. In the mutual fund markets, international and global equity strategies accounted for approximately 31% of total U.S. mutual fund net inflows in 2006, according to Strategic Insight. Average strategic allocations of institutional investors to alternative asset classes (hedge funds, private equity and real estate) are also expected to increase on a relative basis. According to the 2005 – 2006 Russell Survey on Alternative Investing, aggregate institutional alternative asset allocations in North America are projected to be 24% in 2007, compared to 21% in 2005.

Competitive Strengths

We believe our success as an investment management company is based on the following competitive strengths:

Superior and Consistent Investment Performance

We have a well-established track record of achieving superior investment returns across our key investment strategies relative to our competitors and the relevant benchmarks, as reflected by the following:

•
our Institutional International Equity I composite (our single largest institutional composite) has outperformed its benchmark, the MSCI AC World ex USA IndexSM ND, by 10.2% on an annualized basis since its inception in 1995 though September 30, 2007 (calculated on a gross basis before payment of fees); and

•
as of September 30, 2007, each of our next four largest strategies had also outperformed their benchmarks since inception and all of the share classes of our mutual funds rated by Morningstar carried either a 4-star or 5-star rating.

Experienced and Loyal Investment Professionals and Management Team

We have an investment-centric culture that has enabled us to maintain a consistent investment philosophy and to attract and retain world-class professionals. Our current team of lead portfolio managers is highly experienced, with approximately 17 years of average industry experience among them. Over the past five years, our team of investment professionals has expanded from approximately 15 to approximately 45 people and we have experienced only minimal departures during this period. Furthermore, our entire team of senior managers (including marketing and sales directors and client service managers) has approximately 18 years of average industry experience.

Leading Position in International Equity

We have a leading position in international equity investment management and our strategies have attracted a disproportionate share of net asset flows in both the institutional and mutual fund markets in recent years. As of December 31, 2006, we ranked as the 10th largest manager of international accounts for U.S. tax-exempt institutional clients and, as of September 30, 2007, we ranked as the 10th largest manager of non-U.S. equity mutual funds in the United States, according to Callan Associates and Strategic Insight, respectively. We believe that we are well-positioned to take advantage of opportunities in this attractive asset class over the next several years.

Strong Track Records in Other Investment Strategies

In addition to our leading position in international equity, we enjoy strong long-term track records in several of our other key strategies, including our Total Return Bond, Global High Income and Global Equity strategies, which had assets under management of approximately $3.2 billion, $767 million and $677 million, respectively, as of September 30, 2007. Our Total Return Bond Fund ranked in the 1st quartile of its Lipper universe since inception, as of September 30, 2007. Our Global High Income Fund carried a Morningstar 5-star rating on both of its share classes and was ranked in the top decile of its Lipper universe over the one- and three- year periods and since inception, as of September 30, 2007. Our Global Equity Fund ranked in the 1st quartile of its Lipper universe since inception, as of September 30, 2007.

Effective and Diverse Distribution in both Institutional and Retail Segments

We have developed strong relationships with most of the major pension and industry consulting firms, which have allowed us to access a broad range of institutional clients. As of September 30, 2007, we provided investment management services to over 750 institutional clients invested in separate accounts, commingled funds or mutual funds. We access retail investors through our relationships with intermediaries such as RIAs and broker dealers. We also provide our services to retail clients through mutual fund platforms and sub-advisory relationships. No single consulting firm represented greater than 3.2% of our assets under management and the largest intermediary accounted for only 6.2% as of September 30, 2007. We believe that the diversification of our assets under management among each of these distribution sources provides significant opportunities to drive growth.

Consistently Strong Organic Growth in Assets Under Management

In the period from December 31, 2002 through September 30, 2007, our assets under management grew from $2.9 billion to $73.2 billion, representing a CAGR of 97%. While both general market appreciation and our record of outperforming the relevant benchmarks contributed directly to this growth, the growth was primarily attributable to an increase in net client cash flows, which we define as the amount by which client additions to new and existing accounts exceed withdrawals from client accounts. In fact, in every year during that period, we generated significant positive net client cash flows, including $10.8 billion of net client cash flows during the nine months ended September 30, 2007.

Focused Business Model

Our business model is designed to focus the vast majority of our resources on meeting our clients’ investment objectives. Accordingly, we take internal ownership of the aspects of our operations that directly influence the investment process and our client relationships. We seek to outsource, whenever appropriate, support functions, including middle- and back-office activities, to industry leaders to allow us to focus our efforts where we believe we can add the most value. This approach has resulted in an efficient and streamlined operating model, generating increasing operating margins as our revenues have grown. As a result, in the nine months ending September 30, 2007, on a pro forma basis, we produced an operating pre-tax profit of $         million from aggregate revenues of $334.1 million, representing an operating pre-tax profit margin of         %.

Strategy

We seek to achieve consistent and superior long-term investment performance for our clients. Our strategy for continued success and future growth is guided by the following principles:

Continue to Capitalize on our Strong Position in International Equity

We expect to continue to grow our international equity assets under management. Our International Equity I strategy, which had $43.4 billion in assets under management as of September 30, 2007, was closed to new investors in October 2005 in order to preserve its ability to invest effectively in smaller capitalization investments. The successor strategy, International Equity II, which mirrors the flagship strategy in all respects except that it does not allocate assets to these small capitalization investments, was launched in March 2005. International Equity II has produced attractive investment returns and grown to $23.4 billion in assets under management in only two and a half years (as of September 30, 2007). We believe we have the capacity to handle substantial additional assets within our International Equity II strategy. Given our strong reputation as a manager of international equity and continued strong institutional demand for international equity, we expect to continue to gather significant international equity assets under management.

Grow our other Investment Strategies

Historically, we have concentrated our distribution efforts primarily on our flagship International Equity strategies. Recently, we have focused on expanding and growing our other strategies as well, including our Global High Grade Fixed Income, Global High Yield and Global Equity strategies and have experienced significant growth in our assets under management in those strategies as a result. We also intend to continue to initiate new offerings in other asset classes where we believe our investment professionals have the potential to produce attractive risk-adjusted returns. For example, in 2006, we launched a series of U.S. equity strategies (multi-, mid-, small- and micro-cap) in the expectation that once competitive investment track records are produced, these strategies will provide an additional growth engine for us.

Expand into Alternative Investments

We are expanding into alternative investments, which we view as a complementary extension of our current investment capabilities, by developing hedge fund and private equity offerings. Our hedge fund offerings, which we expect to launch over the coming quarters, include a fund that is targeted to deliver absolute returns with low volatility by exploiting the low correlation of excess returns across our various traditional strategies, using limited leverage and the application of a hedging overlay. This fund is designed for clients looking to implement a “portable alpha” strategy and would also be attractive to clients seeking to enhance their bond portfolio returns. Our private equity effort will focus on opportunities in Central and Eastern Europe, leveraging our knowledge of local economic development in those areas.

Further Extend our Distribution Capabilities

We continue to focus on expanding our distribution capabilities into those markets and client segments that where we see demand for our product offerings and which we believe are consistent with our philosophy of focusing on buyers who display institutional buying behavior through their selection process and due diligence. For example, in 2005 we supplemented our existing distribution capabilities by developing a team to distribute to broker dealers through targeting their head-office product distribution teams. In addition, we have selectively strengthened our international distribution by expanding into Canada. We have also recently signed a marketing collaboration agreement with a third party in Australia for distribution of our Global Equity strategy. In the future, as we develop new alternative investment offerings, we plan to enhance coverage of those client segments that typically make higher allocations to hedge funds and private equity, such as endowments, foundations and family offices.

Maintain a Disciplined Approach to Growth

We are an investment-centric firm that focuses on the delivery of superior long-term investment returns for our clients through the application of our established investment processes and risk management discipline. While we have generated significant growth in our assets under management over the past few years, we have continued to develop a broader range of investment offerings. We are focused on long-term success and we will only pursue those expansion opportunities that are consistent with our operating philosophy. This philosophy requires that:

•	each new investment strategy and offering must provide the potential for attractive risk-adjusted returns for new clients without negatively affecting return prospects for existing clients;

•	new client segments or distribution sources must value our approach and be willing to appropriately compensate us for our services; and

•	new product offerings and client segments must be consistent with the broad investment mission and not alter the investment-centric nature of our firm's culture.

By ensuring that each new opportunity is evaluated against these criteria we intend to maintain a disciplined approach to growth for the long-term. For example, we chose to close International Equity I to new investments in October 2005, in order to preserve return opportunity in our smaller capitalization investments for existing International Equity I investors. In anticipation of this, we launched our International Equity II strategy in March 2005 with the same focus as our International Equity I strategy except that it does not invest in small-cap companies.

Continue to Focus on Risk Management

As an investment organization, we focus intensely on risk management. We manage risk at multiple levels throughout the organization, including directly by the portfolio manager, at the Chief Investment Officer level, among a dedicated risk management group and within the legal and compliance department. At the portfolio level, we seek to manage risk daily on a real-time basis with an emphasis on identifying which investments are working, which investments are not, and what factors are influencing performance on both an intended and unintended basis. This approach to managing portfolio-level risk is not designed to avoid taking risks, but to ensure that the risks we choose to take are rewarded with return opportunities appropriate for those risks. This approach to managing portfolio-level risk has contributed significantly to our superior investment performance and will continue to be an integral component of our investment processes.

Investment Strategies and Performance

Overview

Our investment strategies are grouped into five main categories: International Equity, Global Equity, U.S. Equity, Global High Grade Fixed Income and Global High Yield. Our 47 investment professionals are organized into teams focusing on each of these categories, although multiple teams also collaborate on certain strategies. While each of our investment teams has a distinct process and approach to managing their investment portfolios, we foster an open, collaborative culture that encourages the sharing of ideas and insights across teams. This approach serves to unify and define us as a money manager and has contributed to the consistency of strong results across our range of strategies. Although not specifically designed as such nor centrally mandated, the following practices are core to each team’s philosophy and process:

•	A team-based approach;

•	A reliance on internally generated research and independent thinking;

•	A belief that broad-based quantitative screening prior to the application of a fundamental research overlay is as likely to hide opportunities as it is to reveal them;

•	A significant emphasis on top-down / macro inputs and broad-based global investment themes to complement unique industry specific bottom-up analysis;

•	An intense focus on risk management, but not an aversion to taking risk that is rewarded with an appropriate premium; and

•	A belief that ultimate investment authority should reside with individuals, not committees.

We further believe that sharing ideas and analyses across investment teams allows us to leverage our knowledge of markets across the globe. In addition, this collaboration has enabled us to successfully translate profitable ideas from one asset class or market to another across our range of investment strategies.

Investment Strategies

The table below sets forth a breakdown of our investment strategies, including the total assets under management for each investment strategy as of September 30, 2007, the strategy inception date and, for those strategies which we make available through an SEC registered mutual fund, the Lipper ranking of the Class I shares of such mutual fund against similar funds based on performance since inception.

Strategy	Total AuM as of September 30, 2007 (in millions)	Strategy Inception Date	Quartile Ranking Since Inception

International Equity
International Equity I	$43,352	May 1995	1
International Equity II	23,465	March 2005(1)	1
Other International Equity	274	Various	-

Global High Grade Fixed Income
Total Return Bond	3,216	February 1995	1	(2)
U.S. Fixed Income & Cash	1,124	May 1995	-

Global High Yield
Global High Income	767	December 2002	1

Global Equity
Global Equity	677	July 1995	1

U.S. Equity
Micro-Cap	107	July 2006	2
Small-Cap	29	July 2006	2	(3)
Mid-Cap	16	July 2006	3	(4)
Multi-Cap	51	July 2006	3	(5)

Other Strategies
Global Balanced	164	June 2002	-
Total	$73,242

(1)
We classify within International Equity II certain sub-advised mandates that were initially part of our International Equity I strategy because net client cash flows into these mandates, since 2005, have been invested according to the International Equity II strategy and the overall portfolios of these mandates are currently more similar to our International Equity II strategy. The market value of the accounts that were reclassified totaled $3.9 billion as of September 30, 2007.

(2)
Lipper compares our Total Return Bond fund with the Lipper “Global Income Funds” class category. We believe the Lipper “Intermediate Investment-Grade Debt Funds” class category is better aligned with the strategies with which we compete. Our ranking since inception in the “Intermediate Investment-Grade Debt Funds” class category as of September 30, 2007 was also in the 1st quartile. See “Performance Information Used in This Prospectus.”

(3)
Lipper compares our Small Cap fund with the Lipper “Small-Cap Growth Funds” class category. We believe the Lipper “Small-Cap Core Funds” class category is better aligned with the strategies with which we compete. Our ranking since inception in the “Small-Cap Core Funds” class category as of September 30, 2007 was in the 1st quartile. See “Performance Information Used in This Prospectus.”

(4)
Lipper compares our Mid Cap fund with the Lipper “Mid-Cap Growth Funds” class category. We believe the Lipper “Mid-Cap Core Funds” class category is better aligned with the strategies with which we compete. Our ranking since inception in the “Mid-Cap Core Funds” class category as of September 30, 2007 was in the 1st quartile. See “Performance Information Used in This Prospectus.”

(5)
Lipper compares our Multi-Cap fund with the Lipper “Multi-Cap Growth Funds” class category. We believe the Lipper “Multi-Cap Core Funds” class category is better aligned with the strategies with which we compete. Our ranking since inception in the

“Multi-Cap Core Funds” class category as of September 30, 2007 was in the 1st quartile. See “Performance Information Used in This Prospectus.”

Set forth below is a description of each of our strategies and their performance.

International Equity

Our International Equity strategies are core strategies that do not attempt to follow either a “growth” approach or a “value” approach to investing. The International Equity strategies invest in equity securities in developed and emerging markets outside the United States. We believe that maintaining a diversified core portfolio, driven by dynamic sector and company fundamental analysis is the key to delivering consistently superior, risk-adjusted, long-term performance in the international equity markets. The investment process for the International Equity strategy is a three phase process consisting of: (i) thinking– conducting broad global fundamental analysis to establish relative values and priorities across and between sectors and geographies, (ii) screening– conducting a detailed fundamental analysis of the competitive relationship between companies and the sectors and countries in which they operate and (iii) selecting– carefully considering whether the investment opportunity results from (a) an attractive relative value, (b) a catalyst for change, (c) in the case of emerging markets, in a market, sector or region undergoing transformation from emerging toward developed status, (d) a company in a dominant competitive position or (e) a company exhibiting a strong financial position with strong management talent and leadership. The overall objective of our investment process is to create a highly diversified portfolio of the most relatively attractive securities in over 20 countries. The portfolio is monitored on a daily basis using a proprietary attribution system.

The 26 professionals comprising our International Equity team are responsible for managing investment strategies which, in the aggregate, accounted for $67.1 billion of our total assets under management as of September 30, 2007, with 52% of these assets in mutual and offshore funds and 48% in institutional accounts, including separate accounts, sub-advised accounts and commingled funds.

•
International Equity I (“IE I”)– We launched this flagship strategy in May 1995 and, as of September 30, 2007, it accounted for approximately $43.4 billion of assets under management, including the $25.7 billion Morningstar 5-star Julius Baer International Equity Fund. IE I was closed to new investments in October 2005 in order to preserve the return opportunity in our smaller capitalization investments for existing IE I investors. The Julius Baer International Equity Fund ranks in the 11th percentile of its Lipper universe over the past one-year and in the top decile over the past three- and five- year periods.

•
International Equity II (“IE II”)– We launched a second International Equity strategy in March 2005. IE II mirrors the flagship strategy in all respects except that it does not allocate assets to these small capitalization investments. We direct all new international equity mandates into this strategy. As of September 30, 2007, IE II accounted for approximately $23.4 billion of assets under management. We classify within IE II certain sub-advised mandates that were initially part of our IE I strategy because net client cash flows into these mandates, since 2005, have been invested according to the IE II strategy and the overall portfolios of these mandates are currently more similar to our IE II strategy. The market value of the accounts that were reclassified totaled $3.9 billion as of September 30, 2007. The Julius Baer International Equity Fund II ranked in the 21st percentile of its Lipper universe for the one year ended September 30, 2007.

•
Other International Equity – In addition to our core IE I and IE II strategies, we have several other smaller international equity strategies that we have developed in response to specific client requests which, in the aggregate, accounted for approximately $0.3 billion in assets under management as of September 30, 2007.

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of our largest International Equity strategies from their inception to September 30, 2007, and in the five-year, three-year and one-year periods ended September

30, 2007, relative to the performance of the market indices that are most commonly used by our clients to compare the performance of the relevant investment strategy.

	Period Ended September 30, 2007
Institutional International Equity I Composite	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	18.6%	26.7%	28.8%	31.9%
Annualized Net Returns	16.9%	25.6%	28.0%	31.2%
MSCI EAFE Index®	8.2%	23.6%	23.2%	24.9%
MSCI AC World ex USA IndexSM ND	8.4%	25.8%	26.0%	30.5%

Institutional International Equity II Composite
Annualized Gross Returns	29.4%	NA	NA	32.1%
Annualized Net Returns	28.7%	NA	NA	31.3%
MSCI EAFE Index®	24.7%	NA	NA	24.9%
MSCI AC World ex USA IndexSM ND	27.7%	NA	NA	30.5%

Global High Grade Fixed Income

We manage and offer investment grade fixed income strategies which include high grade debt of both U.S. and non-U.S. issuers. Our main offering is our Total Return Bond strategy, also known as the Core Plus strategy, invests the majority of portfolio assets in the U.S. fixed income markets (the “Core”) and also seeks to take advantage of those opportunities available in the investment grade components of non-U.S. markets (the “Plus”). This strategy has a minimum of 60% of the assets in the U.S. markets and a maximum of 40% in non-U.S. markets. We also offer a Core Plus Plus strategy, which combines our Total Return Bond strategy with allocations from our Global High Yield strategy. The Global High Yield portion of these assets is reflected in the Global High Yield section of our discussion. In addition, we manage several U.S. fixed income and cash strategies.

We believe an investment grade fixed income portfolio can consistently deliver a source of superior risk-adjusted returns when enhanced through effective duration budgeting, expansion to include foreign sovereign debt, yield curve positioning across multiple curves and sector-oriented credit analysis. The investment process for the investment grade fixed income strategies involves five key steps: (i) market segmentation, (ii) macro fundamental analysis and screening of global macroeconomic factors, (iii) internal rating assignment, (iv) target portfolio construction and (v) risk distribution examination. The portfolio is constantly monitored and rebalanced as needed.

The six professionals in our Global High Grade Fixed Income team are responsible for the two global high grade and U.S. fixed income strategies which, in the aggregate, accounted for $4.3 billion of our total assets under management as of September 30, 2007. We have focused our distribution efforts on these strategies in 2007 and increased our assets under management invested in these strategies by over $2.0 billion as a result. As of September 30, 2007, 22% of the $4.3 billion in assets under management were in mutual and offshore funds and 78% was in institutional accounts, including separate accounts and sub-advised accounts.

•
Total Return Bond– We launched this strategy in February 1995 and, as of September 30, 2007, it accounted for approximately $3.2 billion of assets under management. As of September 30, 2007, the Total Return Bond Fund ranked in the 1st quartile of the Lipper “Intermediate Investment-Grade Debt Funds” class category and in the 3rd quartile of the “Global Income Funds” class category over the past one year, in the 1st quartile of the Lipper “Intermediate Investment-Grade Debt Funds” class category over the past three- and in the 1st quartile of the Lipper “Intermediate Investment-Grade Debt Funds” class category over the past five-year periods.

•	U.S. Fixed Income & Cash– As of September 30, 2007, this strategy accounted for approximately $1.1 billion of assets under management, mostly through sub-advisory arrangements with Julius Baer Holding Ltd.’s offshore funds. See “Relationships and Related Party Transactions.”

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of our principal strategy, the Total Return Bond (Core Plus) strategy, from its inception to September 30, 2007, and in the five-year, three-year, and one-year periods ended September 30, 2007, relative to the performance of the market indices that are most commonly used by our clients to compare the performance of the investment strategy.

	Period Ended September 30, 2007
Total Return Bond	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	8.2%	7.0%	6.0%	7.2%
Annualized Net Returns	7.2%	6.1%	5.2%	6.6%
Lehman Brothers U.S. Aggregate Index	6.8%	4.1%	3.9%	5.1%
Customized Index[1]	6.3%	4.6%	3.8%	6.2%

(1)	The customized index is composed of 80% of the Merrill Lynch 1-10 year U.S. Government/Corporate Index and 20% of the JP Morgan Global Government Bond (non-U.S.) Index.

Global High Yield

Our Global High Yield strategy invests in securities issued by non-investment grade issuers in both developed markets and emerging markets. By bringing a global perspective to the management of high yield securities and combining it with a disciplined, credit-driven investment process, we believe we can provide our clients with a more diversified/high yielding portfolio that is designed to deliver superior risk-adjusted returns. The investment process for the Global High Yield strategy seeks to generate high total returns by following five broad-based fundamental investment rules: (i) applying a global perspective on industry risk analysis and the search for investment opportunities, (ii) intensive credit research based on a “business economics” approach, (iii) stop-loss discipline that begins and ends with the question “Why should we not be selling the position?”, (iv) avoiding over-diversification to become more expert on specific credits and (v) low portfolio turnover. The investment process is primarily a bottom-up approach to investing, bringing together the team’s issuer, industry and asset class research and more macro-economic, industry and sector-based insights. With this information, the team seeks to identify stable to improving credits. Once the team has established a set of “buyable” candidates, it constructs a portfolio through a process of relative value considerations that seek to maximize the total return potential of the portfolio within a set of risk management constraints.

The five professionals comprising our Global High Yield team are responsible for managing the Global High Yield strategy which accounted for approximately $0.8 billion of our total assets under management as of September 30, 2007, with 31% of these assets in mutual funds and 69% in institutional accounts, including separate accounts, sub-advised accounts and commingled funds. The main vehicle for this strategy is the Julius Baer Global High Income Fund, which we launched in December 2002. The fund carried a Morningstar 5-star rating on both of its share classes as of September 30, 2007. The Global High Income Fund also ranks in the top decile of its Lipper universe over the past one- and three- year periods and since inception, as of September 30, 2007.

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of our Global High Yield strategy from its inception to September 30, 2007, and in the five-year, three-year, and one-year periods ended September 30, 2007, relative to the performance of the market indices which are most commonly used by our clients to compare the performance of the investment strategy.

	Period Ended September 30, 2007
Global High Yield	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	12.8%	NA	10.1%	10.5%
Annualized Net Returns	11.4%	NA	8.8%	9.3%
ML Global High Yield USD Constrained Index	11.4%	NA	7.9%	8.9%

Global Equity

Global Equity is a core, multi-cap equity strategy which invests in companies worldwide. While investors have traditionally split investment decisions into U.S. versus non-U.S. categories, we believe this distinction will evolve into the adoption of true global equity portfolios. The impact of globalization has increasingly diminished the importance of “country of origin” within the equity landscape and industry considerations have become much more critical in understanding company dynamics, particularly within more developed markets. We believe that our strength in analyzing and allocating to opportunities within developed and emerging markets positions us to effectively penetrate this growing area. This strategy employs the same investment process as our International Equity strategies, but includes the U.S. equity market in its investing universe.

Our Global Equity team is comprised primarily of investment professionals from our International Equity and U.S. Equity teams. As of September 30, 2007, Global Equity accounted for approximately $0.7 billion of assets under management, with 13% of these assets in our mutual and offshore funds and 87% in institutional accounts, including separate accounts, sub-advised accounts and commingled funds. The Julius Baer Global Equity Fund, launched in 2004, performed in the top quartile of its Lipper universe over the last year and had a 4-star Morningstar rating as of September 30, 2007.

As institutional investors have recently expressed an increased appetite for global equity strategies, we intend to focus on our Global Equity strategy as a key additional growth driver in the future. According to Casey, Quirk & Associates, net client flows from institutional investors into global equity products totaled over $34 billion in the one-year period ended September 30, 2007.

The table below sets forth the annualized returns, gross and net (which represents annualized returns prior to and after payment of fees, respectively) of our Global Equity strategy from its inception to September 30, 2007, and in the five-year, three-year and one-year periods ended September 30, 2007, relative to the performance of the market indices that are most commonly used by our clients to compare the performance of the investment strategy.

	Period Ended September 30, 2007
Global Equity	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	13.8%	20.4%	22.3%	23.6%
Annualized Net Returns	12.4%	18.8%	20.7%	22.7%
MSCI World Index	9.2%	19.3%	18.0%	21.1%
MSCI AC World IndexSM	8.9%	20.5%	19.6%	24.0%

U.S. Equity

Our various new U.S. Equity strategies were launched in July 2006 and include Micro-, Small-, Mid- and Multi-Cap investment strategies that invest in equity securities of various sized U.S. issuers within the relevant categories. We believe a diversified core portfolio, driven by extensive independent research and the ability to capitalize on price inefficiencies of companies are the key components to delivering consistently superior long-term performance. The investment process we undertake for these U.S. Equity strategies focuses on individual stock selection based on in-depth fundamental research, valuation and scenario analysis, rather than market timing or sector/industry concentration. This process is comprised of three steps: (i) sector and industry quantitative and qualitative screening, (ii) conducting fundamental research and (iii) valuing investments based on upside/downside scenario analysis. Our investment process focuses on quantitative and qualitative factors.

The six professionals comprising our U.S. Equity team are responsible for managing the four distinct investment strategies which, in the aggregate, accounted for $0.2 billion of our total assets under management as of September 30, 2007, with 16% in mutual and offshore funds and 84% in institutional accounts, including separate accounts and sub-advised accounts.

•
Micro-Cap – We launched this strategy in July 2006 and, as of September 30, 2007, it accounted for approximately $107 million of assets under management. The Micro-Cap strategy ranked in the 2nd quartile of its Lipper universe since inception as of September 30, 2007.

•
Small-Cap – We launched this strategy in July 2006 and, as of September 30, 2007, it accounted for approximately $29 million of assets under management. The Small-Cap strategy ranked in the 2nd quartile in the Lipper “Small-Cap Growth Funds” class category, since inception as of September 30, 2007. Compared to the Lipper “Small-Cap Core Funds” class category which we believe is more closely aligned with the strategies against which we compete, the Small-Cap strategy ranked in the 1st quartile over the same time period.

•
Mid-Cap – We launched this strategy in July 2006 and, as of September 30, 2007, it accounted for approximately $16 million of assets under management. The Mid-Cap strategy ranked in the 3rd quartile of the Lipper “Mid-Cap Growth Funds” class category, since inception as of September 30, 2007. Compared to the Lipper “Mid-Cap Core Funds” class category which we believe is more closely aligned with the strategies against which we compete, the Mid-Cap strategy ranked in the 1st quartile over the same time period.

•
Multi-Cap – We launched this strategy in July 2006 and, as of September 30, 2007, it accounted for approximately $51 million of assets under management. The Multi-Cap strategy ranked in the 3rd quartile of the Lipper “Multi-Cap Growth Funds” class category, since inception as of September 30, 2007. Compared to the Lipper “Multi-Cap Core Funds” class category which we believe is more closely aligned with the strategies against which we compete, the Multi-Cap strategy ranked in the 1st quartile over the same time period.

The table below sets forth the annualized returns, gross and net (which represents annualized returns prior to and after payment of fees, respectively) of our U.S. Equity strategies from their inception to September 30, 2007, and in the one-year period ended September 30, 2007, relative to the performance of the market indices which are most commonly used by our clients to compare the performance of the relevant investment strategy.

Period Ended September 30, 2007
Since Inception	1 Year
Micro-Cap
Annualized Gross Returns	15.0%	13.9%
Annualized Net Returns	13.8%	12.8%
Russell 2000® Index	14.1%	12.4%
Russell Micro-Cap® Index	12.4%	9.7%
Small-Cap
Annualized Gross Returns	24.2%	23.0%
Annualized Net Returns	23.2%	22.1%
Russell 2000® Index	14.1%	12.4%
Mid-Cap
Annualized Gross Returns	23.7%	19.6%
Annualized Net Returns	22.4%	18.5%
Russell Mid-Cap® Index	19.6%	18.0%

Period Ended September 30, 2007
Since Inception	1 Year
Multi-Cap
Annualized Gross Returns	24.5%	20.6%
Annualized Net Returns	23.1%	19.3%
Russell 3000® Index	18.7%	16.6%

Other – Global Balanced

In addition to our core strategies, we focus on other areas that leverage the capabilities of our teams in a collaborative manner, principally our Global Balanced strategy. We invest substantially all of the assets in the Global Balanced strategy directly in our other strategies. The investment process combines a core diversified equity portfolio and a macro-fixed income strategy and involves two steps: (i) global fundamental analysis – independent thinking, prioritization of relevant information and application of different strategies to different regions, and (ii) strategy allocation – setting target strategy allocations in order to position us to take advantage of market dynamics and market cycles, subject to our investment objective. We launched this strategy in June 2002 and, as of September 30, 2007, it accounted for approximately $0.2 billion of assets under management.

New Initiatives

We actively search for and analyze new product opportunities. We are currently in the process of developing a series of hedge fund strategies and a private equity effort to invest in Central and Eastern Europe.

Hedge Fund Activities

We are preparing to launch a series of hedge fund strategies that will leverage our existing platform, initially through two vehicles.

The first vehicle is targeted to deliver absolute returns with low volatility by exploiting the low correlation of excess returns across our various traditional strategies, using limited leverage and the application of a hedging overlay. This fund is designed for clients looking to implement a “portable alpha” strategy and would also be attractive to clients seeking to enhance their bond portfolio returns. Marketing is underway for this vehicle.

The second vehicle, a global credit hedge fund, will aim to deliver absolute returns with low volatility and a low correlation to other asset classes by exploiting overlooked areas of value in stressed capital structures and under-researched international credits utilizing the experience of our investment teams. It will take a conservative approach to leverage and will be invested in bank debt, bonds, credit default swaps, mezzanine capital and equity-like instruments.

Central and Eastern European Private Equity

We are experienced investors in Central and Eastern Europe and believe we can leverage that experience into investing in private equity. We believe that private equity has traditionally been an underserved market in Central and Eastern Europe and represents an opportunity for us that provides both developing market growth and developed market risk. The growth dynamics in the Central and Eastern European market are driven by its large population and EU convergence. The developed market risk stems from the region’s established legal infrastructure and regulatory framework coupled with growing and sophisticated financial markets. Our present intention is to look to pursue a select number of transactions in partnership with external investors to establish a track record and then to raise a larger fund for broader distribution. As such, in December 2007, on behalf of an investment group, one of our affiliates entered into an agreement to purchase a controlling interest in a Turkish holding company for approximately $54 million.

Distribution and Client Service

We have historically focused our distribution largely through intermediaries, including investment consultants, broker dealers, RIAs, mutual fund platforms and sub-advisory relationships. This distribution model has allowed us to achieve significant leverage from a modestly-sized sales and client service infrastructure. We believe it is important to limit the relative size of these functions to maintain our investment-centric mission, strategy and culture.

By leveraging our intermediated distribution sources, we have built a balanced and broadly diversified client base across both the institutional and retail investor markets. As of September 30, 2007, 50% of assets under management were in proprietary mutual funds, including offshore funds, and 50% were in other institutional assets, including separate accounts (31%), sub-advisory accounts (8%) and commingled funds (11%). As of September 30, 2007, we serviced over 750 institutional clients.

Historically, we have focused our distribution efforts primarily on our flagship International Equity strategies. Recently, we have begun to focus on other strategies as well, including our Global High Grade Fixed Income and Global Equity strategies, and have significantly increased our assets under management in these strategies as a result. In addition, we have selectively strengthened our international distribution by expanding into Canada.  We have also recently signed a marketing collaboration agreement with a third party in Australia for distribution of our Global Equity Strategy.

Institutional Distribution and Client Service

We service a broad spectrum of institutional clients, including some of the world’s leading corporations, public and private pension funds, endowments and foundations and financial institutions. As of September 30, 2007, we provided asset management services to over 750 institutional clients invested in separate accounts, commingled funds and mutual funds, including over 80 state and local governments nationwide and approximately 230 corporate clients. In addition, we manage assets for approximately 130 foundations; approximately 90 colleges, universities or other educational endowments; approximately 70 of the country’s hospital or healthcare systems; approximately 65 Taft-Hartley plans and 10 religious organizations.

In the institutional marketplace, our sales professionals, client relationship managers and client service professionals are organized into teams, each focusing on a geographic target market in the United States. We have also recently established a sales team in Canada and are considering expanding overseas in countries where we believe there is significant demand for our investment expertise, particularly our Global Equity and Global Fixed Income strategies.

Our sales professionals focus their efforts on building strong relationships with the influential institutional consultants in their regions, while seeking to establish direct relationships with the largest potential institutional clients in their region. Their efforts have led to consultant relationships that are broadly diversified across a wide range of consultants. As of September 30, 2007, our largest consultant relationship represented 3.2% of our total assets under management. Our largest individual client represented only approximately 4.1% of our total assets under management as of September 30, 2007, and our top 10 clients represented 18.5% of our total assets under management as of September 30, 2007.

Our relationship managers generally assume responsibility from the sales professionals for maintaining the client relationship as quickly as is practical after a new mandate is sourced. Relationship managers and other client service professionals focus on interacting one-on-one with key clients on a regular basis to update them on investment performance and objectives.

We have also designated a small team of investment professionals as product specialists. These specialists are full participants in all aspects of the investment process but their primary responsibility is communicating with clients any developments in the portfolio and answering questions beyond those where the client service staff can provide adequate responses.

Mutual Fund and Retail Distribution

Within the mutual fund and retail marketplace, we have assembled a small team of sales professionals that focuses on the areas and client segments where it can have most impact. Our approach to retail distribution is to focus on: (i) broker dealers and major intermediaries, (ii) the RIA marketplace, (iii) direct brokerage platforms and (iv) major financial institutions through sub-advisory channels. In general, their penetration has been greatest in those areas of the intermediated marketplace which display an institutional buying behavior. As of September 30, 2007, our largest mutual fund platform represented 11.0% of our total assets under management.

Broker Dealers

In 2005, we established a broker-dealer sales team which focuses on supporting the head office product distribution teams of major brokerage firms. This team also seeks to build general awareness of our investment offering among individual advisors and supports our platform sales, focusing particularly in those areas within each of its distributors where our no-load share classes are most appropriate. These dedicated marketing efforts are supported by internal investment professionals. As of September 30, 2007, our largest broker dealer accounted for 6.2% of our total assets under management.

RIA

We are also actively pursuing distribution opportunities in the RIA marketplace. Through the end of 2005, we relied on a third-party to market our strategies to the RIA community, at which point we terminated that relationship and developed an internal capability. The professionals dedicated to the RIA opportunity employ tailored communications to sophisticated RIAs. The group also maintains relationships with key opinion leaders within the RIA community, such as Morningstar and Charles Schwab.

Brokerage Platform

Finally, the strength of our investment performance and the visibility it has brought (we were named Morningstar’s International Fund Manager of the Year in 2002 and were nominated for the distinction again in 2006) has also made the mutual fund supermarkets an attractive source of new assets. Our funds have been available on Schwab’s platform since the first quarter of 2000 and on Fidelity’s Funds Network since the fourth quarter of 1998. These platforms represented 11.0% and 6.0% of total assets under management, respectively, as of September 30, 2007.

Sub-Advisory

We have accepted selected sub-advisory mandates where they provide us access to market segments we would not otherwise serve. For example, we currently serve as sub-advisor to funds offered by major financial institutions in retail channels that require mutual funds with front-end sales commissions. These mandates are attractive to us given we have chosen not to build the large team of sales professionals typically required to service those channels.  Once we have sourced these sub-advisory mandates, we typically approach the servicing of the relationships in a manner similar to our approach with other large institutional separate account clients.

Investment Management Fees

We earn investment management fees on the mutual funds and separate accounts that we manage and under our sub-advisory agreements for mutual funds and other investment funds. The fees we earn depend on the type of investment product we manage and are typically negotiated after consultation with the client based upon factors such as assets under management, investment strategy servicing requirements, multiple or related account relationships and client type. Fees on mutual funds are calculated based on the average daily market value of the SEC registered funds and fees on separate accounts are typically calculated quarterly based on the market value of the account. In addition, a small number of clients pay us fees according to the performance of their accounts relative to certain agreed-upon benchmarks, which results in a slightly lower base fee, but allows for us to earn higher fees if the relevant investment strategy out-performs the agreed-upon benchmark. Performance fees represented only 1.2% of our total revenues for the nine months ended September 30, 2007, 0.8% of our total revenues for the year ended December 31, 2006 and 0.3% of our total revenues for the year ended December 31, 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We expect that our private equity and hedge fund products will generate annual management fees on assets under management and performance fees.

Operations, Systems and Technology

As an organization, we have developed a business model which focuses the vast majority of resources on meeting clients’ investment objectives. As a result, we seek to outsource, whenever appropriate, support functions to industry leaders to allow us to focus on areas where we believe we can add the most value. We regularly monitor the performance of our outsourced service providers.

We outsource middle- and back-office activities to The Northern Trust Company, which has responsibility for trade confirmation, trade settlement, custodian reconciliations, corporate action processing, performance calculation and client reporting as well as fund accounting and transfer agency services for our commingled funds.

For our proprietary mutual funds, we outsource our fund custody, fund accounting and administrative services to State Street Bank and Trust Co. which has responsibility for tracking assets and providing accurate daily valuations used to calculate each fund’s net asset value. In addition, State Street Bank and Trust Co. provides daily and monthly compliance reviews, quarterly fund expense budgeting, monthly fund performance calculations, monthly distribution analysis, SEC reporting, payment of fund expenses and board reporting. It also provides annual and periodic reports, regulatory filings and related services as well as tax preparation services.

We also outsource our hosting, management and administration of our front-end trading and compliance systems as well as certain data center, data replication, file transmission, secure remote access and disaster recovery services.

Competition

In order to grow our business, we must be able to compete effectively for assets under management. We compete in all aspects of our business with other investment management companies, some of which are part of substantially larger organizations. We have historically competed principally on the basis of:

•	investment performance;

•	continuity of investment professionals and client relationships;

•	quality of service provided to clients;

•	corporate positioning and business reputation;

•	continuity of our selling arrangements with intermediaries; and

•	differentiated products.

For information on the competitive risks we face, see “Risk Factors—The investment management business is intensely competitive.”

Employees

As of September 30, 2007, we employed 181 full-time and two part-time employees, including 47 investment professionals, 46 sales and distribution professionals, 10 legal and compliance professionals and 78 in various other functions including operations and support. None of our employees is subject to collective bargaining agreements. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Properties

Our corporate headquarters and principal offices are located in New York, New York and are leased under a lease that will expire in 2014. In addition to our headquarters, we have sales and marketing teams based in Los Angeles, California and Toronto, Canada where we maintain short-term leases. We believe our existing facilities are adequate to meet our requirements.

Legal Proceedings

We have been named in certain litigation. In the opinion of management, the possibility of an outcome from this litigation that is adverse to us is remote.

REGULATORY ENVIRONMENT AND COMPLIANCE

Our business is subject to extensive regulation in the United States at both the federal and state level, as well as by self-regulatory organizations and outside the United States. Under these laws and regulation, agencies that regulate investment advisors have broad administrative powers, including the power to limit, restrict or prohibit an investment advisor from carrying on its business in the event that it fails to comply with such laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment advisor and other registrations, censures and fines.

SEC Regulation

Artio Global Management LLC is registered with the SEC as an investment advisor pursuant to the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), and our retail investment company clients are registered under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”). As compared to other, disclosure-oriented U.S. federal securities laws, the Advisers Act and the 1940 Act, together with the SEC’s regulations and interpretations thereunder, are highly restrictive regulatory statutes. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the 1940 Act, ranging from fines and censures to termination of an advisor’s registration.

Under the Advisers Act, an investment advisor (whether or not registered under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things: trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; use of “soft dollars”; execution of transactions; and recommendations to clients. On behalf of our mutual fund and investment advisory clients, we make decisions to buy and sell securities for each portfolio, select broker-dealers to execute trades and negotiate brokerage commission rates. In connection with these transactions, we may receive “soft dollar” credits from broker-dealers that have the effect of reducing certain of our expenses. If our ability to use “soft dollars” were reduced or eliminated as a result of the implementation of new regulations, our operating expenses would likely increase.

The Advisers Act also imposes specific restrictions on an investment advisor’s ability to engage in principal and agency cross transactions. As a registered advisor, we are subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge; custody of client assets; client privacy; advertising; and solicitation of clients. The SEC has legal authority to inspect any investment advisor and typically inspects a registered advisor every two to four years to determine whether the advisor is conducting its activities (i) in accordance with applicable laws, (ii) consistent with disclosures made to clients and (iii) with adequate systems and procedures to ensure compliance.

A majority of our revenues are derived from our advisory services to investment companies registered under the 1940 Act – i.e., mutual funds. The 1940 Act imposes significant requirements and limitations on a registered fund, including with respect to its capital structure, investments and transactions. While we exercise broad discretion over the day-to-day management of these funds, every fund is also subject to oversight and management by a board of directors, a majority of whom are not “interested persons” under the 1940 Act. The responsibilities of the board include, among other things, approving our advisory contract with the fund; approving service providers; determining the method of valuing assets; and monitoring transactions involving affiliates. Our advisory contracts with these funds may be terminated by the funds on not more than 60 days’ notice, and are subject to annual renewal by the fund’s board after an initial two year term.

Under the Advisers Act, our investment management agreements may not be assigned without the client’s consent. Under the 1940 Act, advisory agreements with registered funds (such as the mutual funds we manage) terminate automatically upon assignment. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us.

ERISA-Related Regulation

To the extent that Artio Global Management LLC is a “fiduciary” under ERISA with respect to benefit plan clients, it is subject to ERISA, and to regulations promulgated thereunder. ERISA and applicable provisions of the Internal Revenue Code of 1986, as amended, impose certain duties on persons who are fiduciaries under ERISA, prohibit certain transactions involving ERISA plan clients and provide monetary penalties for violations of these prohibitions.

Non-U.S. Regulation

In addition to the extensive regulation our asset management business is subject to in the United States, we are also subject to regulation internationally by the Ontario Securities Commission, the Irish Financial Institutions Regulatory Authority, and the Hong Kong Securities and Futures Commission. Our business is also subject to the rules and regulations of the more than 50 countries in which we currently conduct investment activities.

Compliance and Risk Management

Our legal and compliance functions are integrated into one unit of 10 full-time professionals.  This group is responsible for all legal and regulatory compliance matters, as well as monitoring adherence to client investment guidelines. Our nine-person risk management unit is responsible for measuring and monitoring portfolio level risk, portfolio analysis including performance attribution, performance reporting and operational risk. Senior management is involved at various levels in all of these functions including on all the firm’s supervisory oversight committees.

MANAGEMENT

Executive Officers and Directors

The following table provides certain information regarding our directors, nominees to our board of directors and executive officers.

Name	Age	Position
Richard Pell	53	Chief Executive Officer and Chief Investment Officer and Director
Glen Wisher	44	President and Director
Francis Harte	46	Chief Financial Officer
Tony Williams	43	Chief Operating Officer and Director
Rudolph-Riad Younes	46	Head of International Equity

Richard Pell has been our Chief Investment Officer since 1995, our Chief Executive Officer since December 5, 2007 and currently serves as a member of our board of directors. Prior to December 2007, Mr. Pell served and continues to serve as Co-Portfolio Manager of the International Equity strategy and Co-Portfolio Manager of the Total Return Bond strategy. Mr. Pell joined the Julius Baer Group in 1995 subsequent to his tenure as Head of Global Portfolio Management with Bankers Trust Company, a firm he served for five years. Starting in 1988, Mr. Pell was employed by Mitchell Hutchins Institutional Investors where he served as Head of Corporate Bonds and Mortgage-Backed Securities.

Glen Wisher has been our President since December 5, 2007 and currently serves as a member of our board of directors. He joined the Julius Baer Group in 1995 as a fixed income portfolio manager in London. Mr. Wisher was appointed Head of Institutional Asset Management in the U.S. in 2001 and Chief Executive Officer of Julius Baer Americas Inc. in 2004. Prior to joining the Julius Baer Group, Mr. Wisher worked at S.G. Warburg Co. Mr. Wisher also serves as Chairman of the board of managers of Artio Global Management LLC and serves on the board of directors of Julius Baer Global Equity Fund, Inc. He is also a trustee of the Julius Baer Investment Funds.

Francis Harte has been our Chief Financial Officer since July 2002. Since joining the Julius Baer Group in 2002, Mr. Harte has also served as our Financial and Operations Principal, from 2002 to 2006, and was Senior Vice President and Chief Financial Officer of Bank Julius Baer & Co. Ltd. – New York Branch from 2002 to 2005 and Treasurer and Financial and Operations Principal of GAM USA Inc. from 2005 to September 2007. Prior to this, Mr. Harte acted as a Managing Director and Chief Financial Officer for the North American based activities of Dresdner Kleinwort Benson and, prior to that, Mr. Harte held positions at The First Boston Corporation and Deloitte, Haskins & Sells. He is a Certified Public Accountant in the State of New York. Mr. Harte also serves on the board of managers of Artio Capital Management LLC.

Tony Williams has been our Chief Operating Officer since December 5, 2007 and currently serves as a member of our board of directors. He joined as Chief Operating Officer of Julius Baer Investment Management LLC in 2003 and, in 2004, became the Head of Asset Management Americas for Julius Baer Investment Management LLC. Prior to that, Mr. Williams acted as Head of Cross Border Strategies at JP Morgan Fleming Asset Management and Chief Operating Officer at Fleming Asset Management in New York. Prior to this, Mr. Williams was Client Services Director at Fleming Asset Management, UK.

Rudolph-Riad Younes has been our Head of International Equity since 2001. He joined Julius Baer Investment Management LLC as a portfolio manager in 1993 and has served as Co-Portfolio Manager of the International Equity Fund and International Equity Fund II since 1995. Prior to joining the Julius Baer Group in 1993, Mr. Younes was an Associate Director at Swiss Bank Corp. He is a Chartered Financial Analyst.

There are no family relationships among any of our directors, director nominees or executive officers.

Board Composition

Immediately prior to the consummation of this offering, we intend to appoint         to our board of directors. Messrs.         and         are expected to resign from our board of directors prior to this offering. We have determined that          is an independent director within the meaning of the applicable rules of the SEC and the NYSE, and is a financial expert within the meaning of the applicable rules of the SEC and the NYSE.

Following this appointment, we expect that our board of directors will consist of          directors. Our amended and restated bylaws will provide that our board of directors will consist of no less than three or more than 11 persons. The exact number of members on our board of directors will be determined from time to time by resolution of a majority of our full board of directors. Upon consummation of this offering, our board will be divided into three classes as described below, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Messrs.          and         will serve initially as Class I directors (with a term expiring in 2009). Messrs.          and           will serve initially as Class II directors (with a term expiring in 2010). Messrs.         and          will serve initially as Class III directors (with a term expiring in 2011).

As long as Julius Baer Holding Ltd. maintains an ownership interest of at least 10% in us, it will be entitled to appoint a member to our board of directors. If Julius Baer Holding Ltd.’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member of our board of directors but it will be entitled to certain observer rights until the later of the date upon which (i) we cease to use the Julius Baer brandname pursuant to the transition services agreement or (ii) Julius Baer Holding Ltd. ceases to own at least 5% of our common stock on a fully diluted basis.

In order to comply with NYSE rules and section 10A-3 of the Exchange Act, we intend to appoint a second independent director to our board of directors within 90 days from the consummation of this offering and a majority of our board of directors will be independent within one year from the consummation of this offering.

Board Committees

Prior to the consummation of this offering, we will establish the following committees of our board of directors:

Audit Committee

Our Audit Committee will assist our board of directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities will include, among others:

•
reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•
directing responsibility to appoint, determine the compensation of and oversee the work of our independent registered public accounting firm, as well as evaluating its independence and performance; and

•
having the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

We anticipate that Messrs.          ,           and          will serve on the Audit Committee and that Mr.         will serve as its chair. Mr.           is independent under Rule 10A-3.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities will include, among others:

•	making recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors;

•	advising the board with respect to the corporate governance principles applicable to us;

•	overseeing the evaluation of the board and management;

•	reviewing and approving in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	establishing guidelines or rules to cover specific categories of transactions.

We anticipate that Messrs.          ,           and          will serve on the Nominating and Corporate Governance Committee and that Mr.          will serve as its chair.

Compensation Committee

Our Compensation Committee will assist our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers.

Our Compensation Committee’s responsibilities will include, among others:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity incentive plans; and

•	reviewing and making recommendations to the board of directors with respect to director compensation.

We anticipate that Messrs.          ,           and          will serve on the Compensation Committee and that Mr.         will serve as its chair.

Compensation Committee Interlocks and Insider Participation

Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will form a compensation committee as described above. Historically, we were a direct subsidiary of Julius Baer Holding Ltd., a publicly traded company on the Swiss Exchange. Our compensation practices prior to this offering were, to a large extent, influenced by the policies of our parent. As a result, our historic compensation was ultimately approved by the compensation committee and board of directors of our parent. Following this offering, the Compensation Committee of our board of directors will have responsibility for establishing and administering compensation programs and practices with respect to our directors and executive officers, including the named executive officers.

Compensation Discussion and Analysis

Compensation Program Objectives

We believe that our compensation program for our named executive officers must support our business strategy; be competitive; attract, motivate and retain highly-qualified individuals; and be directly linked both to the company’s performance and the individual’s performance. Our compensation program is designed to motivate and challenge our named executive officers and to reward the achievement of superior and sustained performance and long-term service with the company. We have historically followed a policy of using cash incentive bonuses (in the case of Messrs. Williams, Wisher and Harte) and equity-based compensation (in the case of Messrs. Pell and Younes) to inspire and reward exceptional performance.

Use of Comparative Compensation Data

To ensure that our compensation levels remain reasonable and competitive, we have historically reviewed survey information concerning compensation levels in comparative companies in the investment management industry compiled from McLagan Partners. In 2007, the group of comparative companies included U.S.-based investment management and advisory firms who participated in the McLagan Partners Compensation and Performance Surveys. We have not followed any formal practice of benchmarking against specific peers, but rather have used comparative data as one component in our decision making process relating to the base salary and annual bonus levels for our executive team. We expect to continue this practice after this offering, but over the next several months our Compensation Committee will undertake a review of our use of consultants and comparative data in our compensation-related decision making and will determine our approach going forward.

Elements of the Company’s Compensation Program

We currently provide the following elements of compensation to some or all of our named executive officers:

•	base salary;

•	annual discretionary cash incentive awards;

•	mandatory deferral of a portion of annual cash incentive awards above a certain threshold;

•	ownership interests in the company and its operating subsidiaries; and

•	retirement plans.

Each compensation element fulfills one or more of our compensation program objectives.

As is typical in the investment management industry, the base salaries of our executive team have represented a minority of their compensation. In the case of executives other than the Principals, a large portion of their current compensation has been paid in the form of annual discretionary cash incentive awards, a portion of which is subject to vesting and payment on a deferred basis. In the case of the Principals, a substantial majority of their annual remuneration has been the economic return derived through the ownership interests that they hold in our operating company. In 2008 and future years, the Principals will also be entitled to receive annual discretionary cash incentive awards.  See “—Employment Agreements.”

Base Salary

Salaries are reviewed annually to maintain competitive levels based on the named executive officer’s length of service, experience and responsibilities.

Discretionary Cash Bonus and Mandatory Bonus Deferral

In the investment management industry, annual cash incentive awards play a large role in the overall compensation packages of executives. Our executive officers (other than the Principals) are eligible to earn annual cash incentive awards under our Incentive Award and Special Deferred Compensation Award Program. Under this program, annual incentive awards are awarded in our sole discretion to select employees and officers based on criteria established by us. The awards are intended to reward annual achievement. Awards may consist of a cash bonus award and a deferred compensation award. The amount of the awards to each employee are determined by the company at the end of each fiscal year based on overall company performance and the individual’s performance and are typically not subject to binding minimum amounts or other criteria set in advance. We believe that the company’s business objectives and its expectations of each employee are clearly communicated to employees on an ongoing basis, and the company’s latitude to assess performance and determine annual awards on a discretionary basis has inspired maximum performance from employees and given the company appropriate flexibility. Historically, incentive award amounts paid to Messrs. Williams, Wisher and Harte have been determined by taking into account the individual’s performance relative to their goals, our performance and industry data regarding compensation for similar roles. In 2007 and prior years, annual incentives were approved by our parent. Following this offering, the amount of these awards will be determined and approved by the Compensation Committee of our board of directors. The Compensation Committee will review the company’s approach to annual incentives as appropriate.

A portion of the annual incentive of each our executive officers has typically been provided in the form of a deferred compensation award. The deferred compensation awards vest over three years and are credited (or debited) with investment returns. To determine investment returns, participants choose from a list of our mutual funds. We believe that mandatory deferral of a portion of each executive’s incentive compensation and subjecting that deferred compensation to a vesting period serves as an effective retention tool.

Membership Interests in the Company and its Operating Subsidiaries

A substantial portion of the economic return derived by the Principals is obtained through the membership interests that they hold in our operating company and the allocations of income that they receive under the terms of the operating agreement of our operating company. As of this offering, the Principals will each hold approximately 15% of the New Class A Units of Artio Global Holdings LLC. We will enter into an exchange agreement with the Principals under which the Principals will have the right to exchange a specified portion of their New Class A Units for shares of Class A common stock on a one−for−one basis, subject to the terms of the exchange agreement. See “Relationships and Related Party Transactions—Exchange Agreement.” Thus, following this offering, a substantial portion of the economic return of the Principals will continue to be obtained through their ownership interests in our operating company and related distributions. We believe that the continued link between the amount of the economic return they realize and our performance will encourage their continued exceptional performance. In addition, we believe that the restriction on exchange provisions and the ownership requirement provisions, to which they will be subject, will help to align their interests with the interests of our stockholders.

In the future, our compensation program will also include equity awards as an element of total compensation. In connection with this offering, we intend to make equity awards to            ,             , and          under the Artio Global Investors Inc. 2008 Stock Incentive Plan, which we expect will be adopted by our board of directors and approved by our parent prior to the consummation of this offering. We believe that these awards and any future equity awards under this plan will help to align the interests of our executive officers with those of our stockholders. In addition, because the value of an award will increase as the value of our stock increases and awards will be subject to a vesting schedule, equity awards also encourage high performance over a long period. See “—Artio Global Investors Inc. 2008 Stock Incentive Plan.”

Retirement Plans

Our retirement plans include a 401(k) profit sharing plan, a money purchase pension plan, and a supplemental retirement plan, which is linked to our money purchase plan. The 401(k) profit sharing plan and money purchase pension plan are broad-based tax-qualified plans. The supplemental retirement plan is offered to our officers, including our named executive officers, to increase their retirement benefits above amounts available under the money purchase plan. Unlike the money purchase plan, the supplemental retirement plan is an unsecured obligation of the company and is not qualified for tax purposes. The contribution amount under the money purchase plan and benefit formula under the supplemental retirement plan is described in the narrative that accompanies the Pension Benefits Table below. We believe our retirement plan program is competitive and is an important tool in attracting and retaining executives.

Employment Agreements

We expect to enter into employment agreements with each of our named executive officers, to become effective upon the consummation of this offering.

Our Policy on Internal Revenue Code Section 162(m)

Following this offering, our policy will be to comply with the requirements of Internal Revenue Code Section 162(m) to avoid losing the deduction for compensation in excess of $1 million paid to our named executive officers. However, we believe that there are circumstances under which it may be appropriate to forego deductibility to achieve our compensation objectives.

Artio Global Investors Inc. 2008 Stock Incentive Plan

We expect to adopt, subject to the approval of our parent, the Artio Global Investors Inc. 2008 Stock Incentive Plan (the “Incentive Plan”). The purposes of the Incentive Plan will be (i) to advance the interests of the company by attracting and retaining high caliber employees and other key individuals, (ii) to more closely align the interests of recipients of Incentive Plan awards with the interest of the company’s stockholders by increasing the proprietary interest of such recipients in our growth and success as measured by the value of our stock and (iii) to motivate award recipients to act in the long-term best interests of our stockholders.

Shares Available.          shares of our Class A common stock may be subject to awards under the Incentive Plan (the “Plan Share Limit”), subject to adjustment in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, split-up, extraordinary dividend or distribution, spin-off, warrants or rights offering to purchase common stock at a price substantially below fair market value, or other similar event. If, with respect to any award such award is cancelled, forfeited, or terminates or expires unexercised, or if shares are tendered or withheld from an award to pay the option price or satisfy a tax withholding obligation, such shares may again be issued under the Incentive Plan.

Eligibility. All of our employees and all employees of our subsidiaries and their respective affiliates, and other individuals who perform services for us, a subsidiary of ours or any of their respective affiliates will be eligible to receive awards.

Administration. The Incentive Plan will be administered by the compensation committee of our board of directors. The compensation committee will have the authority to interpret the Incentive Plan and make all determinations necessary or desirable for the administration of the Incentive Plan. The compensation committee will have discretion to select participants and determine the form, amount and timing of each award to such persons, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of an award.

Forms of Awards. Awards under the Incentive Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) stock appreciation rights (“SARs”), (iii)

restricted stock awards, (iv) restricted stock unit awards, (v) performance grants and (vi) cash awards. Such awards may be for partial-year, annual or multi-year periods.

Options are rights to purchase a specified number of shares of our Class A common stock at a price fixed by our compensation committee, but not less than fair market value of our Class A common stock on the date of grant. Options generally expire no later than 10 years after the date of grant. Options will become exercisable at such time and in such installments as our compensation committee will determine, and the compensation committee will determine the period of time, if any, after termination of employment, death, or disability during which options may be exercised.

A SAR entitles the holder to receive, upon exercise, an amount equal to any positive difference between the fair market value of one share of our Class A common stock on the date the SAR is exercised and the exercise price, multiplied by the number of shares of common stock with respect to which the SAR is exercised. Our compensation committee will have the authority to determine whether the amount to be paid upon exercise of a SAR will be paid in cash, Class A common stock (including restricted stock) or a combination of cash and Class A common stock.

Restricted stock awards provide for a specified number of shares of our common stock subject to a restriction against transfer during a period of time or until performance measures are satisfied, as established by our compensation committee. Unless otherwise set forth in the agreement relating to a restricted stock award, the holder will have all rights as a stockholder, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common stock. However, our compensation committee may determine that distributions with respect to shares of common stock will be deposited with the company and will be subject to the same restrictions as the shares of common stock with respect to which such distribution was made.

A restricted stock unit award is a right to receive a specified number of shares of our common stock (or the fair market value thereof in cash, or any combination of our common stock and cash, as determined by our compensation committee), subject to the expiration of a specified restriction period and/or the achievement of any performance measures selected by the compensation committee, consistent with the terms of the Incentive Plan. The restricted stock unit award agreement will specify whether the award recipient is entitled to receive dividend equivalents with respect to the number of shares of our Class A common stock subject to the award. Prior to the settlement of a restricted stock unit award in our Class A common stock, the award recipient will have no rights as a stockholder of our company with respect to our Class A common stock subject to the award.

Performance grants are awards whose final value or amount, if any, is determined by the degree to which specified performance measures have been achieved during a performance period set by our compensation committee. Performance periods can be partial-year, annual or multi-year periods, as determined by our compensation committee. Performance measures that may be used include (without limitation) one or more of the following: the attainment by a share of Class A common stock of a specified value within or for a specified period of time, earnings per share, earnings before interest expense and taxes, return to stockholders (including dividends), return on equity, earnings, revenues, cash flow or cost reduction goals, operating profit, pretax return on total capital, economic value added or any combination of the foregoing. Such criteria and objectives may relate to results obtained by the individual, the company, a subsidiary, or an affiliate, or any business unit or division thereof, or may relate to results obtained relative to a specific industry or a specific index. Payment may be made in the form of cash, Class A common stock, restricted stock, restricted stock units or a combination thereof, as specified by our compensation committee.

Annual incentive awards are generally cash awards based on the degree to which certain of any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance objectives are met or not met. Our compensation committee may establish the terms and provisions, including performance objectives, for any annual incentive award.

An award agreement may contain additional terms and restrictions, including vesting conditions, not inconsistent with the terms of the Incentive Plan, as the compensation committee may determine.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our Class A common stock issuable under the Incentive Plan.

Executive Compensation

Summary Compensation Table

The following table presents summary information concerning the compensation received during the fiscal year ending December 31, 2007 by our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers, whom we refer to collectively as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Pell	2007
Rudolph-Riad Younes	2007
Glen Wisher	2007
Tony Williams	2007
Francis Harte	2007

Pension Benefits

The following table sets forth information concerning the pension benefits of the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Payments During Last Fiscal Year ($)
Richard Pell	Supplemental Pension Plan
Rudolph-Riad Younes	Supplemental Pension Plan
Glen Wisher	Supplemental Pension Plan
Tony Williams	Supplemental Pension Plan
Francis Harte	Supplemental Pension Plan

The company provides for substantially all of its employees a noncontributory, defined contribution pension plan, which is a money purchase pension plan (the “Pension Plan”). Each year, participants receive an employer contribution equal to 10% of their “compensation” as defined in the Pension Plan.  Participants whose compensation is in excess of the social security taxable wage base receive an additional contribution equal to 5.7% of the excess compensation. Compensation as defined in the Pension Plan means all of the compensation paid to a participant that is subject to income tax and reported on the participant’s Form W-2, including any amount contributed by the employer pursuant to a salary reduction agreement that is not includible in the participant’s gross income pursuant to Internal Revenue Code Sections 125, 132(f)(4), 402(e)(3), 402(g)(3), 402(h)(1)(B), 403(b), 414(h)(2) or 457(b), but excluding any overtime, bonuses, or commissions and reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation or welfare benefits.

The Internal Revenue Code limits the maximum annual benefit that may be accrued under and paid from a tax-qualified plan such as the Pension Plan. As a result, the company has established an unfunded, non-tax qualified supplemental pension plan to provide benefits (listed in the table above) in excess of the Internal Revenue Code limit (the “Supplemental Pension Plan”). The company’s contribution under the Supplemental Pension Plan is equal to 15.7% of the amount by which the participant’s compensation exceeds the limit under Internal Revenue Code Section 401(a)(17) in effect for the applicable plan year. This limit was $225,000 in 2007.

Nonqualified Deferred Compensation

The following table sets forth information concerning the nonqualified deferred compensation benefits of the named executive officers.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Glen Wisher(1)
Tony Williams(1)
Francis Harte(1)

(1)	The information in the table relates to amounts deferred under the company’s Incentive Award and Special Deferred Compensation Award Program.

Under the company’s Incentive Award and Special Deferred Compensation Award Program, annual incentive awards are awarded in the company’s sole discretion to select employees and officers.  The portion of a participant’s annual cash incentive award that will be automatically deferred under the program is determined in accordance with the schedule contained in the program document.  The deferred portion of the incentive award vests and is paid in equal installments over three years commencing on the first anniversary of the date the non-deferred portion of the incentive awards are paid, as long as the participant remains actively employed by the company through the applicable vesting date.  A participant forfeits all rights to a deferred award if the participant violates the non-competition, non-solicitation and confidentiality covenants set forth in the program or violates the terms of any release previously entered into as a condition of receipt of payment under the program.  If a participant’s employment terminates by reason of the participant’s death, “disability,” “retirement” or a “qualifying termination” (as these terms are defined in the program), the participant will be fully vested in his deferred compensation and the deferred amounts will be paid in accordance with the payment schedule described above.

Director Compensation

Cash Retainers. We expect that each independent director will receive the following cash retainers for service on our board of directors and any standing committees of our board of directors. Independent directors are directors who are not our employees or employees of our parent.

•	An annual cash retainer fee and stock award of $ and an additional fee of $ for each meeting of the board of directors or any standing committee that the directors attends; and

•	An additional cash retainer fee of $ for the Chairperson of the Audit Committee and $ for the Chairperson of each other standing committee of our board of directors.

Retainers will be paid at the time of the offering and immediately following each regularly scheduled annual shareholder meeting. If a director joins the board of directors at any time other than the annual shareholder meeting, the retainers will be prorated and paid at the time of such director joining the board of directors.

2008 Artio Global Investors Inc. Independent Directors’ Equity Compensation Plan. Pursuant to the 2008 Artio Global Investors Inc. Independent Directors’ Equity Compensation Plan, independent directors would be entitled to receive a grant of $         in stock units which are subject to vesting as described below. Grants will be made at the time of this offering. If a director joins the board of directors at any time after the offering, the equity grant will be made at the time of such director joining the board of directors. Stock units granted at the time of this offering would become fully vested and convert into shares of our class A common stock on        , 2010. Stock units granted in connection with annual meetings would become fully vested and convert on the second anniversary of the grant date. Stock units granted to each independent director would become fully vested and convert upon the occurrence of (i) the director’s termination due to disability or death or (ii) a change in control of Artio Global Investors Inc.

Reimbursements. All directors will be reimbursed for reasonable expenses incurred in attending board of directors, committee and shareholder meetings, including those for travel, meals and lodging.

Employment Agreements

We expect to enter into employment agreements with each of our named executive officers to become effective upon the consummation of this offering.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Redemption of Class C common stock from Julius Baer Holding Ltd.

Immediately following this offering, we will use the net proceeds from this offering to redeem approximately       shares of Class C common stock (       shares of Class C common stock if the underwriters exercise in full their option to purchase additional shares) held by our parent, Julius Baer Holding Ltd., at a redemption price per share equal to the public offering price per share of our Class A common stock in this offering, less the amount of certain offering expenses incurred by us. See “Use of Proceeds” and “Our Structure and Reorganization.”

Registration Rights Agreement

Effective upon consummation of this offering, we will enter into a registration rights agreement with the Principals and Julius Baer Holding Ltd. pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their New Class A Units or upon conversion of their Class C common stock, respectively, held or acquired by them. Under the registration rights agreements, the Principals and Julius Baer Holding Ltd. have the right to request us to register the sale of their shares and can also require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the Principals and Julius Baer Holding Ltd. will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us.

Shareholders Agreement

Julius Baer Holding Ltd. will enter into a shareholders agreement with us under which it will agree that, to the extent it has a vote as holder of the Class C common stock greater than that which it would be entitled to on a one-vote per share basis, it will on all matters vote such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock.

As long as Julius Baer Holding Ltd. maintains an ownership interest of at least 10% in us, the agreement will permit it to appoint a member to our board of directors. If Julius Baer Holding Ltd.’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member of our board of directors but it will be entitled to certain observer rights until the later of the date upon which (i) we cease to use the Julius Baer brandname pursuant to the transition services agreement or (ii) Julius Baer Holding Ltd. ceases to own at least 5% of our common stock on a fully diluted basis.

Exchange Agreement

In connection with the closing of this offering, the Principals will enter into the exchange agreement with us under which, from time to time, they (or certain permitted transferees thereof) will have the right to exchange their New Class A Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The exchange agreement generally provides that the Principals may elect to exchange with us up to 20% of the New Class A Units that they own at the time of the offering into shares of our Class A common stock after the first anniversary of the pricing of this offering, and an additional 20% of the New Class A Units that they own at the time of this offering after each subsequent anniversary such that 100% of their New Class A Units can be exchanged after the fifth anniversary of the pricing of this offering, subject to the notice requirement. As the Principals exchange their New Class A Units with us, our membership interests in the operating company will be correspondingly increased (in the form of New Class A Units) and their corresponding shares of Class B common stock will be cancelled. The restrictions on exchange will terminate upon the occurrence of (i) any material breach by us of any of the agreements we have with the Principals, after notice and an opportunity to cure, (ii) the conduct by us of any business (other than through our operating company or any of our operating company’s subsidiaries) and (iii) any change of control.

“Change of control” will be defined as (A) any person or group, other than the Principals, Julius Baer Holding Ltd. and their permitted transferees (or any group consisting of such persons), (1) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting stock of the company or, in the context of a consolidation, merger or other corporate reorganization in which the company is not the surviving entity, 50% or more of the voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully diluted basis, or (2) has obtained the power (whether or not exercised) to elect a majority of the directors of the company or its successors; (B) the board of directors of our company shall cease to consist of a majority of continuing directors, which is defined as the directors on the date of the offering and subsequently elected directors whose election is approved by the continuing directors; (C) we or our successors, alone or together with Pell, Younes and the permitted transferees of Pell and Younes, cease to own 50% or more of the voting equity interests of the operating company; or (D) the sale of all or substantially all the assets of our company or the operating company.

The exchange agreement also includes non-solicit and non-competition covenants that preclude the Principals from soliciting our employees or customers and competing with our business generally in the period beginning with the closing of this offering and ending two years after termination of their employment with us. The non-compete and non-solicitation provisions will terminate if a “change of control” occurs and the relevant Principal is terminated by us without cause or resigns with good reason.

Second Amended and Restated Limited Liability Company Agreement of the Operating Company

As a result of the reorganization and offering, the operating company will operate our business. The form of the operating agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the operating agreement is qualified by reference thereto.

As the sole managing member of the operating company, we will have control over all of the affairs and decision making of the operating company. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of the operating company and the day-to-day management of the operating company’s business. However, any issuance by the operating company of equity interests other than New Class A Units, any amendments to the operating agreement prior to the expiration of all the restrictions in the exchange agreement and any voluntary dissolution of the operating company, will require the consent of all members.

In accordance with the operating agreement, net profits and net losses of the operating company will be allocated to its members pro rata in accordance with the respective percentages of their New Class A Units. Accordingly, net profits and net losses of the operating company will initially be allocated approximately 70% to us and approximately 30%, in the aggregate, to the Principals.

The holders of New Class A Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the operating company. Net profits and net losses of the operating company will generally be allocated to its members, including us, pro rata in accordance with the percentages of their respective New Class A Units. The operating agreement will provide for cash distributions to its members if the taxable income of the operating company will give rise to taxable income for its members. In accordance with the operating agreement, the operating company will make cash distributions to the holders of its New Class A Units for purposes of funding their tax obligations (calculated at an assumed tax rate) in respect of the income of the operating company that is allocated to them. Taxable income of the operating company will be calculated without regard to any deductions for the interest expense with respect to the indebtedness incurred by the operating company before this offering (or any interest expense in respect of any future indebtedness incurred to repay the principal of such indebtedness existing before this offering, up to the aggregate amount of such indebtedness).

The operating agreement will provide that at any time we issue a share of our Class A common stock, we are entitled to transfer the net proceeds received by us with respect to such share, if any, to the operating company and the operating company shall be required to issue to us one New Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, we can cause the operating company, immediately prior to such redemption of our Class A common stock, to redeem an equal number of New Class A Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed.

Finally, the amendment and restatement of the operating agreement in connection with the reorganization transactions and this offering will result in the complete acceleration of the unvested portion of the membership interests of the Principals and the elimination of both our obligation to repurchase such interests and the ability of the Principals to put their interests to the operating company.

Tax Receivable Agreement

Pursuant to the exchange agreement described above, from time to time we may be required to acquire New Class A Units from the Principals in exchange for shares of our Class A common stock and the cancellation of a corresponding number of shares of our Class B common stock held by the Principals. The operating company intends to have an election under Section 754 of the Internal Revenue Code of 1986, as amended, in effect for each taxable year in which such an exchange occurs, pursuant to which the exchange is expected to result in an increase in the tax basis of tangible and intangible assets of the operating company with respect to such New Class A Units acquired by us in the exchange. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from the operating company and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

We will enter into a tax receivable agreement with the Principals requiring us to pay 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis described above. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the operating company. The term of the tax receivable agreement will commence upon the completion of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to the Principals, or their transferees, based upon the net present value (based upon certain assumptions in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from an exchange) of all payments that would be required to be paid by us under the tax receivable agreement. We would be obligated to make a similar termination payment if certain change of control events were to occur.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

We expect that, as a result of the size and increases in the tax basis of the tangible and intangible assets of the operating company attributable to the exchanged New Class A Units, and assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased tax basis, future payments under the tax receivable agreement will be substantial. The payments under the tax receivable agreement are not conditioned on the Principals maintaining an ownership interest in us.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

Transition Services Agreement

In connection with this offering, we will enter into a transition services agreement with our parent, Julius Baer Holding Ltd., pursuant to which Julius Baer Holding Ltd. will provide us with certain services in connection with the operation of our business, principally including the continued use of the “Julius Baer” brand in a limited form and for a transitional period of up to one year following this offering.

Other Interested Party Transactions

We and our subsidiaries engage in transactions with affiliates as part of our business. Compensation for, and expenses of, these transactions are governed by agreements between the parties.

We earned revenue from advising our SEC registered mutual funds which are currently marketed using the Julius Baer brand. Amounts earned from such activity, which are reported in investment management fees, are as follows:

Nine months ended September 30, 2007	$199.4 million
Nine months ended September 30, 2006	$136.2 million
Year ended December 31, 2006	$190.0 million
Year ended December 31, 2005	$145.0 million
Year ended December 31, 2004	$73.4 million

We earned revenue sub-advising funds for affiliates.  Amounts earned from sub-advising, which are reported in investment management fees, are as follows:

Nine months ended September 30, 2007	$2.6 million
Nine months ended September 30, 2006	$1.9 million
Year ended December 31, 2006	$2.7 million
Year ended December 31, 2005	$2.9 million
Year ended December 31, 2004	$2.7 million

We allocated $3.1 million and $2.6 million for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, to affiliates for both direct and indirect expenses of occupancy (including rent and depreciation), information technology and support system costs (including depreciation), administration and management under the terms of service level agreements entered into with such affiliates.

We paid Julius Baer Holding Ltd. $4.9 million and $6.4 million in fees for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, for management and licensing under the terms of a service level agreement entered into with Julius Baer Holding Ltd. Following this offering, we will no longer pay these license fees to Julius Baer Holding Ltd. but will pay fees to them under the transition services agreement for up to one year.

Prior to 2006, direct and indirect expenses relating to occupancy (including rent and depreciation), information technology, support system costs (including depreciation), administration and management were allocated to us by our affiliate, Bank Julius Baer & Co. Ltd. The amounts allocated to continuing operations for the years ended December 31, 2005 and 2004 were $9.3 million and $6.9 million, respectively.

In January 2006, we purchased certain fixed assets from Bank Julius Baer & Co. Ltd. for $9.2 million at net book value. Additionally, effective January 2006, the administrative and support personnel who supported us were transferred from Bank Julius Baer & Co. Ltd. to us. Further, effective January 2006,

Bank Julius Baer & Co. Ltd. also assigned to us the lease for our office space as well as other contracts relating to such lease.

Prior to 2006, the sponsor of the two defined contribution plans that our employees participate in was Bank Julius Baer & Co. Ltd. We were allocated $0.8 million and $0.8 million in contributions by Bank Julius Baer & Co. Ltd. for the years ended December 31, 2005 and 2004, respectively.

Artio Global Management LLC maintained an office in London through June 2004. An affiliate charged Artio Global Management LLC administrative expenses and rent totaling $5.9 million for 2004.

Our subsidiary, Julius Baer Financial Markets LLC, was distributed at book value to Julius Baer Holding Ltd. as of December 1, 2007.

Our Principals and certain other employees are expected to be permitted to invest in side-by-side investments with our future private equity funds and will invest $4.0 million in anticipation of one of our initial planned investments as part of our private equity efforts. These investments are not included in the accompanying consolidated financial statements.

Statement Regarding Transactions with Affiliates

Upon the completion of this offering, we will adopt a policy regarding the approval of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is required to be disclosed under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts about the transaction. The general counsel will then assess and promptly communicate that information to the Nominating and Corporate Governance Committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, this board committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this board committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares of common stock outstanding and percentage of beneficial ownership before this offering set forth below is based on the number of shares of common stock outstanding immediately prior to the consummation of this offering after giving effect to the reorganization transactions discussed in “Our Structure and Reorganization.” The number of shares of our Class A common stock outstanding and percentage of beneficial ownership after this offering set forth below is based on the number of shares of our Class A common stock outstanding after this offering, assuming that all New Class A Units held by the Principals and Class C common stock held by Julius Baer Holding Ltd. outstanding after giving effect to the transactions described under “Our Structure and Reorganization,” are exchanged for or converted into shares of our Class A common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each of our principal stockholders is c/o Artio Global Investors Inc., 330 Madison Ave, New York, NY 10017.

Name of Beneficial Owner	No. of Shares Before Offering	% of Combined Voting Power Before Offering	No. of Shares After Offering	% of Combined Voting Power After Offering	% of Combined Voting Power After Offering, Including Full Option Exercise
Richard Pell
Rudolph-Riad Younes
Glen Wisher
Tony Williams
Francis Harte
Directors and officers as a group (5 persons)
Julius Baer Holding Ltd.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. This description assumes the effectiveness of our amended and restated certificate of incorporation and bylaws, which will take effect immediately prior to the consummation of this offering.

Our authorized capital stock consists of        shares of Class A common stock, par value $0.001 per share,       shares of Class B common stock, par value $0.001 per share,      shares of Class C common stock, par value $0.001 per share, and        shares of preferred stock.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Any dividend paid in respect of our Class A common stock must also be paid in respect of our Class C common stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock and Class C common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Subject to the transfer restrictions set forth in the operating agreement, the Principals may exchange their New Class A Units with us for shares of Class A common stock on a one-for-one basis, subject to certain limitations and customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Upon any such exchange, a corresponding number of shares of Class B common stock will be automatically cancelled. See “Relationships and Related Party Transactions—Exchange Agreement.”

Class B common stock

Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class B common stock will not have any right to receive dividends (other than dividends consisting of shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all of our assets.

Class C common stock

Holders of our Class C common stock are entitled to an aggregate vote on all matters submitted to a vote of stockholders equal to the greater of (1) the number of votes they would be entitled to on a one-vote per share basis and (2) 20% of the combined voting power of all classes of common stock. Julius Baer Holding Ltd. will be the holder of all shares of Class C common stock and will enter into a shareholders agreement with us under which it will agree that, to the extent it has a vote as holder of the Class C common stock greater than that which it would be entitled to on a one-vote per share basis, it will on all matters vote such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock. See “Relationships and Related Party Transactions—Shareholders Agreement.”

Holders of our Class C common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Any dividend paid in respect of our Class A common stock must also be paid in respect of our Class C common stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock and Class C common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class C common stock do not have preemptive, subscription or redemption rights. If Julius Baer Holding Ltd. transfers any shares of Class C common stock to anyone other than any of its subsidiaries, such shares will automatically convert into shares of Class A common stock. In addition, on the second anniversary of this offering, the Class C common stock will automatically convert on a one-for-one basis into Class A common stock.

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock, Class B common stock and Class C common stock present in person or represented by proxy, voting together as a single class. However, as set forth below under “Amendments to our Governing Documents”, certain material amendments to the amended and restated certificate of incorporation must be approved by at least 66 2/3% of the combined voting power of all shares of Class A common stock, Class B common stock and Class C common stock, voting together as a single class. In addition, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock or Class C common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation or amended and restated bylaws to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock, Class B common stock and Class C common stock, voting together as a single class.

No shares of any class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of any class of common stock. Upon consummation of this offering, all the outstanding shares of common stock will be legally issued, fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunities and Transactions with Julius Baer Holding Ltd.

In recognition that directors, officers and/or employees of Julius Baer Holding Ltd. and their respective affiliates may serve as our directors and/or officers, and that Julius Baer Holding Ltd. may acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or clients of ours, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and Julius Baer Holding Ltd. As set forth in our amended and restated certificate of incorporation, neither Julius Baer Holding Ltd., nor any director, officer or employee of Julius Baer Holding Ltd. has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. If Julius Baer Holding Ltd. acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity and Julius Baer Holding Ltd. will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. In addition, if a director or officer of our company who is also a director, officer or employee of Julius Baer Holding Ltd. acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and Julius Baer Holding Ltd., we will not have any expectancy in such corporate opportunity unless such corporate opportunity is offered to such person in his or her capacity as a director or officer of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Limits on Written Consents

Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of our Class B common stock or Class C common stock in connection with actions that require their vote as a separate class of any series of preferred stock.

Limits on Special Meetings

Special meetings of the stockholders may be called at any time only by the board of directors, the Chairman of the Board or our Chief Executive Officer, subject to the rights of the holders of any series of preferred stock.

Amendments to our Governing Documents

Generally, the amendment of our amended and restated certificate of incorporation requires approval by our board and a majority vote of stockholders; however, certain material amendments (including amendments with respect to provisions governing board composition actions by written consent, special meetings and the corporate opportunities limitation) require the approval of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the elections of our board. Any amendment to our bylaws requires the approval of either a majority of our board of directors or holders of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the election of our board.

Listing

We intend to apply to list our Class A common stock on the NYSE under the symbol “ART.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is      .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have                  shares of Class A common stock outstanding. Pursuant to the terms of the exchange agreement, the Principals could from time to time exchange their New Class A Units for shares of our Class A common stock on a one-for-one basis. Immediately following the reorganization transactions and this offering and giving effect to the application of net proceeds from this offering, the Principals will beneficially own        New Class A Units, all of which will be exchangeable for shares of our Class A common stock subject to certain limits. See “Relationships and Related Party Transactions—Exchange Agreement.” In addition, upon any transfer of shares of Class C common stock by Julius Baer Holding Ltd. (other than to one of its subsidiaries), such shares will automatically be converted into shares of Class A common stock. Immediately following this offering and giving effect to the application of net proceeds thereof, Julius Baer Holding Ltd. will own        shares of Class C common stock.

Of these shares,       shares of Class A common stock (or        shares of Class A common stock if the underwriters exercise their option to purchase additional shares) sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock held by our “affiliates,” as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. The remaining        shares of Class A common stock (or Class B common stock or Class C common stock that may be exchanged for or converted into shares of Class A common stock) are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
On the date of this prospectus.
After 90 days from the date of this prospectus.
After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).
At various times after 180 days from the date of this prospectus (subject, in some cases, to volume limitations).

Effective upon consummation of this offering, we will enter into a registration rights agreement with Julius Baer Holding Ltd. and the Principals that would require us to register under the Securities Act these shares of Class A common stock. See “—Registration Rights Agreement” and “Relationships and Related Party Transactions—Registration Rights Agreement.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated that are our affiliates, who owns shares that were purchased from us, at least six months previously or are registered, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately        shares immediately after this offering, or the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least six months previously, would, beginning 90 days after this offering, be entitled to sell shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without regard to the public information requirement. We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its six-month minimum holding period requirement.

Registration Rights Agreement

Effective upon consummation of this offering, we will enter into a registration rights agreement with the Principals and Julius Baer Holding Ltd. pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their New Class A Units or upon conversion of their Class C common stock, respectively, held or acquired by them. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply. See “Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

In the opinion of Davis Polk & Wardwell, the following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a beneficial owner that is a “non-U.S. holder”, other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of our Class A common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation, or

•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our Class A common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly on a retroactive basis. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

If a partnership holds Class A common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Class A common stock should consult its own tax advisor with respect to the U.S. federal income tax treatment.

Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under an applicable treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s basis in the Class A common stock and thereafter as capital gain.

Gain on Disposition of Our Class A Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our Class A common stock unless:

•	the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise, or

•
we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our Class A common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We are not, and do not anticipate becoming, a U.S. real property holding corporation.

A corporate non-U.S. holder receiving effectively connected gain may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information Reporting Requirements and Backup Withholding

Information returns may be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Class A common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING

Artio Global Investors Inc. and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is acting as sole book-running manager of this offering and is acting as the representative of the underwriters.

Underwriters	Number of Shares of Class A Common Stock
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional         shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Artio Global Investors Inc. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Artio Global Investors Inc. and its officers, directors and parent have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. This agreement does not apply to any existing employee benefit plans and is subject to certain exceptions. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period Artio Global Investors Inc. issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, Artio Global Investors Inc. announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to this offering, there has been no public market for the shares. The initial public offering price has been negotiated between Artio Global Investors Inc. and the representative. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Artio Global Investors Inc.’s historical performance, estimates of the business potential and earnings prospects of Artio Global Investors Inc., an assessment of Artio Global Investors Inc.’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Artio Global Investors Inc. will apply to list the Class A common stock on the New York Stock Exchange under the symbol “ART.”  In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from Artio Global Investors Inc. in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of Artio Global Investors Inc.’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Artio Global Investors Inc. and its affiliates, including Julius Baer Holding Ltd., for which they received or will receive customary fees and expenses.

VALIDITY OF CLASS A COMMON STOCK

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for Artio Global Investors Inc. by Davis Polk & Wardwell, New York, New York and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Julius Baer Americas Inc. and Subsidiaries as of and for the year ended December 31, 2006, have been included in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Julius Baer Americas Inc. and Subsidiaries as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN AUDITORS

Based on the recommendation from the Board of Directors of our parent, Julius Baer Holding Ltd., the shareholders of our parent approved the dismissal of PricewaterhouseCoopers LLP as auditor for the Julius Baer Group on April 12, 2006. The reports of PricewaterhouseCoopers LLP on our consolidated financial statements for the two years ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  In connection with the audits for the fiscal years ended December 31, 2004 and December 31, 2005 and through April 12, 2006, there were no (i) disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report or (ii) ''reportable events'' as such term is used in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934. KPMG LLP was engaged as independent registered public accountants by us on July 6, 2006 and currently serves in that role.  During the years ended December 31, 2005 and 2004 and for the period from January 1, 2006 to July 5, 2006, we did not consult with KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we are offering. This prospectus does not contain all of the information in the registration statement and the exhibits to the registration statement. For further information with respect to us and our Class A common stock, we refer you to the registration statement and the exhibits thereto. With respect to documents described in this prospectus, we refer you to the copy of the document if it is filed as an exhibit to the registration statement.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firms	F-2

Consolidated Statements of Financial Position as of December 31, 2005 and 2006 (audited) and September 30, 2007 (unaudited)	F-4

Consolidated Statements of Income for the years ended December 31, 2004, 2005, and 2006 (audited), and the nine months ended September 30, 2006 and 2007 (unaudited)	F-5

Consolidated Statements of Changes in Stockholder’s Equity and Other Comprehensive Income for the years ended December 31, 2004, 2005, and 2006 (audited), and the nine months ended September 30, 2007 (unaudited)
F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2005, and 2006 (audited), and the nine months ended September 30, 2006 and 2007 (unaudited)	F-7

Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Julius Baer Americas Inc. and Subsidiaries:

We have audited the accompanying consolidated statement of financial position of Julius Baer Americas Inc. and Subsidiaries (the “Company”) as of December 31, 2006, and the related statements of income, stockholder’s equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Julius Baer Americas Inc. and Subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
December 14, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Julius Baer Americas Inc:

In our opinion, the consolidated statement of financial position as of December 31, 2005 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of two years in the period ended December 31, 2005 present fairly, in all material respects, the financial position of Julius Baer Americas Inc. and its subsidiaries (the “Company”) at December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 28, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 3 and with respect to the earnings per share data included in the consolidated statement of income as discussed in Note 2(m), as to which the date is January 31, 2008

Julius Baer Americas Inc. and Subsidiaries
Consolidated Statements of Financial Position

	December 31, 2005	December 31, 2006	September 30, 2007
			(unaudited)
Assets
Cash and cash equivalents	$16,930,600	$61,054,900	$72,455,300
Marketable securities, at fair value	32,442,000	67,442,200	73,088,200
Fees receivable and accrued fees (Note 4)	35,243,500	55,526,200	69,419,400
Due from affiliates	1,872,700	11,801,200	4,561,400
Net deferred tax asset	13,814,200	35,981,300	63,274,400
Property and equipment, net	—	9,183,300	9,489,500
Assets of discontinued operations (Note 3)	19,961,300	1,025,500	—
Other assets	950,000	2,689,600	2,598,800
Total assets	$121,214,300	$244,704,200	$294,887,000

Liabilities and Stockholder’s Equity
Accrued compensation and benefits	$70,943,300	$140,551,100	$205,869,900
Accounts payable and accrued expenses	5,681,000	11,144,100	9,271,000
Due to affiliates	787,700	5,481,700	4,994,000
Accrued income taxes payable	3,084,900	3,267,400	1,872,400
Liabilities of discontinued operations (Note 3)	4,603,800	—	—
Other liabilities	3,300	3,375,700	3,074,800
Total liabilities	$85,104,000	$163,820,000	$225,082,100

Commitments and contingencies (Notes 8 and 9)
Stockholder’s equity
Common stock - $100 stated value; 20,000 shares authorized, 4,000 shares issued and outstanding	400,000	400,000	400,000
Additional paid-in capital	17,950,000	17,950,000	17,950,000
Retained earnings	17,760,300	62,534,200	51,121,300
Accumulated other comprehensive income, net of tax	—	—	333,600
Total stockholder’s equity	36,110,300	80,884,200	69,804,900
Total liabilities and stockholder’s equity	$121,214,300	$244,704,200	$294,887,000

See accompanying notes to consolidated financial statements.

Julius Baer Americas Inc. and Subsidiaries
Consolidated Statements of Income

	For the years ended December 31,			For the nine months ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
Revenue:
Investment management fees (Note 4)	$106,282,300	$201,285,100	$300,535,500	$214,913,200	$321,340,400
Foreign exchange trading gains	—	1,352,100	9,165,100	7,103,100	7,407,200
Interest income	456,300	1,658,700	3,168,900	1,940,500	5,226,600
Net gain (loss) on marketable securities (Note 5)	(29,500)	(277,600)	286,800	(9,900)	133,300
Other revenues	33,300	—	7,600	—	—
Total revenues	106,742,400	204,018,300	313,163,900	223,946,900	334,107,500
Expenses:
Employee compensation and benefits	45,222,700	110,761,800	175,072,000	127,586,500	191,144,100
Marketing and distribution	7,026,300	12,161,500	20,230,900	14,640,100	17,696,200
Recordkeeping	—	3,002,500	3,360,000	2,700,000	2,624,600
Occupancy	1,215,600	2,145,300	3,582,700	2,709,900	2,981,100
Information technology and system support	4,713,000	5,608,100	2,348,300	803,600	3,288,700
Communications and market data	1,823,500	2,664,600	5,237,800	3,761,200	5,064,700
Professional fees	3,217,500	5,513,400	5,453,900	4,244,100	11,027,300
Travel and entertainment	2,150,100	2,168,600	2,938,600	1,867,500	2,628,000
Depreciation and amortization, net of allocations to affiliates (Note 4)	—	—	2,410,500	1,911,500	1,207,700
Allocated administrative expenses (Note 4)	7,533,600	2,464,600	(1,505,400)	(1,041,800)	(2,187,500)
License and management fees (Note 4)	2,242,400	3,383,900	6,423,500	4,315,600	4,969,000
Other expenses	1,602,200	1,187,300	3,728,500	2,166,800	1,963,300
Total expenses	76,746,900	151,061,600	229,281,300	165,665,000	242,407,200
Income from continuing operations before income tax expense	29,995,500	52,956,700	83,882,600	58,281,900	91,700,300
Income taxes related to income from continuing operations	13,617,600	24,212,600	39,413,100	27,563,300	43,113,200
Net income from continuing operations	16,377,900	28,744,100	44,469,500	30,718,600	48,587,100
Income (loss) from discontinued operations, net of taxes (Note 3)	(3,396,000)	(2,637,600)	304,400	(112,100)	—
Net income	$12,981,900	$26,106,500	$44,773,900	$30,606,500	$48,587,100
Earnings per share
Net income, basic and fully diluted	$3,245	$6,527	$11,193	$7,652	$12,147
Net income from continuing operations, basic and fully diluted	$4,094	$7,186	$11,117	$7,680	$12,147
Income (loss) from discontinued operations, net of taxes, basic and fully diluted	$(849)	$(659)	$76	$(28)	$—
Common shares outstanding	4,000	4,000	4,000	4,000	4,000

See accompanying notes to consolidated financial statements.

Julius Baer Americas Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholder’s Equity and Other Comprehensive Income

	Number of Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Stockholder’s Equity
Balance at December 31, 2003	4,000	$400,000	17,950,000	8,671,900		27,021,900
Net income		—	—	12,981,900		12,981,900
Balance at December 31, 2004	4,000	400,000	17,950,000	21,653,800	—	40,003,800
Net income		—	—	26,106,500		26,106,500
Dividends paid ($7,500 per share)		—	—	(30,000,000)		(30,000,000)
Balance at December 31, 2005	4,000	400,000	17,950,000	17,760,300	—	36,110,300
Net income		—	—	44,773,900		44,773,900
Balance at December 31, 2006	4,000	400,000	17,950,000	62,534,200	—	80,884,200
Comprehensive income
Net income				48,587,100		48,587,100
Other comprehensive income
Unrealized gains on available for sale investments					633,900	633,900
Income taxes					(300,300)	(300,300)
Total other comprehensive income						333,600
Total comprehensive income						48,920,700
Dividends paid ($15,000 per share)				(60,000,000)		(60,000,000)
Balance at September 30, 2007 (unaudited)	4,000	$400,000	17,950,000	51,121,300	333,600	69,804,900

See accompanying notes to consolidated financial statements.

Julius Baer Americas Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For the years ended December 31,			For the nine months ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
Cash flows from operating activities:
Net income	$12,981,900	$26,106,500	$44,773,900	$30,606,500	$48,587,100
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	2,741,100	2,163,200	1,404,600
Deferred compensation	934,000	24,958,800	49,695,700	34,428,700	60,455,500
Deferred income taxes	(570,000)	(11,480,000)	(22,167,100)	(15,573,100)	(27,566,500)
Interest accrued on marketable securities	—	—	—	—	(1,240,100)
(Gains) losses on marketable securities	—	—	—	—	(81,800)
(Increase) decrease in:
Marketable securities	(23,396,600)	(8,148,700)	(33,053,600)	(38,569,200)	—
Fees receivable and accrued fees	(17,535,000)	(12,058,500)	(20,282,700)	(11,122,500)	(13,893,200)
Due from affiliates	—	(1,872,700)	(9,928,500)	(10,443,800)	7,239,800
Other assets	689,900	(761,300)	(1,739,600)	(1,999,800)	90,800
Increase (decrease) in:
Accrued compensation and benefits	21,376,200	17,768,200	19,912,100	2,146,100	4,863,300
Accounts payable and accrued expenses	(4,735,500)	5,629,000	5,463,100	4,803,100	(1,873,100)
Due to affiliates	(10,704,200)	52,700	4,694,000	3,842,400	(487,700)
Accrued income taxes payable	9,989,700	(7,558,400)	182,500	(2,364,400)	(1,395,000)
Other liabilities	—	3,300	3,372,400	3,361,400	(300,900)
Cash flows provided by (used in) operating activities - discontinued operations	1,818,300	(5,309,000)	1,837,600	2,503,100	998,600
Total adjustments	(22,133,200)	1,223,400	727,000	(26,824,800)	28,214,300
Net cash provided by (used in) operating activities	(9,151,300)	27,329,900	45,500,900	3,781,700	76,801,400
Cash flows from investing activities:
Purchase of marketable securities	—	—	—	—	(199,579,500)
Proceeds from sales of marketable securities	—	—	—	—	195,889,300
Purchase of fixed assets from affiliate	—	—	(9,170,800)	(9,170,800)	—
Purchase of fixed assets	—	—	(2,753,600)	(1,990,300)	(1,710,800)
Net cash used in investing activities	—	—	(11,924,400)	(11,161,100)	(5,401,000)
Cash flows from financing activities:
Payment of bank loan	(630,700)	—	—	—	—
Dividends paid	—	(30,000,000)	—	—	(60,000,000)
Cash flows used in financing activities - discontinued operations	(2,026,200)	—	—	—	—
Net cash used in financing activities	(2,656,900)	(30,000,000)	—	—	(60,000,000)
Net increase (decrease) in cash and cash equivalents	(11,808,200)	(2,670,100)	33,576,500	(7,379,400)	11,400,400
Cash and cash equivalents:
Beginning of period	41,956,700	30,148,500	27,478,400	27,478,400	61,054,900
End of period	$30,148,500	$27,478,400	$61,054,900	$20,099,000	$72,455,300
Cash and cash equivalents consist of:
Continuing operations	28,891,800	16,930,600	61,054,900	20,099,000	72,455,300
Discontinued operations	1,256,700	10,547,800	—	—	—
	$30,148,500	$27,478,400	$61,054,900	$20,099,000	$72,455,300
Cash paid during period for:
Interest	$8,500	$298,700	$—	$—	$—
Income taxes, net of refunds	1,187,400	41,035,600	61,693,000	45,433,100	72,074,600

See accompanying notes to consolidated financial statements.

Julius Baer Americas Inc. and Subsidiaries
Notes to Consolidated Financial Statements

(Amounts and disclosures applicable to September 30, 2007 and 2006 are unaudited)

(1) Organization and Description of Business

Julius Baer Americas Inc. (“JBA”, formerly Julius Baer Securities Inc.) and Subsidiaries (the “Company”) comprises JBA and its two wholly owned subsidiaries, Julius Baer Investment Management LLC (“JBIM”), a registered investment adviser and portfolio manager under the Investment Advisers Act of 1940, and Julius Baer Financial Markets LLC (“JBFM”), which introduces domestic foreign exchange trades to an affiliate, Bank Julius Baer & Co. Ltd. (the “Bank”). The Company is a wholly owned subsidiary of Julius Baer Holding Ltd., a Swiss corporation (the “Parent”).

The Company’s business consists primarily of managing and advising Julius Baer Investment Funds (the “Funds”, which are US registered mutual funds), commingled institutional investment vehicles, and separate accounts.  The Company’s assets under management are invested predominantly outside the United States.  The fee from the largest Fund represented 53 percent of total revenue from continuing operations in 2006, 59 percent in 2005, and 55 percent in 2004. For the nine months ended September 30, 2007 and 2006, it represented 47 percent and 56 percent of total revenue, respectively. Revenues from funds, commingled vehicles, and separate accounts are computed in many cases on investment assets that have been translated into U.S. dollars from foreign currencies. As a result, revenues may fluctuate due to changes in currency rates.

Discontinued operations

In June, 2006, the Company withdrew its broker-dealer registration and discontinued its brokerage-related operations. The Company was a registered broker dealer under the Securities Exchange Act of 1934, and a member of the National Association of Securities Dealers. Through March 31, 2005, the Company executed and cleared securities transactions for its customers, including the customers of Bank Julius Baer – New York Branch (the “Branch”), which ceased its private banking operations at that time.

The results of the regulated brokerage operations of the Company have been recast as discontinued operations in these consolidated financial statements (Note 3).

(2) Summary of Significant Accounting Principles

(a) Basis of preparation

The consolidated financial statements include the accounts of JBA, JBIM, and JBFM. All material intercompany balances have been eliminated in consolidation. JBIM is a managing member of certain investment partnerships. These partnerships are not consolidated since JBIM is not deemed to control the partnerships, and is not the primary beneficiary of their operations.

The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities (including contingent liabilities), revenues, and expenses at the date of the financial statements. Actual results could differ from those estimates.

Certain conditions may exist as of the date the financial statements are issued that may ultimately result in a loss, however, the loss can only be resolved upon the occurrence of future events.  The probability of such a condition resulting in a loss is assessed as probable, possible, or remote.  An estimated liability is incurred for losses assessed as probable.  Possible losses are disclosed, together with an estimate of the range of possible losses.  Remote contingencies are not disclosed.

(b) Operating segments

The Company’s continuing operations are one segment, investment advisory and management services.  The Company delivers investment management services to different vehicles: registered

Julius Baer Americas Inc. and Subsidiaries
Notes to Consolidated Financial Statements

investment management companies, commingled vehicles, and separate accounts.  Management assesses performance and allocates resources for the management of these vehicles on a consolidated basis.

(c) Unaudited interim financial information

The interim consolidated financial statements as of and for the nine months ended September 30, 2007 and 2006 are unaudited. In the opinion of management, such information contains all adjustments necessary for a fair presentation of financial position, results of operations, and cash flows. The results for the interim periods are not necessarily indicative of full year results.

(d) Cash and cash equivalents

For purposes of the consolidated statement of cash flows, the Company considers money market instruments with remaining maturities of less than ninety days at acquisition to be cash equivalents.

The cash flows statement reflects changes in the cash balances. Cash balances from discontinued operations are reflected as assets of discontinued operations on the statement of financial position.

(e) Marketable securities

Through 2006, the Company considered securities owned to be trading inventory, and carried at fair value. Accordingly, changes in fair value were recorded in net gain (loss) on marketable securities in the consolidated statement of income.

Effective 2007, marketable securities have been classified as available for sale and carried at fair value. All material holdings are valued by reference to externally available market prices. Unrealized changes in fair value are recorded in other comprehensive income.

Realized gains and losses are computed on a specific identification basis. Interest income is recorded as earned.

(f) Foreign-currency transactions

Assets and liabilities denominated in foreign currencies are translated to the Company’s functional currency (US dollars) at rates prevailing at the reporting date.  Transactions are translated at average rates during the period.  Gains and losses arising from translation are reported in net gain (loss) on marketable securities in the consolidated statement of income.

(g) Property and Equipment

The Company provides for depreciation of property and equipment based on the estimated useful lives of the assets using the straight-line method. Amortization of leasehold improvements is computed over the lesser of the economic useful life of the improvement or the remaining term of the lease.

Prior to 2006, the fixed assets and leasehold improvements used by the Company were owned by the Branch. The underlying depreciation and amortization relating to such assets were charged to the Company as occupancy and information technology expenses.

(h) Investment management fees

Investment management fees are generally calculated as a percentage of assets under management and are recorded as the related services are performed.

Julius Baer Americas Inc. and Subsidiaries
Notes to Consolidated Financial Statements

(i) Compensation plans

Certain employees of the Company participate in deferred compensation plans. Deferred compensation is recorded based on amounts vested. Assets of funded plans are reported in marketable securities at fair value. Unrealized gains and losses on the unvested portion of these assets are reported in net gain (loss) on marketable securities for 2004, 2005 and 2006. In 2007, unrealized gains and losses on available for sale securities are recorded in other comprehensive income.

Certain employees of the Company have a profits interest in JBIM which entitles them to 30% of the profits, as defined in the operating agreement.  The costs of this plan are expensed currently on an accrual basis.

The Company records the obligation of its largest deferred compensation plan as a liability, at fair value, following the requirements of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

(j) Retirement plans

The Company sponsors two defined contribution retirement plans for employees, a 401(k) plan and qualified and non-qualified retirement plans. Costs under the plans are accrued when benefits are earned.

The Company’s contribution to the plans totaled $1.4 million for the year ended December 31, 2006, and $1.2 million and $0.9 million for the nine months ended September 30, 2007 and 2006, respectively. Prior to 2006, employees of the Company and its subsidiaries participated in the plans, but the plans were sponsored by an affiliate. The Company and its subsidiaries were allocated a portion of the costs in 2005 and 2004 (see Note 4).

(k) License and management fees

The Company pays its Parent fees for management and licensing of its brand name under the terms of a service level agreement. Fees are accrued based on the terms of the agreement.

(l) Income taxes

Deferred taxes are recognized for the future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Although valuation allowances may be established, when necessary, to reduce the amounts expected to be realized, there were no deferred tax asset valuation allowances at December 31, 2005 and 2006 and September 30, 2007.

(m) Earnings per share

Basic earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period. As there are no common stock equivalents, fully diluted earnings per share are equivalent to basic earnings per share.

(n) Discontinued operations

The Company reflects assets and liabilities, revenues and expenses (including income tax expenses), and cash flows of discontinued operations separately in the related financial statements.  Income taxes are allocated to discontinued operations based on the Company’s consolidated effective tax rate, adjusted for any material tax attributes related solely to the discontinued operation.  Tax assets and liabilities are not allocated to discontinued operations. The Company’s taxes are filed

Julius Baer Americas Inc. and Subsidiaries
Notes to Consolidated Financial Statements

on a consolidated basis. Tax liabilities are not separately identifiable, and all material deferred tax benefits relate to continuing operations.

(o) Out-of-period adjustment

Investment management fees for 2004 include $2.2 million of fees related to 2003 and prior. These fees represent cumulative revenues that had not been reflected on an accrual basis in 2003 and prior. Management believes these to be immaterial.

(3) Discontinued Operations

The Company withdrew its broker-dealer registration during 2006 after determining that it no longer would receive benefits from the registration in excess of the costs incurred in maintaining it. Accordingly, the results of the broker-dealer operations have been classified as discontinued operations in 2006, and the results for 2005 and 2004 recast accordingly. The Company’s broker-dealer activities included primarily related party activities in the periods through the first quarter of 2005. The Company executed and cleared transactions for customers of the Branch, on an omnibus basis. A majority of the Company’s commission revenues in those periods was derived from these activities. Commissions were recognized on a settlement date basis, which did not differ materially from trade date. The Branch, in addition to allocating administrative expenses to the Company, also allocated certain operational costs of clearing securities to the Company under the terms of a service level agreement.

Summary financial information relating to discontinued operations follows.

Income statement
	Years ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007

Revenue	$26,120,400	$21,090,400	$7,101,100	$6,778,100	$—
Income (loss) before income taxes	(6,406,300)	(4,853,000)	599,700	(179,800)	—
Income tax (benefit) expense	(3,010,300)	(2,215,400)	295,300	(67,700)	—
Income from discontinued operations, net of taxes	(3,396,000)	(2,637,600)	304,400	(112,100)	—

(4) Related Party Activity

The Company engages in transactions with affiliates as a part of its business. Compensation for, and expenses of, these transactions are governed by agreements among the parties. These transactions are summarized below:

•	JBIM derives revenue from advising sponsored registered investment companies. Amounts earned from such activity, which are reported in investment management fees, are as follows:

September 30, 2007 (nine months)	$199,435,700
September 30, 2006 (nine months)	136,225,800
December 31, 2006	189,982,200
December 31, 2005	145,000,000
December 31, 2004	73,400,000

Fees receivable and accrued fees from sponsored funds are as follows:

September 30, 2007	$25,360,000
December 31, 2006	20,101,900
December 31, 2005	15,818,600

Julius Baer Americas Inc. and Subsidiaries
Notes to Consolidated Financial Statements

•
JBFM introduces foreign exchange transactions to the Bank.  The Bank compensates JBFM for these services under the terms of a transfer pricing arrangement.  JBFM began operations in December 2005 and earned $1.3 million under the agreement for the month.  In 2006, revenues under the agreement totaled $9.2 million.  For the nine month periods ended September 30, 2006 and 2007, revenues were $7.3 million and $7.7 million.

•
The Company held investments in Julius Baer registered investment companies totaling $2.4 million and $4.7 million, respectively, at December 31, 2006 and September 30, 2007 in an account related to a funded deferred compensation arrangement. Unrealized gains on the investments totaled $284,600 in 2006 and $381,000 in the nine months ended September 30, 2007.

•
The Company allocates to affiliates both direct and indirect expenses for occupancy (including rent and depreciation), information technology and support systems costs (including depreciation), administration, and management, under the terms of service level agreements with affiliates. In 2006, the Company allocated $2.6 million to unconsolidated affiliates under the terms of such agreements. For the nine months ended September 30, 2007 and 2006, comparable amounts were $3.1 million and $1.7 million, respectively. Such amounts are reflected in the consolidated statement of income primarily under allocated administrative expenses.

•
During 2005 and 2004, the Company and its subsidiaries were allocated direct and indirect expenses (including rent and depreciation) by the Branch under the terms of a similar service level agreement. The Branch allocated $9.3 million and $6.9 million to the continuing operations of the Company and its subsidiaries during 2005 and 2004, respectively. As the property and equipment used by the Company were owned by the Branch, the amortization and depreciation associated with the assets were classified as occupancy and information technology expenses in the consolidated statements of income. Other allocated expenses are reflected in the income statement as allocated administrative expenses.

•	The discontinued operations of the Company and its subsidiaries comprised significant related party activity. These activities are discussed in more detail above in Discontinued Operations (Note 3).

•
The Company sponsors two defined contribution retirement plans for the benefit of its employees. Prior to 2006, these plans were sponsored by the Branch. The Company was allocated $0.8 million and $0.8 million by the Branch in 2005 and 2004, respectively.

•
JBIM maintained a London branch through June, 2004. An affiliate charged JBIM administrative expenses and rent for this branch under the terms of a service level agreement. In 2004, JBIM was charged $5.6 million for administrative services by the affiliate and $0.3 million for rent.

•
The Company pays the Parent fees for management and licensing under the terms of a service level agreement. These fees comprise license and management fees on the income statement.  They are computed based on revenues. They are accrued during the year and settled annually.

•	In January 2006, fixed assets owned by an affiliate were purchased for $9.2 million by the Company. In addition, certain support staff formerly employed by the Branch were transferred to the Company.

Julius Baer Americas Inc. and Subsidiaries
Notes to Consolidated Financial Statements

(5) Marketable Securities, at Fair Value

Marketable securities available for sale as of September 30, 2007 consist of the following:

	Fair value	Amortized cost	Gross Unrealized gains (losses)
U.S. government and agency discount instruments	$97,600	$97,600	$—
U.S. government and agency instruments,
due within one year	62,761,200	62,462,100	299,100
due 5 - 10 years	1,539,000	1,525,200	13,800
due more than 10 years	3,980,000	4,040,000	(60,000)
Julius Baer registered investment companies	4,700,400	4,319,400	381,000
Other investments	10,000	10,000	—
	$73,088,200	$72,454,300	$633,900

Trading securities as of December 31, 2006 and 2005 consist of the following, at fair value:

	2005	2006
U.S. government and agency discount instruments	$32,432,000	$27,968,600
U.S. government and agency instruments	—	37,091,500
Julius Baer registered investment companies	—	2,372,100
Other investments	10,000	10,000
	$32,442,000	$67,442,200

The net gain on marketable securities of $286,800 in 2006 includes $341,400 unrealized gains on marketable securities. At September 30, 2006, net losses of $9,900 included $35,000 of unrealized gains. In 2005, net losses on securities were unrealized. There is no material difference between trade date and settlement date.

As a result of relinquishing its broker-dealer license, management determined that securities valued at $1.9 million should be transferred from discontinued operations to marketable securities.

At September 30, 2007, the Company classified all marketable securities as available for sale. Changes in unrealized gains of $633,900 are recorded in other comprehensive income.

(6) Property and Equipment

The major classifications of property and equipment are as follows:

	December 31, 2006	September 30, 2007
Furniture, fixtures and equipment	$4,508,600	$6,070,500
Leasehold improvements	9,954,700	10,103,600
Less: Accumulated depreciation and amortization	(5,280,000)	(6,684,600)
	$9,183,300	$9,489,500

Furniture and fixtures are depreciated over five years. Equipment is depreciated over three and five year periods. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining life of the lease. Depreciation expense is reported net of allocations to unconsolidated affiliates.

In January 2006, the Company acquired the fixed assets from the Branch at their net book value for cash.

Prior to 2006, fixed assets were owned by the Branch. In 2005 and 2004, the Branch allocated a portion of its depreciation and amortization expenses to the Company and its subsidiaries. These allocations were reported as occupancy and information technology expenses.

Julius Baer Americas Inc. and Subsidiaries
Notes to Consolidated Financial Statements

(7) Deferred Compensation

The Company maintains two deferred compensation plans for employees. One is a mandatory, funded, non-qualified plan (the “Funded Plan”). Amounts contributed to the plan vest over a three-year period. At December 31, 2006, assets of the Funded Plan totaled $2.4 million and vested amounts due to employees totaled $1.4 million. At September 30, 2007, assets and vested liabilities totaled $4.7 million and $1.6 million, respectively.

The Company also maintains an unfunded, non-qualified plan for certain employees (the “Unfunded Plan”). In addition to a fixed deferred compensation element, amounts due to employees are computed annually utilizing a model which is based on the average profitability of JBIM (as more fully described in the operating agreement) and the average price-earnings multiple of the common stock of the Parent. The benefits vest over a ten-year period ending in 2014. Expenses and liabilities under the Unfunded Plan are as follows:

	Fixed deferred compensation	Profit-based deferred compensation	Liabilities as of
September 30, 2007 (nine months)	1,051,500	59,404,000	134,682,300
September 30, 2006 (nine months)	1,052,100	33,376,600	60,321,500
December 31, 2006	1,402,000	46,932,000	74,226,800
December 31, 2005	1,401,800	23,557,000	25,892,800
December 31, 2004	934,000	—	934,000

Participants in the Unfunded Plan are also entitled to receive a 30% profits interest of JBIM, which is expensed currently.  The allocation of profits interests are as follows:

September 30, 2007 (nine months)	60,893,100
September 30, 2006 (nine months)	37,933,200
December 31, 2006	53,410,100
December 31, 2005	33,748,000
December 31, 2004	12,359,000

Total deferred compensation, including unvested balances, in the Unfunded Plan was $368 million and $250 million at December 31, 2006 and 2005, respectively, and $497 million at September 30, 2007. The total unvested deferred compensation in the Unfunded Plan was $293 million, $224 million, and $363 million, respectively, for the three periods referred to above. Certain events, including a change in control of the Company (such as an initial public offering), will cause the deferred compensation to become fully vested prior to the end of the stated vesting period.

(8) Commitments and Contingencies

The Company leases office space under a non-cancelable agreement that expires in June 2014. Minimum annual rental expenses under the lease at September 30, 2007 are as follows:

Year ending December 31,
2007	$2,391,300
2008	2,391,300
2009	2,391,300
2010	2,391,300
2011	2,391,300
2012-2014	5,978,300
$17,934,800

Julius Baer Americas Inc. and Subsidiaries
Notes to Consolidated Financial Statements

In addition to the minimum annual rentals, the lease also includes provisions for escalations. The lease provides for a rent holiday and leasehold improvement incentives. These concessions are recognized on a straight-line basis as reductions in rent expense over the term of the lease.

A portion of the annual rental expense is charged to affiliates which occupy portions of the space. Rent expense borne by the Company and its subsidiaries for the year ended December 31, 2006 was $2.1 million, and for the nine month periods ended September 30, 2007 and 2006 was $1.7 million in each year. Prior to 2006, the lease was held in the name of the Branch, which allocated rent expense to the Company under the terms of a service level agreement.

The Company has a severance policy covering employees terminated for reasons other than cause. In the event of an employee’s termination, the Company may incur a liability for pay and benefits continuation. The amount varies based on the employee’s level and length of service.

The Company has been named in certain litigation. In the opinion of management, the probability of an outcome from this litigation that is adverse to the Company is remote.

(9) Income Taxes

The components of income taxes for continuing and discontinued operations for the periods 2004 – 2007 are as follows:

	Year ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007
Current:
Federal	$9,454,300	$22,192,600	$38,940,600	$27,353,500	$45,112,000
State and local	4,959,900	13,766,600	23,170,600	16,042,400	25,567,600
	14,414,200	35,959,200	62,111,200	43,395,900	70,679,600
Deferred:
Federal	(620,500)	(7,245,700)	(14,739,800)	(10,480,500)	(18,847,700)
State and local	(176,100)	(4,500,900)	(7,958,300)	(5,352,100)	(8,718,700)
	(796,600)	(11,746,600)	(22,698,100)	(15,832,600)	(27,566,400)
Income taxes on continuing operations	13,617,600	24,212,600	39,413,100	27,563,300	43,113,200
Tax effect of discontinued operations -
Current	(3,236,900)	(2,482,000)	(235,700)	(327,200)	—
Deferred	226,600	266,600	531,000	259,500	—
Total	(3,010,300)	(2,215,400)	295,300	(67,700)	—
	$10,607,300	$21,997,200	$39,708,400	$27,495,600	$43,113,200

The Company computes its taxes using the asset and liability method. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Julius Baer Americas Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Net deferred tax assets comprise the following:

	December 31,		September 30,
	2005	2006	2007
Deferred tax assets
Deferred compensation	$12,877,000	$34,897,300	$61,925,000
Depreciation and amortization	—	617,800	916,700
Provisions and other	1,077,200	539,200	733,000
Total deferred tax assets	13,954,200	36,054,300	63,574,700
Less: valuation allowance	—	—	—
Deferred tax asset net of allowance	13,954,200	36,054,300	63,574,700
Deferred tax liability
Unrealized gains	(140,000)	(73,000)	(300,300)
Total deferred tax liability	(140,000)	(73,000)	(300,300)

Net deferred tax asset	$13,814,200	$35,981,300	$63,274,400

Management of the Company has not established a valuation allowance for its deferred tax asset because it believes that it is more likely than not the benefit will be realized. The Company’s analysis of recoverability is based on the future income streams that could be generated from its assets under management. The Company believes that it would be able to recover the deferred tax asset even with a significant decline in assets under management.

A reconciliation between the Federal statutory tax rate of 35 percent and the Company’s effective tax rates is as follows:

2004
Federal statutory rate	10,498,400	35%
State and local, net of federal benefit	3,119,200	10%
Taxes on income from continuing operations	13,617,600	45%

2005
Federal statutory rate	18,470,600	35%
State and local, net of federal benefit	5,742,000	11%
Taxes on income from continuing operations	24,212,600	46%

2006
Federal statutory rate	29,358,900	35%
State and local, net of federal benefit	10,054,200	12%
Taxes on income from continuing operations	39,413,100	47%

September 30, 2006
Federal statutory rate	20,398,700	35%
State and local, net of federal benefit	7,164,600	12%
Taxes on income from continuing operations	27,563,300	47%

September 30, 2007
Federal statutory rate	32,095,100	35%
State and local, net of federal benefit	11,018,100	12%
Taxes on income from continuing operations	43,113,200	47%

Permanent differences consist of the non-deductible portion of meals, entertainment, and gifts, and are not material to the reconciliation.

The effective tax rates of the discontinued operations do not differ materially from those of continuing operations.

JBIM is subject to the four percent New York City unincorporated business tax (“UBT”). In its 2006 UBT return filed in 2007, the Company reduced its accrued liability by $600,000, net of federal benefit, from its estimated liability as of December 31, 2006 because of a change in apportionment factors.

Julius Baer Americas Inc. and Subsidiaries
Notes to Consolidated Financial Statements

On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that the Company recognize in its consolidated financial statements the impact of a tax position when it is more likely than not that the tax position would be sustained upon examination by the tax authorities based on the technical merits of the position.  As a result of the implementation of FIN 48, the Company believes that in each case, it is more likely that not that the positions taken will be sustained, on their technical merits, upon audit.

The term unrecognized tax benefits in FIN 48 primarily refers to the difference between a tax position taken or expected to be taken in a tax return and the benefit measured and recognized in the financial statements in accordance with the guidelines of FIN 48. At the beginning of 2007, and at September 30, 2007, the Company did not have any unrecognized tax benefits.

The Company’s tax years 2004 to the present are open for audit. The Internal Revenue Service is auditing the Company’s 2005 tax year and New York State is auditing years 2000 through 2003 of a predecessor company of JBIM. Neither jurisdiction has proposed any material adjustments to the filed returns. The Company believes the resolution of the audits will not have a material effect on the consolidated financial position of the Company.

The Company expects, within the next twelve months, to replace the operating agreement governing the Unfunded Plan. The effect of such a change on the deferred tax asset, if any, is not known, and an estimate of the possible effect cannot be made.

(10) Recently Issued Accounting Pronouncements

In September, 2006, the Financial Accounting Standards Board (“FASB”) issued Statement 157, Fair Value Measurement (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements about fair value measurement. The Company does not expect the Statement to have a material effect on its consolidated financial position or results of operations.  The Statement is effective for financial assets and liabilities in 2008.

In February, 2007, FASB issued Statement 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure selected financial assets and liabilities at fair value, with unrealized gains and losses on such assets and liabilities reflected in income.  The Company will analyze the effect of this Statement, but does not expect it to have a material effect on the Company’s financial position or results of operations.  SFAS 159 will be effective for the Company in 2008.

In December, 2007, FASB issued Statement 160, Noncontrolling Interests in Consolidated Financial Statements. The Statement will be effective for the Company in 2009, and is to be applied prospectively. The Company will analyze the effect of this Statement. FASB also revised Statement No. 141, Business Combinations, in December, 2007. The Company will also analyze the effect of this Statement.

(11) Subsequent Event

In December, 2007, the foreign exchange operations of JBFM were transferred to the Parent. There was no gain or loss on the transfer. As a result of this decision, the foreign exchange operations of JBFM will be classified as discontinued operations for the year ended December 31, 2007, and prior results recast accordingly. JBFM’s revenues are derived from providing services to the Bank, for which it is compensated under the terms of a transfer pricing agreement.

Summary financial information relating to these operations follows.

Julius Baer Americas Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Income statement
	Years ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007
Revenue	$—	$1,342,000	$9,443,500	$7,343,900	$7,741,300
Expenses
Employee compensation and benefits	—	578,800	5,052,900	3,920,900	3,491,000
Marketing and distribution	—	168,100	97,000	64,300	21,200
General and administrative	—	411,400	2,468,400	1,761,900	1,689,900
Income before income taxes	—	183,700	1,825,200	1,596,800	2,539,200
Income tax expense	—	90,000	898,900	768,500	1,168,000
Income from operations, net of taxes	$—	$93,700	$926,300	$828,300	$1,371,200

JBFM commenced operations in December 2005, and as such there were no operations in 2004.

Assets and liabilities
	Years ended December 31,		Nine months ended September 30,
	2005	2006	2007

Assets	$2,547,100	$10,696,200	$2,718,600

Liabilities	2,064,000	2,724,600	1,887,300

Cash flows

	Year ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007

Net cash provided by (used in) foreign exchange operations	$—	$(483,100)	$(7,488,500)	$151,500	$7,140,300

   Shares

Artio Global Investors Inc.

Class A Common Stock

Goldman, Sachs & Co.

Merrill Lynch & Co.

Through and including         , 2008 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Artio Global Investors Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee. The following expenses will be borne solely by the Registrant.

Amount To Be Paid
Registration fee		$39,300
Financial Industry Regulatory Authority, Inc. filing fee		$75,500
NYSE listing fee		*
Blue Sky fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent’s fees		*
Miscellaneous		*
Total	$

* To be included by amendment

Item 14.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys fees). Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitations on liability for our directors.

The Registrant currently maintains liability insurance for its directors and officers. In connection with this offering, the Registrant will obtain additional liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15.  Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act.

Prior to this offering, shares of Class B common stock will be issued to the Principals in reliance upon the exemption from the registration requirement of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering and options will be granted to certain employees under our equity incentive plans in reliance upon the exemption for offers and sales of securities pursuant to certain compensatory benefit plans provided for by Section 4(2) of, or Rule 701 under, the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17.  Undertakings

The undersigned hereby undertakes:

(a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 12, 2008.

Julius Baer Americas Inc.

By:	/s/ Richard Pell
	Name:	Richard Pell
	Title:	Principal Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glen Wisher and Tony Williams, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Richard Pell	Principal Executive Officer and Director
Richard Pell		February 12, 2008
/s/ Francis Harte	Principal Financial and Accounting Officer
Francis Harte		February 12, 2008
/s/ Glen Wisher	Director
Glen Wisher		February 12, 2008
/s/ Tony Williams	Director
Tony Williams		February 12, 2008

EXHIBIT INDEX

Exhibit Number	Description

1	Form of Underwriting Agreement+
3.1	Form of Amended and Restated Certificate of Incorporation of Artio Global Investors Inc.+
3.2	Form of Amended and Restated Bylaws of Artio Global Investors Inc.+
4.1	Form of Class A Common Stock Certificate+
5	Opinion of Davis Polk & Wardwell+
10.1	Form of Second Amended and Restated Limited Liability Company Agreement of Artio Global Holdings LLC+
10.2	Registration Rights Agreement+
10.3	Exchange Agreement+
10.4	Tax Receivable Agreement+
10.5	Transition Services Agreement+
10.6	Investment Advisory Agreement dated May 1, 2006 by and between Julius Baer Investment Funds and Julius Baer Investment Management LLC*
10.7	Shareholders Agreement+
16.1	Letter of PricewaterhouseCoopers LLP re: change in certifying accountant
21	Subsidiaries of the Registrant+
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3	Consent of Davis Polk & Wardwell (included in Exhibit 5)
24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to Julius Baer Investment Funds’ registration statement on Form N-1A (registration nos. 33-47507 and 811-6652) Exhibit 99.(D) filed with the SEC on July 24, 2006.

+	To be filed by amendment.